                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)

            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)



[X]  Filed by the Registrant      [ ] Filed by a party other than the Registrant

Check the appropriate box:


[X]  Preliminary Proxy Statement


[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))


[ ]  Definitive Proxy Statement


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              Eye Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


 [X] No fee required


 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)   Title of each class of securities to which transaction applies:



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     2)   Aggregate number of securities to which transaction applies:



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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1)  Amount Previously Paid:

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              4)  Date Filed:

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



                              EYE TECHNOLOGY, INC.

                -----------------------------------------------



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD                     , 1998
                                 --------------------


                -----------------------------------------------


         The Annual Meeting of Stockholders ("Annual Meeting") of Eye Technology, Inc. (the "Company") will be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on ___________________, 1998, at 10:00 a.m., local time. At the Annual Meeting, stockholders will consider and vote upon the following proposals:

         1. To elect four (4) directors to hold office until the next Annual Meeting.

         2. To amend the Company's Certificate of Incorporation to change the corporate name of the Company to "Star Scientific, Inc."


         3.   To approve the Company's 1998 Stock Option Plan.

         4. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000, with such additional authorized shares to be available for (i) conversion of the Company's Series B Convertible Preferred Stock issued in connection with the "reverse acquisition" of the Company by Star Tobacco and Pharmaceuticals, Inc. in February 1998; conversion of other outstanding shares of the Company's Series B Convertible Preferred Stock and of outstanding shares of the Company's Class A Preferred Stock; (ii) exercise of employee and director stock options and outstanding warrants, and (iii) future financings and such other corporate purposes as may be determined by the Board of Directors.

         5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


         Stockholders of record at the close of business on __________________, 1998 will be entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof.


                                   By Order of the Board of Directors,


                                   David P. Sheets
                                   President and Chief Executive Officer
Petersburg, Virginia
           , 1998
-----------

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SHARES TO WHICH IT RELATES ARE VOTED AT THE MEETING.

                              EYE TECHNOLOGY, INC.

             -----------------------------------------------------


                                 PROXY STATEMENT

             -----------------------------------------------------





                                                , 1998
                           ---------------------

                                TABLE OF CONTENTS


                                                                                                       Page
                                                                                                       ----
INTRODUCTION............................................................................................1

RECORD DATE AND SHARE OWNERSHIP.........................................................................1

VOTING   ...............................................................................................1

PROPOSAL NO. 1--ELECTION OF DIRECTORS...................................................................2
         Information with Respect to Nominees...........................................................2
         Vote Required; Recommendation of the Board of Directors........................................3
         Board Meetings and Committees..................................................................3
         Committee Interlocks and Insider Participation.................................................4
         Remuneration of Directors......................................................................4

PROPOSAL NO. 2--PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
         TO CHANGE CORPORATE NAME TO "STAR SCIENTIFIC, INC."............................................4

PROPOSAL NO. 3--ADOPTION OF 1998 STOCK OPTION PLAN......................................................4
         Vote Required; Recommendation of Board of Directors............................................5
         Interest of Management in the Plan.............................................................5
         Summary of the Plan............................................................................5
         Tax Information................................................................................7
         Insufficient Authorized Shares of Common Stock.................................................8

PROPOSAL NO. 4--PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
         TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
         FROM 10,000,000 TO 100,000,000 ................................................................8
         Interest of Management in the Proposal........................................................10
         The Transaction...............................................................................10
         Events Leading to the Reverse Acquisition.....................................................10
         Reasons for the Reverse Acquisition...........................................................12
         Interests of Certain Persons in the Reverse Acquisition.......................................12
         No Fairness Opinion...........................................................................13
         Accounting Treatment..........................................................................13
         Tax Consequences..............................................................................14
         Management After the Reverse Acquisition......................................................14
         Restrictions on Resale of Securities..........................................................14
         Appraisal and Dissenters' Rights..............................................................14
         Market for Common Stock and Related Stockholder Matters.......................................14

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS..................................................15
         Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997........................16
         Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 1997.17
         Notes to Pro Forma Condensed Consolidated Financial Statements................................18

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR
         SIX-MONTH PERIOD ENDED JUNE 30, 1998..........................................................20
         Condensed Consolidated Balance Sheet as of June 30, 1998......................................20
          Condensed Consolidated Statements of Operations For Six-Month Periods
               Ended June 30, 1998 and 1997............................................................21

         Condensed Consolidated Statements of Cash Flows For Six-Month Periods
              Ended June 30, 1998 and 1997..............................................................22
          Notes to Condensed Consolidated Financial Statements..........................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS............................................................26
         Overview.......................................................................................26
         Results of Operations for the Six Months Ended June 30, 1998 Compared to Six Months
              Ended June 30, 1997.......................................................................26
         Liquidity and Capital Resources................................................................27
         Year 2000 Issues...............................................................................28

STAR MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................................28
         Results of Operations for Year Ended December 31, 1997 Compared to
              Year Ended December 31, 1996..............................................................29
         Financial Condition and Liquidity..............................................................30

ETI MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................................30
         Results of Operations for Year Ended December 31, 1997 Compared to
              Year Ended December 31, 1996..............................................................30
         Liquidity and Capital Resources................................................................31

MANAGEMENT..............................................................................................32
         Executive Officers.............................................................................32
         Compensation Summary...........................................................................32
         Option Exercises and Year-End Values...........................................................33
         Employment Contracts and Change of Control Arrangements........................................33
         Other Information..............................................................................33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................34

BUSINESS OF STAR........................................................................................35
         History and Introduction.......................................................................35
         Proprietary Technology and Related Products....................................................35
         Smoking Cessation Products.....................................................................36
         Conventional Cigarette Business................................................................39
         License Agreement..............................................................................40
         Patents and Proprietary Rights.................................................................41
         Government Regulation..........................................................................42
         Litigation/Product Liability...................................................................44
         Facilities.....................................................................................45
         Employees......................................................................................45
         Compensation Summary...........................................................................45
         Certain Transactions...........................................................................46

BUSINESS OF ETI.........................................................................................46
         General........................................................................................46
         Products of ETI................................................................................47
         Sales and Marketing............................................................................47
         Competition....................................................................................48
         Transaction with Ophthalmic Innovations International, Inc.....................................48
         FDA Regulation.................................................................................48
         Research and Development.......................................................................49
         Product Liability..............................................................................49

         Raw Materials..................................................................................49
         Patents, Trademarks, and Licenses..............................................................50
         Employees......................................................................................50
         Properties.....................................................................................50
         Legal Proceedings..............................................................................50
         Certain Transactions...........................................................................51
         Principal Executive Office.....................................................................51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.................................................51

INDEPENDENT AUDITORS....................................................................................51

STOCKHOLDER PROPOSALS...................................................................................51

SOLICITATION............................................................................................52

OTHER BUSINESS..........................................................................................52

ANNUAL REPORT...........................................................................................52

INDEX TO FINANCIAL STATEMENTS..........................................................................F-1

                                  INTRODUCTION


         This Proxy Statement is furnished in connection with the Annual Meeting of Stockholders of Eye Technology, Inc. (the "Company") to be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on _______________, ______________ 1998, at 10:00 a.m.,
local time, for the purposes set forth in the accompanying notice. By executing and returning the enclosed Proxy, you authorize the person named in the enclosed Proxy to represent you and vote your shares at the Annual Meeting. This Proxy Statement is first being sent or given to stockholders on or about _________, 1998.


                         RECORD DATE AND SHARE OWNERSHIP


         Stockholders of record at the close of business on __________, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 9,669,740 shares of Common Stock outstanding and approximately 583 stockholders of Common Stock of record; 250 shares of Class A Convertible Preferred Stock (the "Class A Preferred Stock") outstanding and one stockholder of Class A Preferred Stock of record; and 13,756 shares of Series B Convertible Preferred Stock outstanding (the "Series B Preferred Stock") and ten stockholders of Series B Preferred Stock of record.


                                     VOTING

         Except as otherwise provided by Delaware law, the holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock vote as a single class. Each holder of Common Stock is entitled to one vote for each share held on the Record Date. Each holder of Class A Preferred Stock is entitled to 80 votes for each share held on the Record Date. Each holder of Series B Preferred Stock is entitled to 500 votes for each share held on the Record Date. Consequently, as of the close of business on the Record Date, the holders of Common Stock had 9,669,740 votes, the holders of Class A Preferred Stock had 20,000 votes and the holders of Series B Preferred Stock had 6,915,500 votes, representing approximately 58.4%, 0.1% and 41.5%, respectively, of the combined voting power of all such securities, voting as a single class. Holders of Common Stock, Class A Preferred Stock, and Series B Preferred Stock do not have cumulative voting rights.


         Stockholders may vote in person or by proxy at the Annual Meeting. A proxy may be revoked in writing at any time before it is exercised at the Annual Meeting by written notice of revocation executed and delivered to the Secretary or by executing and delivering a later-dated proxy to the Secretary. Attendance at the Annual Meeting will not be effective to revoke the proxy, unless written notice of revocation also has been given to the Secretary before the proxy is exercised or you vote your share in person at the Annual Meeting.



         The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock taken together as a single class. If a quorum is not present, the stockholders entitled to vote who are present at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.



         In accordance with the Company's Bylaws, the directors will be elected by a plurality of the votes cast by the holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting. In accordance with Delaware corporate law, the approval of the proposed amendment to the Company's Certificate of Incorporation to change the corporate name requires a majority of the votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class. In accordance with the Company's Bylaws, the approval of the Company's 1998 Stock Option Plan requires a majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting. In accordance with Delaware corporate law, the approval of the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires a majority of the outstanding votes of the Common Stock, voting as a separate class, and a majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class.

         For purposes of establishing a quorum, abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of proposal 1, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For purposes of the approval of proposals 2 and 4, the proposed amendments to the Company's Certificate of Incorporation, both abstentions and broker non-votes will have the same effect as votes against the proposed amendments. For purposes of the approval of proposal 3, abstentions will have the same effect as votes against this proposal, and broker non-votes will not have any effect on the outcome of the vote.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


         At the Annual Meeting, four directors will be elected by the stockholders of the Company to serve until the next Annual Meeting and until their successors are elected and qualified.



         Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each class serves for a three-year term. The term of office of the first class expires at the annual meeting of stockholders to be held in 1999 (Class One), the term of office of the second class expires at the annual meeting of stockholders to be held in 2000 (Class Two) and the term of office of the third class expires at the Annual Meeting (Class Three). David P. Sheets and Robert J. DeLorenzo, M.D., Ph.D. currently serve as Class Three directors, Malcolm L. "Mac" Bailey currently serves as the Class One director, and there are no Class Two directors. Each incumbent director was appointed by the remaining members of the Board of Directors at different dates in 1998. The stockholders are being requested at the Annual Meeting to elect a director for each class as follows: Malcolm L. "Mac" Bailey, Class One; Jonnie R. Williams, Class Two; Robert J. DeLorenzo, Class Three; and David P. Sheets, Class Three.


         Because the Board is divided into classes, only those directors in a single class may be changed in any one year. Consequently, changing a majority of the Board would generally require two years. Having a classified Board, which may be regarded as an "anti-takeover" provision, may make it more difficult for the Company's stockholders to change the majority of directors and thus have the effect of maintaining the continuity of management.


         The Bylaws specify that the size of the Board of Directors is fixed from time to time by action of the Board of Directors, or if the number is not fixed, the number shall be three. The number of directors currently fixed by the Board of Directors is four.


INFORMATION WITH RESPECT TO NOMINEES


         Set forth below are the names, ages and positions of the nominees, as well as certain information furnished by them as to their business experience for the last five years, and the years in which Messrs. Bailey, DeLorenzo and Sheets first became directors of the Company, as of the Record Date. None of the incumbent Directors has been previously elected by the stockholders. Messrs. Bailey, DeLorenzo and Sheets were appointed by the Board of Directors to fill vacancies caused by resignations.




                                                                Director             If Elected, Term as
                  Name                         Age               Since                 Director Expires
                  ----                         ---              --------             -------------------
Malcolm L. "Mac" Bailey                         55              May 1998                     1999
                                                                                         (Class One)
Jonnie R. Williams                              43                 -
                                                                                             2000
                                                                                         (Class Two)

Robert J. DeLorenzo, M.D., Ph.D.                50           February 1998                   2001
                                                                                        (Class Three)

David P. Sheets                                 52              May 1998                     2001
                                                                                        (Class Three)



         David P. Sheets has served as President and Chief Executive Officer of the Company since May 1998. From July 1996 to November 1997, he was Vice President and Chief Financial Officer of Tri-Valley Growers, a manufacturer of canned fruits and vegetables, and from April 1995 to July 1996, he was Executive Vice President and Chief Financial Officer of Liggett Group, Inc., a manufacturer of tobacco products. From 1984 to December 1994, Mr. Sheets held various executive positions with R.J. Reynolds and its subsidiaries, including its U.S. and international tobacco products companies and its Planters-Lifesavers subsidiary, a snack food and confectionary products company.



         Jonnie R. Williams has been Director of Product Development and Director of Marketing of Star since 1994. Mr. Williams is a principal stockholder of the Company and, until February 6, 1998, when the company acquired all of the capital stock of Star, was a principal stockholder of Star. While not holding a position as director or other officer position of the Company or Star, Mr. Williams exercises significant control over, and spends substantial amounts of business time to, the affairs of the Company and Star, and is considered a key executive and a controlling person of the Company. Since the late 1980's, Mr. Williams has been owner and President of Jonnie R. Williams Venture Capital Company, an entity engaged in providing venture capital financing to start-up businesses. In January 1994, Mr. Williams entered into a consent agreement with the Securities and Exchange Commission. Without admitting or denying any allegations, he paid an amount representing profits from trading in the securities of Spectra Pharmaceutical Services, Inc. and agreed to be enjoined from future violations of Section 10(b) and 13(d) and Rules 10b-5 and 13d-2 of the Securities Exchange Act of 1934, as amended. In December 1993, Mr. Williams entered into a similar decree and paid an amount relating to the same matter to the Securities Division of the Commonwealth of Massachusetts.


         Robert J. DeLorenzo, M.D., Ph.D. has served as the
Neurologist-in-Chief, Medical College of Virginia Hospitals, Professor and Chairman, Neurology, Medical College of Virginia ("MCV"), Professor, Biochemistry and Molecular Biophysics, MCV, Professor, Pharmacology and Toxicology, MCV, and Director, Molecular Neurobiology Laboratories, MCV, for more than five years.

         Malcolm L. "Mac" Bailey has been the owner and President of Golden Leaf Tobacco Company, a tobacco leaf dealer, and owner and President of S&M Brands, Incorporated, a manufacturer of cigarettes, for more than five years. Mr. Bailey is also President of the Virginia Agricultural Growers Association, a trade association which includes approximately 85% of the tobacco farms in Virginia.


         Mr. Sheets' employment agreement as President and Chief Executive Officer requires his nomination to serve as a director of the Company. The Company believes it is appropriate that its President and Chief Executive Officer serve as a director of the Company.



         The Company believes that as a controlling stockholder and key executive of the Company, Mr. Williams is qualified to serve as a member of the Board of Directors. The Company believes that Dr. DeLorenzo and Mr. Bailey have the experience, knowledge of the tobacco industry (Mr. Bailey) and the pharmaceutical industry (Dr. DeLorenzo) and qualifications to serve as members of the Board of Directors. The Company believes that their election will enhance the Board of Directors.


VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS


         In order to be elected, a nominee must receive the vote of a plurality of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.


BOARD MEETINGS AND COMMITTEES

         The Board of Directors did not hold any meetings during 1997.

         The Board of Directors intends to establish an Audit Committee and a Compensation Committee comprised of two independent directors. The functions of the Audit Committee will be to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors and to review with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. Members of the Audit Committee will be appointed annually by the Board of Directors. If elected to the Board, Dr. DeLorenzo and Mr. Bailey are expected to be appointed to serve on the Audit Committee.

         The Compensation Committee will be responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's stock option plan. Members of the Compensation Committee will be appointed annually by the Board of Directors. If elected to the Board, Dr. DeLorenzo and Mr. Bailey are expected to be appointed to serve on the Compensation Committee.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All decisions relating to the compensation of executive officers for the year ended December 31, 1997 were made by the Board of Directors, acting as a whole. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

REMUNERATION OF DIRECTORS

         Directors receive no compensation for their services as directors. They are reimbursed for their expenses.


                                 PROPOSAL NO. 2


               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
               TO CHANGE CORPORATE NAME TO "STAR SCIENTIFIC, INC."



         The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Star Scientific, Inc."



         The Company desires to change the name of the Company from Eye Technology, Inc. to Star Scientific, Inc. in order to align the Company's name with the business of Eye Technology, Inc.'s wholly-owned subsidiary, Star Tobacco and Pharmaceuticals, Inc. and the Company's emphasis on its proprietary technology to prevent the formation in tobacco of tobacco-specific nitrosamines.


         In accordance with Delaware corporate law, if approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting. Assuming this proposal is adopted, it will not be necessary for stockholders to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the new name will be issued.


         A majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting, is required to approve the amendment to the Certificate of Incorporation to change the name of the Company to Star Scientific, Inc. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY.



                                 PROPOSAL NO. 3

                       ADOPTION OF 1998 STOCK OPTION PLAN

         The Company believes it is desirable for stockholders to approve the 1998 Stock Option Plan (the "Plan") in order to provide an effective method of recognizing contributions to the success of the Company by executive officers, key employees, consultants and nonemployee directors. The Company also believes that its ability to grant stock options is critical to its success in attracting and retaining experienced and qualified employees.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS


         A majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting is required to approve the adoption of the 1998 Stock Option Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1998 STOCK OPTION PLAN.



INTEREST OF MANAGEMENT IN THE PLAN



         The Company has granted nonqualified stock options under the Plan for 1,000,000 shares to the Company's President and Chief Executive Officer, who is also a Director, at a price of $2.00 per share. Such options vest over the two-year period of his employment agreement. See "Management--Employment Contracts and Change of Control Arrangements."


SUMMARY OF THE PLAN


         Purpose. The purposes of the Plan are to provide additional incentives to those executive officers, key employees, consultants and nonemployee directors of the Company and its subsidiaries whose substantial contributions are essential to the continued growth and success of the Company's business, to strengthen their commitment to the Company and its subsidiaries, to motivate those executive officers, key employees, nonemployee directors and consultants to perform their assigned responsibilities faithfully and diligently, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company.


         Incentive and Nonqualified Stock Options. The Plan permits the granting of stock options that either qualify as incentive stock options ("Incentive Stock Options" or "ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or do not so qualify ("Nonqualified Stock Options" or "NSOs").

         Eligibility. The Plan provides that NSOs may be granted to executive officers, key employees, consultants and nonemployee directors of the Company or any subsidiary of the Company. ISOs may be granted only to employees, including executive officers and directors who are employees, of the Company or any subsidiary of the Company.


         Number of Shares Subject to Stock Options. The maximum number of shares of Common Stock that may be issued upon exercise of options granted under the Plan is 4,000,000.



         The term of each option is fixed by the administrator but may not exceed ten years from the date of grant in the case of ISOs or five years from the date of grant in the case of ISOs granted to a holder of Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a "10% Stockholder"). When the fair market value of shares subject to ISOs first exercisable in one calendar year is greater than $100,000, the excess options shall be treated as NSOs. For these purposes, fair market value is determined on the date of grant, and ISOs shall be taken into account in the order in which they were granted. The administrator determines the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator.



         Option Price. The option exercise price for each share covered by an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of such option. In the case of ISOs or NSO's granted to a 10% Stockholder, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option. For so long as there exists a public market for the Company's Common Stock, the fair market value of a share of Common Stock shall be the last sales price for such stock on the last market trading day prior to the day of determination (or if no sales were reported on that date, on the last trading day on which sales were reported) on the stock exchange determined by the administrator to be the primary market for the Common Stock or the Nasdaq National Market whichever is applicable or if the Common Stock is not traded on any such exchange or natural market system, the average of the closing bid and asked prices of the Common Stock on the Nasdaq Smallcap Market for the day prior to the time of determination as reported in The Wall Street Journal, or, in the absence of an established market, as determined by the administrator in good faith.

         Consideration. The consideration to be paid for shares issued upon exercise of options granted under the Plan, including the method of payment, is determined by the administrator (and, in the case of ISOs, determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) shares of Common Stock including withholding of shares otherwise deliverable on exercise of the option, which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares being purchased, or (4) any combination of the foregoing methods.


         Miscellaneous Provisions. Under the Plan, in the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option shall terminate immediately. If an optionee retires in good standing for reasons of age (but not due to a total and permanent disability), the option will be exercisable for three months following such retirement, but only to the extent it was exercisable at the date of such retirement and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated as a result of the optionee's total and permanent disability, the option will be exercisable for twelve months following such termination, but only to the extent it was exercisable at the date of termination and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated by reason of the optionee's death, the option will be exercisable by the optionee's estate or successor for twelve months following death, but only to the extent it was exercisable at the date of death and to the extent that the term of the option has not expired.

         All options granted under the Plan are evidenced by a stock option agreement between the Company and the optionee to whom such option is granted. Options granted to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are subject to any additional restrictions applicable to options granted to such persons in compliance with Rule 16b-3 of the Exchange Act.


         Nontransferability of Options. Options granted pursuant to the Plan are nontransferable by the optionee, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee.


         Adjustment Upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the Plan and the price per share covered by each outstanding option.


         Change of Control. In the event of a Change in Control, (i) all options outstanding on the date of such Change in Control shall become immediately and fully exercisable and (ii) an optionee will be permitted to surrender for cancellation within 60 days after such Change in Control any option or portion of any option to the extent not yet exercised, and the optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of NSOs, the greater of (1) the fair market value, on the date preceding the date of surrender, of the shares subject to the option or portion thereof surrendered or (2) the adjusted fair market value of the shares subject to the option or portion thereof surrendered, or (B) in the case of an ISO, the fair market value, at the time of surrender, of the shares subject to the option or portion thereof surrendered, over (y) the aggregate purchase price of such shares under the option; provided, however, that in the case of an option granted within six months prior to the Change in Control to any optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender for cancellation such optionee's option during the 60-day period commencing upon the expiration of six months from the date of grant of any such option. A Change of Control is defined under the Plan as (i) the acquisition (other than from the Company) by any "Person" (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities; or (ii) the individuals who, immediately after the 1998 annual meeting of stockholders of the Company, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; or (iii) approval by the shareholders of the Company of (a) a merger or consolidation involving the Company if the Company's shareholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 70% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; provided, however, a Change in Control shall not be deemed to occur solely because 20% or more of the combined voting power of the Company's then outstanding securities is acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any Subsidiary or any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.



         Adjusted fair market value is defined in the Plan as the greater of (i) the highest price per share of Common Stock paid to stockholders in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest fair market value of a share of Common Stock during the 90-day period ending on the date of a Change of Control.


         Liquidation, Dissolution, Merger or Consolidation. Subject to the provisions regarding a Change of Control, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), all outstanding options shall continue in effect in accordance with their respective terms and each optionee shall be entitled to receive in respect of each share subject to any outstanding options, as the case may be, upon exercise of any option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share was otherwise entitled to receive in the Transaction in respect of a share.


         Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan so long as the rights of any optionee will not be impaired by such amendment, suspension or termination. The Plan will terminate on September 1, 2008, unless earlier terminated by the Board. To the extent necessary and desirable to comply with applicable state and federal laws and the Code, the Company shall obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as required.


         Administration. The Plan provides for administration by the Compensation Committee of the Board, which shall consist of two or more "outside directors." Subject to the other provisions of the Plan, the administrator has the authority to determine the employees, nonemployee directors or consultants to whom, and the time or times at which, options are granted, the number of shares to be represented by each option and the other terms and conditions of such option. The interpretation and construction of any provision of the Plan by the administrator shall be final and binding.


         For information on the market value of the underlying shares of Common Stock see "Proposal No. 4 - Market for Common Stock and Related Stockholder Matters."


TAX INFORMATION

         Options granted under the Plan may be either ISOs or NSOs.

         An optionee who is granted an ISO will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule of measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Stockholder of the Company.

         Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

         Options that do not qualify as ISOs are referred to as NSOs. An optionee will not recognize income at the time an NSO is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of an NSO by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of an NSO.

         Upon resale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.


INSUFFICIENT AUTHORIZED SHARES OF COMMON STOCK



         There is currently insufficient shares of authorized Common Stock available for issuance on the exercise of options granted or to be granted under the Plan. The availability of a sufficient number of shares of authorized Common Stock for issuance upon exercise of the options is dependent upon stockholder approval of the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares from 10,000,000 to 100,000,000. See "Proposal No. 4."


                                 PROPOSAL NO. 4


    PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
 OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 100,000,000, WITH SUCH ADDITIONAL SHARES TO BE AVAILABLE FOR: (i) CONVERSION OF THE COMPANY'S SERIES B
   PREFERRED STOCK ISSUED IN CONNECTION WITH THE "REVERSE ACQUISITION" OF THE
       COMPANY BY STAR TOBACCO AND PHARMACEUTICALS, INC. IN FEBRUARY 1998; CONVERSION OF OTHER OUTSTANDING SHARES OF THE COMPANY'S SERIES B PREFERRED
    STOCK AND OF OUTSTANDING SHARES OF THE COMPANY'S CLASS A PREFERRED STOCK,
      (ii) EXERCISE OF EMPLOYEE AND DIRECTOR STOCK OPTIONS AND OUTSTANDING WARRANTS, AND (iii) FUTURE FINANCINGS AND SUCH OTHER CORPORATE PURPOSES AS MAY
                     BE DETERMINED BY THE BOARD OF DIRECTORS



          The Board of Directors has recommended an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000, with such additional authorized shares to be available for (i) conversion of the Company's Series B Preferred Stock issued in connection with the "reverse acquisition" of the Company by Star Tobacco and Pharmaceuticals, Inc. ("Star") in February 1998; conversion of other outstanding shares of the Company's Series B Preferred Stock and of outstanding shares of the Company's Class A Preferred Stock; (ii) exercise of employee stock options and outstanding warrants, and (iii) future financings and other corporate purposes as may be determined by the Board of Directors. As of the close of business on the Record Date, there were 9,669,740 shares of Common Stock issued and outstanding. Approval of this proposal is necessary to give effect to the transfer of control over matters governed by the holders of Common Stock, as contemplated by the Stock Exchange Agreement, dated February 6, 1998, between the Company and the holders of all of the outstanding Common Stock of Star.



         The Board of Directors believes that it is in the best interests of the stockholders to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance for appropriate corporate purposes. Of the additional shares of authorized Common Stock, 20,000 shares will be reserved for the issuance of Common Stock upon conversion of the Class A Preferred Stock, approximately 45,119,680 shares will be reserved for the issuance of Common Stock upon conversion of the Series B Preferred Stock, 4,000,000 shares will be reserved for issuance of Common Stock upon exercise of options which may be granted under the Company's Plan, including outstanding options to purchase 1,000,000 shares, and 850,000 shares will be reserved for issuance of Common Stock upon exercise of warrants now outstanding. The additional shares of Common Stock proposed to be authorized will be identical to the outstanding shares of Common Stock. For further information regarding the number of shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock outstanding and the respective number of votes per share, see "Record Date and Share Ownership" and "Voting."



         The holders of Series B Preferred Stock have advised the Company of their intent to convert an aggregate of 13,756 shares of Series B Preferred Stock, representing all of the outstanding shares of Series B Preferred Stock, into 45,119,680 shares of Common Stock (3,280 shares of Common Stock per share of Series B Preferred Stock) upon the adoption of this amendment, representing 82.4% of the then outstanding shares of Common Stock.



         The Board of Directors believes that the availability of the additional shares of authorized Common Stock is essential to provide the Company the ability to raise additional capital, to develop the Company's proprietary technology, and to attract and retain key personnel. It will also permit the elimination of the dividend payment to holders of Series B Preferred Stock, thereby conserving the Company's cash flow, as well as permit the elimination of the liquidation preference of the Series B Preferred Stock.



         The Board of Directors has made no agreement or arrangement to issue any of the shares for which approval is sought, other than the issuance of Common Stock upon conversion of the Class A Preferred Stock and the Series B Preferred Stock and upon exercise of outstanding options and warrants. In accordance with Delaware corporate law, the additional shares of Common Stock to be authorized pursuant to the proposed amendment may be issued by the Company without the expense and delay of a special stockholders' meeting. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock. Frequently, opportunities arise that require prompt action, and the Company believes that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.


         Dilution. The issuance of 45,118,720 shares of Common Stock upon conversion of the Series B Preferred Stock will have an immediate effect on existing stockholders' ownership of Common Stock, which will decline from 100% to 17.6%. To the extent that additional authorized shares are issued in the future, except in the case of a stock split or stock dividend, such issuances will further dilute existing stockholders' percentage ownership of Common Stock. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding ownership of Common Stock.


         Anti-Takeover Effect. The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult (even if it is favorable to the interests of stockholders) and affect voting rights of persons seeking to obtain control of the Company. The classification of the Board of Directors, the authorization of the "blank-check" preferred stock and the provisions in the Company's Certificate of Incorporation that prohibit stockholder action by written consent, require vacancies on the Board to be filled only by the remaining directors, permit only the Board of Directors by resolution approved by a majority of the directors to call special meetings of stockholders, and require an 80% stockholder vote to remove directors and amend the Company's Certificate of Incorporation may also have the effect of delaying, deferring or preventing a change in control of the Company.



         Class Voting. Existing holders of Common Stock currently have the ability to reject any matter which under Delaware law requires the approval of a majority of the shares of Common Stock, voting as a separate class. The existing holders of Common Stock will lose their ability to reject any such matters if this proposal is approved. These matters include amendments to the Company's Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of Common Stock, increase or decrease the par value of such shares, or alter adversely the powers, preferences or rights of such shares. requiring a separate class vote by holders of Common Stock and the approval of a merger or dissolution of the Company. If the proposal to increase the number of authorized shares of Common Stock is adopted and all of the Series B Preferred Stock is converted into shares of Common Stock, the former stockholders of Star will have the ability to approve all matters submitted to holders of Common Stock, voting as a separate class.


         In accordance with Delaware corporate law, if approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting.


         A majority of the outstanding votes of Common Stock, voting as a separate class, and a majority of the Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, present and entitled to vote at the Annual Meeting, are required to approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000. NEITHER THE APPROVAL NOR THE REJECTION OF THIS PROPOSAL IS A SUBSEQUENT CONDITION TO, OR AN EVENT OF TERMINATION OF, THE "REVERSE ACQUISITION" OF THE COMPANY BY STAR, OR A CONDITION SUBSEQUENT TO, OR AN EVENT OF REDEMPTION OF, THE SERIES B PREFERRED STOCK. THE REJECTION OF THIS PROPOSAL WOULD ENABLE EXISTING HOLDERS OF COMMON STOCK TO RETAIN CLASS RIGHTS AND PREVENT AN IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR OWNERSHIP OF COMMON STOCK. THE REJECTION

OF THIS PROPOSAL WOULD, HOWEVER, SUBSTANTIALLY IMPAIR THE ABILITY OF THE COMPANY TO OBTAIN ADDITIONAL FUNDS FOR THE DEVELOPMENT OF ITS PROPRIETARY TECHNOLOGY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 100,000,000.


         BECAUSE THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED COMMON STOCK WILL BE USED, IN PART, FOR THE CONVERSION OF THE SERIES B PREFERRED STOCK ISSUED IN CONNECTION WITH THE "REVERSE ACQUISITION" OF EYE TECHNOLOGY, INC. ("ETI") BY STAR, HOLDERS OF COMMON STOCK ARE URGED TO CONSIDER CAREFULLY THE FOLLOWING INFORMATION, INCLUDING BUSINESS OF STAR, BUSINESS OF ETI, THE PRO FORMA FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROXY STATEMENT.


INTEREST OF MANAGEMENT IN THE PROPOSAL



         Executive officers and directors of the Company since the Reverse Acquisition own in the aggregate 11,895 shares of Series B Preferred Stock, which are convertible into 39,015,600 shares of Common Stock only if this proposal is approved. See "Security Ownership of Certain Beneficial Owners and Management." In addition, the Company has granted nonqualified stock options under the Plan for 1,000,000 shares to the Company's President and Chief Executive Officer at a price of $2.00 per share. Such options vest over the two-year period of his employment agreement. These options are exercisable for shares of Common Stock only if this proposal is approved.


THE TRANSACTION

         On February 6, 1998, the Company issued 13,831 shares of Series B Preferred Stock, convertible into 45,365,680 shares of Common Stock of the Company, in exchange for all of the capital stock of Star in a "reverse acquisition" (the "Reverse Acquisition"). Upon consummation of the Reverse Acquisition, Star became a wholly-owned subsidiary of ETI and the former stockholders of Star acquired Series B Preferred Stock constituting approximately 90% of the total number of shares of Common Stock calculated on a fully diluted basis and approximately 58% of the combined voting power of the Company's securities and acquired the ability to approve all matters submitted to a vote of stockholders of the Company, except for those matters which under Delaware law require the approval of holders of the majority of the outstanding shares of Common Stock, voting separately as a class. The holders of Series B Preferred Stock are entitled to receive dividends of $150 per share annually out of earnings, if any. Upon liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive $3,000 per share, plus all declared and unpaid dividends, prior to any distribution or payment to holders of Common Stock. The Company may redeem the Series B Preferred Stock on or after December 31, 2022, at $3,000 per share, plus all declared and unpaid dividends. Each share of Series B Preferred Stock is convertible at any time at the option of the holder into 3,280 shares of Common Stock. Each holder of Series B Preferred Stock is entitled to 500 votes per share and certain class voting rights on matters relating to the Series B Preferred Stock.


         The business of Star consists primarily of (a) the development of proprietary technology for the curing of tobacco to prevent the formation of certain carcinogens, known as tobacco-specific nitrosamines ("TSNA's"), otherwise present in tobacco and tobacco smoke, (b) the development of products utilizing tobacco which has been cured pursuant to the Company's proprietary process described above, and (c) the manufacture and sale of cigarettes and little cigars. The business of Star accounted for approximately 74% of the Company's consolidated tangible assets at June 30, 1998 and approximately 95% of the Company's consolidated revenues at June 30, 1998 for the quarter then ended. See "Business of Star" and "Star Management's Discussion and Analysis of Financial Condition and Results of Operations."


         In connection with the Reverse Acquisition, the Company acquired indirect ownership of all of Star's property, plant and equipment, consisting primarily of cigarette production facilities, including buildings, equipment and inventory, located in Petersburg, Virginia. See "Business of Star."

EVENTS LEADING TO THE REVERSE ACQUISITION





         During 1997, Star's controlling shareholders, Jonnie R. Williams and Francis E. O'Donnell, Jr., M.D., and its Chief Executive Officer and counsel, Samuel P. Sears, Jr., had numerous discussions concerning the future financing of Star, particularly for the purpose of financing research and development activities relating to Star's proprietary technology for the curing of tobacco so as to prevent the formation of certain carcinogens known as tobacco-specific nitrosamines. In January 1998, those discussions focused on the possibilities of entering into a "reverse acquisition" transaction with a corporation whose securities were publicly-traded, such as ETI. Messrs. Williams, O'Donnell and Sears were familiar with the operations and financial condition of ETI. In 1985, Mr. Williams and Dr. O'Donnell had been early-stage investors in ETI, and Dr. O'Donnell had briefly served on its Board of Directors in 1985 and 1986. Mr. Sears had been a Director and the Secretary of ETI from 1985 until the time of the Reverse Acquisition and had served as its outside general counsel during that time, but did not represent ETI in connection with the Reverse Acquisition.


         During the week of January 19, 1998, Mr. Williams telephoned Robert J. Fitzsimmons, the Chief Executive Officer of ETI, and proposed that ETI enter into a "reverse acquisition" transaction with the shareholders of Star (hereinafter "Williams/O'Donnell") by which Williams/O'Donnell would obtain approximately 90% of the capital stock of ETI, and Star would become a wholly-owned subsidiary of ETI. Mr. Fitzsimmons indicated his individual and preliminary approval to such a transaction.

         During the period of January 26-28, 1998, Mr. Sears, representing Williams/O'Donnell, and Mr. Fitzsimmons had numerous telephone conversations regarding the specific terms and conditions of the proposed transaction. The principal conditions to be satisfied before any definitive agreement could be reached were Williams/O'Donnell's conditions that: (a) certain creditors of ETI, including persons and entities who had unresolved claims against ETI, would agree to settlements satisfactory to Williams/O'Donnell; (b) all outstanding stock options of ETI would be terminated in exchange for shares of Common Stock of ETI in amounts satisfactory to Williams/O'Donnell; (c) certain accrued liabilities for compensation due Mr. Fitzsimmons, as well as other present and past employees and accrued legal fees due Mr. Sears, would be satisfied by the issuance of Common Stock in amounts satisfactory to Williams/O'Donnell; (d) Mr. Fitzsimmons would agree that his personal loans to ETI would be satisfied by the issuance of Common Stock in amounts satisfactory to Williams/O'Donnell; (e) because ETI did not have sufficient authorized shares of Common Stock to permit Williams/O'Donnell to obtain approximately 90% of the total issued and outstanding shares of capital stock of ETI following the transaction, ETI would authorize a new series of preferred stock which would be converted into shares of Common Stock once shareholder authorizations were obtained for an increase in the number of authorized shares of Common Stock; and (f) upon consummation of the reverse acquisition, Star's designees would be elected as directors and officers of ETI.

         On January 29, 1998, Mr. Sears and outside counsel to Williams/O'Donnell met in Minneapolis, Minnesota, with outside counsel to ETI. The subject matter of the meeting was the proposed structure of the Reverse Acquisition, due diligence and documentation, as well as procedures by which satisfaction of certain of the conditions imposed by Williams/O'Donnell, as described above, would be addressed.

         During the period of January 28 through February 5, 1998, Messrs. Sears and Fitzsimmons, and outside counsel of ETI spoke with some of the creditors of ETI regarding a settlement of their claims against ETI. Also during this period, Mr. Sears and Mr. Fitzsimmons had several telephone discussions regarding a settlement of amounts due to Mr.
Fitzsimmons by ETI.

         On February 3, 1998, outside counsel for Williams/O'Donnell presented a first draft of documentation to outside counsel for ETI. Shortly thereafter, Mr. Sears, on behalf of Williams/O'Donnell, suggested various changes to the documentation. Outside counsel to Williams/O'Donnell then sent revised documentation to outside counsel for ETI.

         On February 5, 1998, Mr. Sears advised Mr. Fitzsimmons that it appeared likely that the various conditions imposed by Williams/O'Donnell to the proposed reverse acquisition transaction would be met to the satisfaction of Williams/O'Donnell and that the parties should prepare for execution of the documentation. On that same day, the three-member Board of Directors of ETI, together with outside counsel to ETI, held a meeting by telephone conference call. With Mr. Sears, a director of ETI, abstaining from voting on any matters relating to the proposed reverse acquisition, the remaining members of the Board, Mr. Fitzsimmons and Larry Leiske, M.D., unanimously approved the Reverse Acquisition.

         On February 6, 1998, a definitive agreement was executed by the shareholders of Star and by ETI, and shares of Series B Preferred Stock were issued to those shareholders in exchange for all of the outstanding capital stock of Star.

REASONS FOR THE REVERSE ACQUISITION



         During 1996, 1997 and early 1998 until the date of the Reverse Acquisition, ETI's financial condition and business prospects became increasingly precarious. Its intraocular lens business was continuing to decline during this period with few prospects for improvement unless significant working capital funds could be obtained. In addition, various steps which ETI had taken in previous years to augment its intraocular business, most notably an investment in corneal topography technology and the acquisition of rights to microlamellar keratomileusis equipment, had proven unsuccessful and in fact had compounded ETI's negative cash flow situation.



         During the period referred to above, ETI management investigated possibilities for various transactions which would alleviate ETI's financial condition and/or provide a base of operation from which positive cash flow might be generated. Management investigated, for example, the following: the sale of its interest in corneal topography technology; the sale of its rights to microlamellar keratomileusis equipment; the acquisition or development of rights to manufacture "soft" intraocular lens; the licensing of rights to its intraocular lens technology; the sale of capital stock in private placements; institutional borrowings; and various business combinations. ETI was unsuccessful in all of these endeavors except for the licensing of certain rights to Ophthalmic Innovations International, Inc. (see "Business of ETI-Transaction With Ophthalmic Innovations International, Inc."), which transaction did not provide ETI with funds to alleviate sufficiently its financial condition.



         In determining whether to enter into the proposal from Star for the Reverse Acquisition, ETI's Board of Directors gave consideration to the unsuccessful efforts of ETI, as described above, to effect transactions by which ETI's financial condition and business prospects would be enhanced. The Board was aware, moreover, that several creditors were pressing for payment, including creditors who had initiated lawsuits and, in one case, was threatening to enforce a judgment that ETI could not satisfy from its cash position. ETI's Board believed that the only feasible alternative to the Star proposal was a filing under Chapter 7 or Chapter 11 of the Federal Bankruptcy Code. The Board believed further that any such filing would most probably result in a complete loss of shareholder value.



         The purpose of the Reverse Acquisition for ETI, therefore, was to give its stockholders, following several years of substantially declining stockholder value, the opportunity to participate through equity ownership in the development and commercialization of new technology. Star is the exclusive worldwide licensee of proprietary technology for the curing of tobacco to prevent the formation of tobacco-specific nitrosamines, which are generally considered by chemists to be the most abundant and powerful carcinogens in tobacco and tobacco smoke. In addition, Star has developed several pharmaceutical products containing tobacco with potential applications for smoking cessation purposes, and it has filed investigational new drug applications with the United States Food and Drug Administration with respect to its pharmaceutical products. A further purpose for ETI to enter into the Reverse Acquisition was management's belief that an affiliation with Star would stabilize an otherwise precarious financial condition. See Consolidated Financial Statements of Eye Technology, Inc.



         The purpose of the Reverse Acquisition for Star was to gain access to the public securities markets and to facilitate equity financings.


INTERESTS OF CERTAIN PERSONS IN THE REVERSE ACQUISITION

         On the date of the Reverse Acquisition, February 6, 1998, ETI owed Robert J. Fitzsimmons, Chairman of the Board, President and Chief Executive Officer of ETI, the sum of $172,500 plus accrued interest of approximately $50,000 for loans provided by Mr. Fitzsimmons in March 1994 and April 1995.

         During a period of approximately two years prior to February 6, 1998, due to shortages of working capital of ETI, Mr. Fitzsimmons did not receive payments of compensation to which he was entitled under the terms of his employment agreement. See "Management" elsewhere in this Proxy Statement. At February 6, 1998, the total amount of such accrued, but unpaid compensation was approximately $240,000.

         On February 6, 1998, Mr. Fitzsimmons and ETI were parties to an employment agreement which had originally been entered into in 1989 and been amended and extended in 1994. The expiration date of the agreement was October 31, 1999. Mr. Fitzsimmons' employment agreement provided for an annual salary of $192,000 and contained provisions by which Mr. Fitzsimmons would be entitled to receive a cash payment equal to 299.99% of his salary in the event his employment were terminated following a "change-in-control," as defined in the agreement.

         In February 1994, ETI issued to Mr. Fitzsimmons a stock option to acquire 150,000 shares of Common Stock at $0.50 per share. The option was due to expire on February 28, 1999. On February 6, 1998, 50,000 of such shares were exercisable and options to purchase 100,000 shares were exercisable only upon satisfaction of certain conditions which had not yet occurred.

         On February 6, 1998, as a result of the Reverse Acquisition, ETI agreed to issue to Mr. Fitzsimmons a total of 887,500 shares of Common Stock of ETI in consideration for (i) cancellation of indebtedness of ETI to Mr. Fitzsimmons for unpaid compensation and for the loans of Mr. Fitzsimmons to ETI in the aggregate amount of $378,950, (ii) the mutual termination of Mr. Fitzsimmons' employment contract with ETI, and (iii) cancellation of options held by Mr. Fitzsimmons to purchase shares of Common Stock of ETI, as described above.


         On February 6, 1998, Samuel P. Sears, Jr. was a Director, Chairman and Chief Executive Officer of Star. He was also a Director and the Secretary of ETI. From February 6, 1998 to May 19, 1998, Mr. Sears served as Chairman and CEO of the Company. Since Mr. Sears was Chairman and Chief Executive Officer of Star , upon the closing of the Reverse Acquisition, Mr. Sears assumed the positions of Chairman and Chief Executive Officer of ETI. In addition, Mr. Sears had acted as outside general counsel to ETI since 1985. At that date, ETI was indebted to Mr. Sears in the amount of $56,332 for legal services provided during the years 1994-1996. In addition, Mr. Sears held a stock option, which had been issued in 1993, to acquire 50,000 shares of Common Stock of ETI at $.50 per share. The option was due to expire on January 31, 2001.


         On February 6, 1998, as a result of the Reverse Acquisition, ETI issued to Mr. Sears 225,300 shares and 15,000 shares, for a total of 240,300 shares of Common Stock of ETI, in consideration for, respectively, the release of indebtedness to Mr. Sears for legal fees and the termination of the stock option.


         ETI did not solicit a vote of stockholders on the Reverse Acquisition in order to avoid the expense and delay in doing so. Under Delaware corporate law, neither a fairness opinion from a financial adviser nor stockholder approval was required for the Reverse Acquisition or the issuance of the Series B Preferred Stock.



NO FAIRNESS OPINION



         The number and structure of shares of capital stock of ETI issued to the shareholders of Star in the Reverse Acquisition were determined by negotiation between the parties. ETI did not obtain a "fairness opinion" from an independent financial advisor with respect to the fairness of the financial terms of the Reverse Acquisition. The ETI Board of Directors did not believe that such an opinion was necessary because of the precarious financial condition of the Company discussed above under "Reasons for the Reverse Acquisition." Moreover, ETI did not have available to it sufficient funds with which to pay for a meaningful fairness opinion. Directors who voted upon the Reverse Acquisition did not have any particular expertise in financial matters which would qualify either of them as experts in financial matters. The Board believed, however, that any risks associated with proceeding with the Reverse Acquisition without an independent fairness opinion were outweighed by the risks to stockholders of the alternatives then available to ETI, as set forth under "Reasons for the Reverse Acquisition."


ACCOUNTING TREATMENT

         For accounting purposes, the exchange transaction was recorded as a "reverse acquisition," with Star as the accounting acquirer. In a "reverse acquisition," the accounting acquirer is treated as the surviving entity, even though ETI's legal existence does not change and the financial statements refer to ETI, not Star. The accounting acquirer treats the merger as a purchase acquisition. As a result, the Reverse Acquisition has been recorded using the historical cost basis for the assets and liabilities of Star, as adjusted, and the estimated fair value of ETI and its subsidiaries' assets and liabilities.

TAX CONSEQUENCES

         The Reverse Acquisition qualified for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Holders of Series B Preferred Stock recognized no gain or loss for federal income tax purposes as a result of the exchange of their shares of Star Common Stock for shares of Series B Preferred Stock. Effective February 6, 1998, Star has no longer been treated as a Subchapter S Corporation for tax purposes and is subject to corporate income taxes.

MANAGEMENT AFTER THE REVERSE ACQUISITION


         Upon consummation of the Reverse Acquisition, designees of Star became executive officers and directors of the Company. See "Management" and "Proposal No. 1."


RESTRICTIONS ON RESALE OF SECURITIES

         The issuance of shares of the Series B Preferred Stock by the Company pursuant to the Reverse Acquisition was not registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares, and any Common Stock issuable upon conversion of such shares, may not be publicly offered or sold, except pursuant to an effective registration statement or the availability of an exemption from the registration requirements of the Securities Act.

APPRAISAL AND DISSENTERS' RIGHTS

         Holders of the Company's Common Stock did not have appraisal or dissenters' rights under Delaware corporate law in connection with the Reverse Acquisition.




MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS


         The Common Stock of the Company is traded in the over-the-counter market and is quoted on the Electronic Bulletin Board under the symbol "EYTC." Set forth below are the high and low bid prices (which reflect prices between dealers and do not include retail markup, markdown or commission and may not represent actual transactions) for each full quarterly period during 1996 and 1997, as reported by the National Quotation Bureau. From time to time, during the periods indicated, trading activity in the Company's stock was infrequent. No dividends have ever been declared by the Company. As of July 15, 1998, there were approximately 570 record holders of the Company's Common Stock.


   Quarter Ended              High Bid                Low Bid
-------------------           --------               --------
    03-31-96                  $  0.125               $  0.125
    06-30-96                  $ 1.0625               $  0.125
    09-30-96                  $   0.75               $0.40625
    12-31-96                  $0.40625               $0.09375
    03-31-97                  $0.21875               $0.09375
    06-30-97                  $0.21875               $0.01563
    09-30-97                  $  0.035               $   0.01
    12-31-97                  $   0.01               $   0.01
    03-31-98                  $ 5.9375               $   0.01
    06-30-98                  $  5.625               $   3.00


         The closing bid and asked prices on February 5, 1998, the date preceding the date on which the Reverse Acquisition occurred, were $.01 and $.04, respectively. The closing bid and asked prices on September 1, 1998, were $2.875 and $3.125, respectively.



         Prior to the Reverse Acquisition, Star was a private company. Subsequent to the Reverse Acquisition, Star is a wholly-owned subsidiary of the Company.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

              Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)
                                December 31, 1997


         The following unaudited pro forma condensed consolidated financial statements reflect the February 6, 1998 merger of ETI and subsidiaries, a publicly-owned company, and Star, a privately-owned company. The pro forma balance sheet and statement of operations present the balance sheet as if the transaction occurred to correspond with the Companies' year end and the statement of operations as if the transaction occurred at the beginning of the year presented. For accounting purposes, the transaction is recorded as a reverse acquisition with Star as the accounting enquirer. In a reverse acquisition, the accounting enquirer is treated as the surviving entity, even though the registrant's legal existence does not change and the financial statements refer to ETI not Star. The accounting enquirer treats the merger as a purchase acquisition. As a result , the merger has been recorded using the historical cost basis for the assets and liabilities of Star as adjusted, and the estimated fair value of ETI and subsidiaries assets and liabilities. A further description of merger and pro forma adjustments follow the unaudited pro forma condensed consolidated financial statements.

         The unaudited pro forma condensed consolidated financial statements below should be read in conjunction with the following: the consolidated financial statements of ETI and its subsidiaries for the two years ended December 31, 1997, appearing on pages F-16 to F-25 of this Proxy Statement, and to ETI'S Management's Discussion and Analysis of Financial Condition and Results of Operations relating thereto appearing on pages 30-32 of this Proxy Statement; and to the financial statements of Star for the two years ended December 31, 1997, appearing on pages F2 through F-15 of this Proxy Statement, and to Star Management's Discussion and Analysis of Financial Condition and Result of Operations relating thereto appearing on pages 28-30 of this Proxy Statement.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.


                 Pro Forma Condensed Consolidated Balance Sheet

                                   (Unaudited)

                                December 31, 1997




                                                                         PRO FORMA          PRO FORMA
                  ASSETS                       ETI           STAR       ADJUSTMENTS       CONSOLIDATION
                  ------                   -----------    ----------    -----------       -------------
Current assets:
     Cash                                  $     3,243    $   10,929     $        -       $      14,172
     Accounts receivable                        52,214       775,168              -             827,382
     Inventories                               894,077       605,392              -           1 499,469
     Other current assets                        7,177        89,989              -              97,166

                  Total current assets         956,711     1 481,478              -           2,438,189
                                           -----------    ----------    -----------       -------------

Property and equipment, net                     48,514     2,415,632              -           2,464,146
                                           -----------    ----------    -----------       -------------

Other assets:
     Intangibles, net of amortization          193,793       157,557        748,445 (2)       1 099,795
     Other assets                               54,225        64,969              -             119,194
                                           -----------    ----------    -----------       -------------

                  Total other assets           248,018       222,526        748,445           1,218,989
                                           -----------    ----------    -----------       -------------


                                           $ 1,253,243    $4,119,636     $  748,445       $   6,121,324
                                           ===========    ==========     ==========       =============

Liabilities and Stockholders' Deficit

Current liabilities:
     Line of credit                        $         -    $1,294,138     $        -       $   1,294,138
     Current maturities of notes
      payable                                  452,638       647,947       (156,000)(1)         944,585
     Accounts payable                          478,348     2,375,903              -           2,854,251
     Federal excise taxes payable                    -       359,783              -             359,783
     Accrued expenses                        1,280,484        85,108       (310,782)(1)       1,054,810
                                           -----------    ----------    -----------       -------------

         Total current liabilities           2,211,470     4,762,879       (466,782)          6,507,567

Notes payable, less current
 maturities                                          -     1,099,242              -           1,099,242
                                           -----------    ----------    -----------       -------------

         Total liabilities                   2,211,470     5,862,121       (466,782)          7,606,809
                                           -----------    ----------    -----------       -------------

Commitments and contingencies

Redeemable preferred stock                     257,000             -            138 (2)         257,138
                                           -----------    ----------    -----------       -------------

Stockholders' deficit:
     Common stock                               34,352       383,557         12,388 (1)          46,740
                                                                           (383,557)(2)
     Additional paid-in capital              8,777,505     1,004,607        454,394 (1)       1,341,286
                                                                         (8,895,220)(2)
     Accumulated deficit                   (10,027,084)   (3,130,649)    10,027,084 (2)      (3,130,649)
                                           -----------    ----------    -----------       -------------

         Total stockholders' deficit        (1,215,227)   (1,742,485)     1,215,089          (1,742,623)
                                           -----------    ----------    -----------       -------------

                                           $ 1,253,243    $4,119,636    $   748,445       $   6,121,324
                                           ===========    ==========    ===========       =============

See notes to pro forma condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.


            Pro Forma Condensed Consolidated Statement of Operations

                                   (Unaudited)

                      For the Year Ended December 31, 1997



                                                                         PRO FORMA          PRO FORMA
                  ASSETS                       ETI          STAR        ADJUSTMENTS       CONSOLIDATION
                  ------                   ----------    -----------    -----------       -------------

Net sales                                  $1,333,431    $20,763,856    $         -       $  22,097,287

Cost of goods sold                            748,018     10,033,330              -          10,781,348

Excise taxes on products                            -      7,810,720              -           7,810,720

         Gross profit                         585,413      2,919,806              -           3,505,219
                                           ----------    -----------    -----------       -------------

Operating expenses:
     Marketing and distribution
      expenses                                197,422      1,111,420              -           1,308,842
     General and administrative
      expenses                                888,746      1,425,299        149,689 (3)       2,463,734
     Research and development                       -      2,134,656              -           2,134,656
                                           ----------    -----------    -----------       -------------

         Total operating expenses           1,086,168      4,671,375        149,689           5,907,232

         Operating loss                      (500,755)    (1,751,569)      (149,689)         (2,402,013)
                                           ----------    -----------    -----------       -------------

Other income (expenses):
     Other                                    331,140         21,073              -             352,213
     Interest expense                        (160,576)      (256,001)             -            (416,577)
                                           ----------    -----------    -----------       -------------

         Net other income
          (expense)                           170,564       (234,928)             -             (64,364)
                                           ----------    -----------    -----------       -------------

         Net loss                          $ (330,191)   $(1,986,497)   $  (149,689)      $  (2,466,377)
                                           ==========    ===========    ===========       =============

Pro forma presentation applicable
 to conversion from S corporation
 to C corporation:
     Net loss before pro forma
     income tax expense                    $ (330,191)   $(1,986,497)                     $  (2,466,377)
     Pro forma income tax expense                   -              -                                  -
                                           ----------    -----------                      -------------

         Pro forma net loss                $ (330,191)   $(1,986,497)                     $  (2,466,377)
                                           ==========    ===========                      =============

Pro forma basic loss per
 common share                              $     (.10)   $    (9,932)                     $        (.53)
                                           ==========    ===========                      =============

Weighted average number of
 shares                                     3,435,190            200                          4,673,990
                                           ==========    ===========                      =============


See notes to pro forma condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.


         Notes to Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)



A.       Description of Merger:

         On February 6, 1998, ETI and subsidiaries, a publicly-owned company entered into a stock exchange agreement with Star, a privately-owned company. Under the agreement, Star exchanged all of its common stock for 13, 831 shares of series B convertible voting preferred stock, par value $0.01 per share. When converted this stock would equal 45,367,251 shares of common stock, approximately 90% of the outstanding common stock of ETI and subsidiaries as of the transaction date. These potential common shares have not been included in the pro forma basic loss per common share calculation as it would be antidilutive.

         At the time of the transaction there were no active markets for ETI stock. Thus, management relied on the fair value of the assets received and liabilities assumed to determine fair value. While an independent appraisal was not performed, management believes that based on its knowledge of the business and industry , the Company's assets and liabilities are stated at estimated fair value. The excess of liabilities assumed over assets acquired amounted to $748,445 and was assigned to goodwill.

         The preliminary allocation of the purchase price adjusting to fair value the assets and liabilities ETI is based upon estimates that are currently available and may be subject to change based upon final numbers. The pro forma presentation does not necessarily reflect the results of operations as if these two companies had operated as a single entity.

         The preliminary allocation of purchase price is as follows:



                  Consideration and liabilities assumed:
                       Fair value of stock                                              $        -
                       Liabilities assumed, including redeemable preferred stock         2,001,688
                                                                                        ----------

                                                                                         2,001,688

                  Allocated to:
                       Tangible assets acquired                                         $1,059,450
                        Purchase Technology                                                193,793
                        Goodwill                                                           748,445
                                                                                        ----------

                                                                                        $2,001,688
                                                                                        ==========

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES
                                       AND
                       STAR TOBACCO & PHARMACEUTICALS INC.

         Notes to Pro Forma Condensed Consolidated Financial Statements
                                   (Unaudited)

B.       Pro Forma adjustments:


         The following is a description and summary of the pro forma adjustments for the consolidated balance sheet:


                                                                                       DR (CR)
                                                                                    ------------
         (1)      Notes payable                                                     $    156,000
                  Accrued expenses                                                       310,782
                  Common stock                                                           (12,388)
                  Additional paid-in capital                                            (454,394)

                  To record issuance of 1,238,800 shares of common stock used to reduce a related party note payable and various accrued expenses as part of the stock exchange agreement.

         (2)      Goodwill                                                          $    748,445
                  Common stock                                                           383,557
                  Additional paid-in capital                                           8,895,220
                  Redeemable preferred stock                                                (138)
                  Accumulated deficit                                                (10,027,084)

                  To record purchase accounting adjustments based upon terms of the transaction in accordance with Accounting Principles Board
                  Statement No. 16.

         The pro forma adjustment associated with the consolidated statement of operations is as follows:

                  Goodwill amortization                                             $    149,689

                  To record amortization of goodwill based upon a 5-year life.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES


                      CONDENSED CONSOLIDATED BALANCE SHEET


                                   (UNAUDITED)



                  ASSETS                          JUNE 30, 1998
                  ------                          -------------
Current assets:
         Cash                                      $    13,367
         Accounts receivable                           736,804
         Inventories                                 1,654,248
         Other current assets                          143,239
                                                   -----------
                  Total current assets               2,547,658

Property and equipment, net                          1,655,737

Other assets:
         Intangibles, net of amortization            1,017,454
         Other assets                                  118,172
                  Total other assets                 1,135,626
                                                   $ 5,339,021

         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
         Notes payable - current                   $ 1,380,339
         Accounts payable                            3,733,537
         Accrued expenses                            1,136,051
                                                   -----------
                  Total current liabilities          6,249,927

Notes payable, less current maturities                 809,086
                  Total liabilities                  7,059,013

Commitments and contingencies

Redeemable preferred stock                              25,000

Stockholders' deficit:
         Preferred stock                                   168
         Common stock                                   71,698
         Additional paid-in capital                  3,103,101
         Accumulated deficit                        (4,919,959)
                                                   -----------
                  Total stockholders' deficit       (1,744,992)
                                                   $ 5,339,021
                                                   ===========


See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                   (UNAUDITED)

                                                   SIX MONTHS ENDED
                                                   JUNE 30,
                                                           1998               1997
                                                        ------------      ------------
Net sales                                               $  6,837,765      $ 11,909,260
Cost of goods sold                                         3,053,965         5,710,139

Excise taxes on products                                   2,954,950         4,333,709
                                                        ------------      ------------

     Gross profit                                            828,850         1,865,412
                                                        ------------      ------------

Operating expenses:

     Marketing and distribution expenses                     569,058           564,427

     General and administrative expenses                   1,185,003           780,399

     Research and development                                702,058           521,398
                                                        ------------      ------------

         Total operating expenses                          2,456,119         1,866,224
                                                        ------------      ------------

         Operating income (loss)                          (1,627,269)             (812)

Other income (expenses):

     Other                                                  (298,536)           15,830

     Interest expense                                       (157,111)         (119,128)
                                                        ------------      ------------

         Income (loss) before extraordinary item          (2,082,916)         (104,110)

Extraordinary gain from extinguishment of debt               293,606                --
                                                        ------------      ------------
   (no applicable income taxes)

     Net income (loss)                                  $ (1,789,310)     $   (104,110)
                                                        ============      ============

Basis and diluted earnings (loss) per common share:

     Income (loss) before extraordinary item            $       (.36)     $       (521)

     Extraordinary item                                 $        .05      $         --

     Net income (loss)                                  $       (.31)     $       (521)

Weighted average number of shares                          5,850,000               200
                                                        ============      ============



See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                   (UNAUDITED)



                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                              --------
                                                                      1998             1997
                                                                      ----             ----
Operating activities:
     Net loss                                                     $(1,789,310)     $  (104,110)
     Adjustments to reconcile net loss to
       net cash provided (used) by operating activities:
         Depreciation and other non-cash charges                      660,802          211,735
         Extraordinary gain from extinguishment of debt              (293,606)              --
         (Increase) decrease in current assets                       (116,305)       1,017,672
         (Decrease) increase in current liabilities                 1,055,531         (540,110)
                                                                  -----------      -----------
             Net cash provided (used) by operating activities        (482,888)         585,187
                                                                  -----------      -----------

Investing activities:
     Purchases of property and equipment                              (98,500)            (432)
     Purchases of intangible assets                                      (460)              --
     Proceeds from sale of property and equipment                     175,000               --
                                                                  -----------      -----------
             Net cash provided (used) by investing activities          76,040             (432)
                                                                  -----------      -----------

Financing activities:
     Proceeds from notes payable                                       48,500          137,972
     Proceeds from capital contribution                             1,488,679               --
     Payments on notes payable                                     (1,127,893)        (644,996)
     Stockholder distributions                                             --          (77,401)
                                                                  -----------      -----------
             Net cash provided (used) by financing activities         409,286         (584,425)
                                                                  -----------      -----------

Increase in cash                                                        2,438              330
Cash, beginning of period                                              10,929           10,584
                                                                  -----------      -----------
Cash, end of period                                               $    13,367      $    10,914
                                                                  ===========      ===========
Cash paid for:
     Interest                                                     $   140,631      $   126,887


See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES


           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                 FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                   (UNAUDITED)




                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                         --------
                                                                  1998           1997
                                                                  ----           ----
Non-cash investing and financing activities:
     Repayment of related party note payable with
        related party note receivable                          $       --     $  759,439
     Conversion of related party note payable to equity        $       --     $  923,499
     Conversion of redeemable preferred stock to equity        $  232,000     $       --
     Notes payable reduced by proceeds from equipment sale     $  255,000     $       --
     Issuance of common stock as compensation                  $   90,900     $       --

     Acquisition:
         Fair value of assets acquired                         $1,237,238     $       --
         Liabilities assumed                                    2,001,688             --
                                                               ----------     ----------

             Excess assigned to goodwill                       $  764,450     $       --
                                                               ==========     ==========


See notes to condensed consolidated financial statements.

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


   A. Basis of presentation:

      The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.


      The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.


   B. Description of acquisition:

      On February 6, 1998, the Company and its subsidiaries entered into a stock exchange agreement with the shareholders of Star. Under the agreement, Star's shareholders exchanged all of their common stock for 13,831 shares of Series B Preferred Stock, par value $.01 per share. When converted this stock would equal 45,365,680 shares of common stock, approximately 90% of the outstanding common stock of the Company and its subsidiaries as of the transaction date.


      APB No. 16, paragraph 70 states that presumptive evidence of the acquiring corporation in combinations effected by an exchange of stock is obtained by identifying the former common stockholder interest of a combining company which either retain or receive the larger portion of the voting rights in the combined corporation. That corporation should be treated as the acquirer unless other evidence clearly indicates that another corporation is the acquirer. As the former stockholders of Star hold the larger portion of the voting rights of the combined corporation, the transaction has been recorded as a reverse acquisition with Star as the accounting acquirer. In a reverse acquisition, the accounting acquirer is treated as the surviving entity, even though the registrant's legal existence does not change. The accounting acquirer treats the merger as a purchase acquisition. As a result, the merger has been recorded using the historical cost basis for the assets and liabilities of Star, as adjusted, and the estimated fair value of the Company's and its subsidiaries assets and liabilities. The excess of the Company's and its subsidiaries' liabilities assumed over assets acquired amounts to $764,450 and was assigned to goodwill which is being amortized over five years on a straight-line basis.

      The results of operations of Eye Technology, Inc. and Subsidiaries are included in the accompanying condensed consolidated financial statements from the date of acquisition.


      The following summarized pro forma information assumes the acquisition had occurred as of January 1, 1997.



                                      SIX MONTHS ENDED
                                          JUNE 30,
                                    1998               1997
                                    ----               ----
Net sales                       $  6,896,658      $ 12,643,903
Operating loss                  $ (1,657,388)     $   (178,203)
Net loss                        $ (1,824,426)     $    (51,432)
Earnings (loss) per shares:
         Basic and diluted      $       (.26)     $       (.01)

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES


         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   (UNAUDITED)


   C. Income taxes:

      Effective February 6, 1998, Star is no longer treated as an S Corporation for tax purposes and will be subject to corporate income taxes. If the Company had been subject to corporate income taxes during 1997 and through February 6, 1998, it would not have any current income tax liability due to its operating losses. Star would have a deferred income tax asset resulting from the net operating losses and a deferred income tax liability resulting primarily from temporary differences in depreciation. A valuation allowance would have been established to fully reserve the excess of the deferred tax asset over the deferred tax liability due to the uncertainty of the utilization of the operating loss carryforward.

   D. Extraordinary item:


      During the first quarter of 1998, the Company recognized an extraordinary gain of $293,606 as the result of negotiated settlements with various vendors for trade accounts payable. There was no income tax effect on the transactions.


   E. Earnings (loss) per common share:


      Earnings (loss) per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes the dilutive effect of potential common shares outstanding. The Company's potential common shares outstanding are from preferred stock. Basic and diluted earnings (loss) per share were the same in 1998 because all potential common shares were antidilutive.


   F. Related party transactions:


      During the first quarter of 1998, a total of $167,355 was advanced to Jonnie R. Williams. These advances were repaid during the second quarter of 1998.



   G. Subsequent events:

      The Company maintained a $1.5 million revolving line of credit pursuant to which borrowings were available to the Company with advances limited by formula to specified levels of accounts receivable and inventory. This credit facility was to expire on March 31, 1998, but was extended to June 30, 1998. The Company was in default of certain covenants, a situation which has existed for over two years. In July, 1998, the Company's bank loan arrangements were assigned to a different bank and the loan terms were modified. As a result, the term of the loan was extended to January 1, 1999, and existing defaults were waived.

      In July 1998, the Company sold to a single institutional investor 2,500,000 shares of Common Stock, 763 shares of Series B Preferred Stock convertible into 2,502,640 shares of Common Stock, and a one-year warrant to purchase 500,000 shares of Common Stock of the Company at a price of $2.00 per share for a total price of $2,500,000. Simultaneously with that transaction, certain controlling stockholders of the Company contributed to the Company 1,144 shares of Series B Preferred Stock convertible into 3,752,320 shares of common stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         This Proxy Statement contains forward-looking statements that involve risks and uncertainties, including statements about the financial condition, results of operations, plans, objectives, future performance and business of the Company, ETI and Star. These forward-looking statements include: (1) statements relating to the impact on revenues of the Reverse Acquisition; (2) statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions; (3) reimbursement and other governmental or private agency actions adversely affect the revenue of the Company, ETI and Star; (4) competition which may adversely affect the results of the Company, ETI and Star; (5) legislative or regulatory changes adversely affect the businesses in which the Company, ETI and Star will be engaged; and
(6) changes in the securities markets affect the performance of the Company's shares.


OVERVIEW

         All revenues of the Company for the six-month period ended June 30, 1998 were generated from either the sale by Star of conventional tobacco products or the sale by ETI of ophthalmic products. As explained elsewhere in this Proxy Statement, the Company's current primary emphasis is upon the development and commercialization of its technology to reduce or eliminate tobacco-specific nitrosamines from tobacco and the development of products incorporating such technology. No revenues have been generated to date, however, as a result of these developments and commercialization activities.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

         The results of operations for the first six months of 1998 includes the results of operations of Star for the entire period, consolidated with those of ETI and its subsidiaries since the beginning of February, 1998, while results of operations for the first six months of 1997 include only those of Star.

         Net sales declined by 42.3%, or slightly more than five million dollars, from the first six months of 1997 to the first six months of 1998, which includes sales of $390,000 of ETI. The decline in sales is attributed to: (i) the loss of contract manufacturing business, primarily sales to Swisher International, Inc. for the manufacture of small cigars, which declined from
2.673 million dollars in the 1997 period to less than $20,000 in the 1998 period; (ii) declining sales of Star brand cigarettes due to management's decision to de-emphasize high-volume, low margin sales in favor of higher margin sales which resulted in lower sales volume; and (iii) an emphasis within Star of management attention to development of its tobacco processing technology.

         Costs of goods sold ("COGS") declined as a percentage of sales from 47.9% in the first half of 1997 to 44.7% in the first half of 1998. The percentage decline reflects improvements in manufacturing efficiencies and product configurations, as well as an increase in average profit margins per sale due to higher average selling prices in the 1998 period compared to the 1997 period. These improvements were slightly offset by COGS of 76% in the Company's ETI operations.

         Excise taxes, as a percentage of sales, increased from 36.4% in the first half of 1997 to 43.2% in the first half of 1998. The increase is attributable primarily to the fact that no federal tobacco excise taxes were payable by Star on its sales of little cigars to Swisher International, Inc. The 1997 period also included a one-time export transaction on which no excise taxes were payable.

         As a result of the above-described factors, gross profit margins of the Company declined from 15.7% in the 1997 period to 12.1% in the 1998 period.

         Marketing and distribution expenses remained essentially the same in the two fiscal periods being compared, but, as a percentage of sales, this category of expense increased from 4.7% in 1997 to 8.3% in 1998. The percentage increase is attributable to three factors: (1) the effect of relatively fixed overhead costs, which become a larger percentage of sales as sales volume declines; (2) expenses incurred in the introduction in the first quarter of 1998 to a new product introduced by the Company in January 1998; and
(3) a revised method of compensating sales persons which resulted in higher selling expense.

         General and administrative expenses increased significantly from the first half of 1997 to the first half of 1998 - from $780,399, or 6.6% of sales, in 1997 to $1,185,003, or 17.3% of sales in 1998. The 1998 figure includes $218,281 incurred at ETI. The increases are also due to the following factors:
(1) substantially higher legal and accounting expenses due primarily to the Company's need to bring itself into compliance with Securities and Exchange Commission reporting requirements following the "reverse acquisition" of ETI by Star in February, 1998; (2) increased management compensation expense related to the hiring of a new Chief Executive Officer, and (3) goodwill expense in 1998 of $58,000 resulting from the "reverse acquisition" transaction.
Moreover, the percentage increase may be attributed in part to the fact that relatively fixed expenses constitute a higher proportion of a lesser sales figure.

         Research and development expenses increased from $521,396 in the first half of 1997 to $702,058. All of these expenses, 100% of which were incurred by Star and not ETI, are related to the development of the Company's proprietary technology for the elimination of nitrosamines from tobacco, and were not related to the Company's revenue-producing operations in the two periods of 1997 and 1998 being compared.

         The expense of $298,536 included under "Other" in the six-month period of 1998 reflects primarily a non-recurring loss resulting from a sale of surplus cigarette manufacturing equipment in the second quarter of 1998.

         The extraordinary gain in 1998 of $293,606 reflects settlements with various creditors of ETI entered into at the time of the "reverse acquisition" transaction between Star and ETI in February, 1998.

         As a result of all of the above factors, the Company's net loss increased from $104,110 in the first half of 1997 to $1,789,310 in the first half of 1998.


LIQUIDITY AND CAPITAL RESOURCES


         The Company's balance sheet at June 30, 1998, reflects an illiquid position with a current asset-to-liability ratio of 1 - 2.45. Operations at Star have been financed over the past several years primarily through increases in accounts payable, accrued expenses and borrowed funds from institutional
lenders.   In the first six months of 1998, borrowings were reduced (partially through an equipment sale described above) and the Company's dependence on trade debt and other short-term indebtedness increased. The Company's liquidity has significantly improved, however, by the receipt of 2.5 million dollars from an equity private placement in July, 1998, described below.

         Throughout 1998 until early July, the Company maintained with a bank a revolving line-of-credit pursuant to which borrowings of up to $1.5 million were available to the Company with advances limited by formula to specified levels of accounts receivable and inventory of the Company's tobacco products business. This credit facility was due to expire on June 30, 1998. The Company was in default of certain financial covenants but not in any of the loan's repayment terms. In early July, 1998, the bank loan was assigned to a different bank, the loan terms were modified with the term being extended to January 1, 1999, and existing defaults being waived.

         "Intangibles" reflects primarily the recording of $764,000 of goodwill incurred in the Company's February, 1998 "reverse acquisition" transaction. This item is being amortized over a five-year period at the rate of $153,000 per year, or $38,250 per quarter.

         In March 1998, 2,320 shares of Class A Preferred Stock (listed as "Redeemable preferred stock" on the balance sheet) were converted into 232,000 shares of Common Stock of the Company. Under the terms of the Class A Preferred Stock, outstanding shares of the stock are redeemable at the option of the holder in the event that more than $500,000 in cash in consideration for the issuance of capital stock had been received by Eye Technology, Inc. since the issuance date of the preferred stock. That condition was satisfied in March, 1998. Because the Company wished to conserve its cash resources, it offered to the holders of Class A Preferred Stock (five persons) that it could convert its shares into Common Shares at a ration of 100-to-1 instead of the ratio of 80-to-1 as was set forth in the terms of the preferred stock. Holders of 2,320 out of 2,570 shares of Class A Preferred Stock accepted the Company's proposal. If such holders had exercised their right to redeem such shares, rather than to convert them, the Company would have been obligated to expend $378,624 in redemption distributions.


         As of February 9, 1998, the Company sold an additional 2,900,000 shares of Common Stock in a private placement for $1,450,000. The proceeds were used primarily to reduce indebtedness originally incurred for working capital purposes, including research and development. A portion of the funds received by the Company from this private placement, together with issuance of Common Stock in satisfaction of accrued indebtedness, resulted in a reduction of outstanding indebtedness of the Company of approximately $700,000.


         In July, 1998, the Company sold to a single institutional investor 2,500,000 shares of Common Stock, 763 shares of Series B Preferred Stock convertible into 2,502,640 shares of Common Stock, and a one-year warrant to purchase 500,000 shares of Common Stock of the Company at a price of $2.00 per share for a total price of $2,500,000. Simultaneously with that transaction, certain controlling stockholders of the Company contributed to the Company 1,144 shares of Series B Preferred Stock convertible into 3,752,320 shares. The net effect of these capital stock transactions was the receipt by the Company of $2,500,000 and the increase of outstanding capital stock of 1,250,330 shares of Common Stock on a fully-diluted basis. The Company will use the proceeds of this equity financing primarily for continued research and development of Star's technology for the removal from tobacco of tobacco-specific nitrosamines and for the acquisition of tobacco-processing equipment. See "Business of Star."

         With the extension of the Company's bank loan and receipt of equity funds described above, the Company believes that it has adequate working capital for the remainder of 1998, including funds to conduct the pilot program for the processing of tobacco described in "Business of Star," but may require additional funding for the first half of 1999. The Company will continue, therefore, to seek to obtain additional capital financing to assure that its research and development activities and activities to commercialize its proprietary tobacco-processing technology are not constrained by a lack of working capital or by the cash needs of its operating businesses. There can be no assurances that the Company will be able to obtain additional capital financing or that it can obtain such financing on favorable terms.

         Management of the Company is continuously in the process of evaluating all of its operations in light of its business strategy to focus resources on the Company's tobacco-processing technology, as described above under "Overview." Management intends to exercise its business judgment as to the merits of any potential disposition, by sale or otherwise, of assets and/or operations which may not be consistent with its business strategy.

YEAR 2000 ISSUES

         The Company has made an assessment of its information technology systems relating to year 2000 issues at Star's Virginia facilities. The assessment resulted in the development of a preliminary plan to prepare Star for year 2000 readiness. The plan includes replacement of certain hardware systems and the upgrading or replacement of software applications. The Company estimates that the costs for implementation of Star's plan will be in the $40,000-$60,000 range; all such costs will be expensed as incurred. The Company expects that implementation will be completed prior to the year 2000 and that the domestic operations of Star will not be materially disrupted by the implementation process.

         Star has begun the process of contacting key vendors to obtain assurances that the operations of a key vendor, as they affect Star, will not be interrupted because of year 2000 issues. Star has received assurances from some but not all of the vendors and therefore has not completed this process.

         The Company has made only a preliminary assessment of its information technology systems relating to year 2000 issues with respect to the ETI operations in Minnesota and Mexico, and is unable at this time to assess either the cost of year 2000 readiness or the extent to which operations would be interrupted by the failure to adequately and timely address these issues. In addition, the Company has not yet begun the process of determining whether key vendors expect to be in compliance with year 2000 issues.

         The failure of the Company to address adequately all year 2000 issues may have a material adverse impact upon its financial condition.

                  STAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of operating results of Star and of the liquidity and capital resources of Star at December 31, 1997, should be read in conjunction with the Financial Statements of Star and its subsidiaries appearing on pages F-2 through F-15 of this Proxy Statement.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net sales, representing the sale of conventional cigarettes and little cigars, declined 39% from $34,260,000 in fiscal/calendar year 1996 to $20,764,000 in the same period 1997. In 1996, sales from contract manufacturing, i.e., the manufacturing of products under brand names owned and marketed by others, was $9,197,100, $7,629,700 of which were sales of little cigars to Swisher International, Inc. ("Swisher"). The balance of sales of 1996 were sales of Star's own brands of cigarettes. In late 1996, Swisher began its own manufacturing operations for little cigars, which are manufactured on cigarette-making machines, and thus to phase out its dependence on Star. In 1997, Star's sales to Swisher were $3,872,250, a 49% decline from 1996, with each quarter of the year showing a declining sales volume.

         In 1996, sales of Star-brand cigarettes were $25,063,200, compared to $16,163,100 in 1997, a decline of 36%. In 1996, it was Star's practice to make certain large volume sales with low or no profit margins in order to attempt to establish a brand name presence in a particular region or to establish a relationship with a particular distributor/customer. This practice was de-emphasized in 1997.

         Export sales in both 1996 and 1997 were not material.

         Cost of goods sold, as a percentage of net sales volume, was essentially the same in 1996 and 1997, 47.14% versus 48.32%, respectively. Profit margins on contract manufacturing are slightly higher than the margins on Star-brand cigarettes. In 1997, profit margins declined slightly because improved profit margins on Star-brand cigarettes, due to the deemphasis on high volume, low-margin sales described above, only partially offset the loss of profit margins resulting from the decline in sales volume from contract manufacturing.

         Marketing and distribution expenses declined 44% from 1996 to 1997. Star does not incur any significant expense in this category with respect to contract manufacturing customers; almost all of such expense is incurred with respect to Star-brand cigarettes. In 1996, these expenses were 4.5% of the sales volume of Star-brand cigarettes, versus 3.7% in 1997. The decrease is attributable to a more widespread use of point-of-purchase and other marketing materials in 1996 and costs associated with the recruitment of a greater number of new distributors in 1996.

         General and administrative expenses declined 13% from 1996 to 1997, but increased as a percentage of sales from 4.78% to 6.86%. Many of these expenses are relatively fixed and therefore increase as a percentage of sales as sales volume declines. In addition, contract manufacturing business requires a lower level of general and administrative support; consequently the higher percentage of this category of expense in 1997 may be attributed to the fact that contract manufacturing represented a smaller portion of total sales volume.

         Research and development expense represents primarily expenditures related to Star's proprietary technology for the processing of tobacco so as to prevent the formation of tobacco-specific nitrosamines, but also expenses for the development of a tobacco-flavored, non-nicotine chewing gum. Star does not maintain its own research laboratories or other physical assets for research and development; it is dependent upon the services of third parties for these services. Similarly, it does not employ a scientific staff and instead relies upon consultants and third-party service providers. Expenditures in this category include payments for consultants, contract research organizations, laboratory testing, research grants, raw materials, equipment, legal fees, including patent expense, and allocations of management personnel and general and administrative expenses. This category includes payments of $751,057 and $489,413 in 1997 and 1996 respectively, to Jonnie R. Williams, the inventor of Star's proprietary technology for the processing of tobacco. See "Management" and "Principal Stockholders" elsewhere in this Proxy Statement.

         Interest expense was $477,000 in 1996 and $256,000 in 1997.  The 1996 amount includes $171,000 of interest accrued to a related party for debt incurred primarily in connection with the acquisition of manufacturing equipment in 1994. This debt was eliminated at the beginning of 1997. In addition, in both 1996 and 1997, interest expense was incurred in connection with a bank revolving line of credit, the borrowing levels of which were determined by levels of accounts receivable and inventory. Since these levels were lower in 1997 than in 1996, due to lower sales volume, average line of credit borrowing levels were lower, resulting in lower interest expense.

         The net losses in 1996 and 1997 were a result of the factors discussed above. Most significant, the increase in net loss from 1996 to 1997, i.e., an increase of $1,234,000, may be attributed to an increase of $803,000 in research and development expenses, which were not related to sales volume in either year, and to a lower volume of operating profits resulting from a declining sales volume.

FINANCIAL CONDITION AND LIQUIDITY

         Star's 1997 year-end balance sheet reflects an illiquid position and a stockholders' deficit of $1,742,000. Cash flow to maintain operations has been provided primarily through increases in accounts payable and, to a lesser extent, through equipment loans. With respect to stockholders' deficit, substantial net losses in both 1996 and 1997 were partially offset by a contribution to capital of $923,000 by stockholders by means of a forgiveness of secured long-term notes.

         Throughout 1997 Star maintained, and was dependent upon, a bank revolving line of credit with the level of borrowings being determined by levels of accounts receivable and inventory, with a limit of 1.5 million dollars. The loan was and is secured by a first security interest on accounts receivable and inventory. Star was in default of certain financial and other covenants under its loan agreement, but not in payments. This bank loan, which was due to mature on March 31, 1998, was extended to June 30, 1998. In early July, 1998, the loan and security position were assigned to another bank, the term was extended to January 1, 1999, and the existing defaults were waived. The bank loan is guaranteed by certain major stockholders.

         On February 6, 1998, Star entered into a "reverse acquisition" transaction with Eye Technology, Inc. ("ETI") and became its wholly-owned subsidiary. The purpose of the transaction for Star was to gain access, through ETI, the common stock of which is publicly traded, to equity financing markets. In February and March, 1998, ETI sold in a private placement 2.9 million shares of common stock for 1.45 million dollars, most of which was contributed to the capital of Star. In July, 1998, ETI sold in a private placement the equivalent of five million shares of common stock for 2.5 million dollars, most of which was contributed to the capital of Star. To partially offset the dilutive effect of this latter sale of stock, certain controlling stockholders of ETI contributed to ETI the equivalent of 3.75 million shares of common stock of ETI.

         Star may require additional capital financing in order to continue its activities beyond 1998 with respect to the research, development and commercialization of its proprietary methods to prevent the formation of tobacco-specific nitrosamines in tobacco and of Star's products which utilize tobacco which has been processed with such methods. ETI and Star will seek additional equity funds for these purposes.

         There can be no assurances that ETI and Star will be successful in obtaining additional capital financing, as described above.

                  ETI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of operating results of ETI and of the liquidity and capital resources of ETI at December 31, 1997, should be read in conjunction with the Consolidated Financial Statements of ETI appearing on pages F-16 through F-25 of this Proxy Statement.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net sales for the year ended December 31, 1997 were $1,333,431, a decrease of $959,880 (42%) from sales of $2,293,311 for the year ended December 31, 1996. In 1997, 69% of ETI's sales were in the domestic market and 31% were in the international market. This compares to a market mix of 75% domestic sales and 25% international sales in 1996.

         Sales of IOLs comprised 94% of net sales in 1997, with the balance of sales being primarily MKM and LASIK equipment. This compares to 88% IOL sales in 1996.

         In 1997, industry-wide pricing pressures were reflected in a decrease in the average unit price per domestic sale of 9% from 1996. Unit sales in the United States also decreased from 1996 by 38%, reflecting continuing industry trend of greater sales of soft/foldable lenses, which ETI does not offer, as well as ETI's lack of working capital to provide marketing and sales support for its independent sales force. ETI's unit sales in the United States were also adversely affected by a reduction in the number of sales representatives soliciting sales of ETI's products.

         Sales of MKM and LASIK equipment declined 74% in 1997 from 1996, or from $275,000 to $70,000. The decline is principally attributable to the inability of ETI to conduct sales promotion activities, such as skills transfer courses, and to provide product design improvements in both cases due to a lack of working capital funds. More than 95% of sales revenue of this equipment in 1997 reflects export sales, as was the case in 1996.

         Gross profit, as a percentage of net sales, decreased significantly to 44% in 1997 from 65% in 1996. The decrease is attributable primarily to three factors: a higher percentage of IOL sales were export sales (27% in 1997 versus 15% in 1996) for which the gross profit margin is substantially less than for domestic sales; manufacturing overhead, primarily rent, which is relatively fixed in cost, becomes a greater percentage of sales as sales volume declines; and both domestic and international prices continued to decline.

         Selling and marketing expenses decreased $415,552 to 15% of net sales from 27% in 1996. The significant decline in IOL domestic sales (from $2.018 million in 1996 to $.915 million in 1997), on which sales commissions are payable, and the decline in in-house personnel, a portion of which is allocated to selling and marketing expense, account for more than 90% of the decline, with the balance attributable to reduced marketing and promotional expenses due to a lack of working capital.

         General and administrative expenses were 67% of net sales in 1997 compared to 46% in 1996, despite the reduction of $155,543 of such expenses. ETI was unable to reduce costs, such as rent, insurance, professional fees, and management compensation, at the same rate as sales declined.

         Research and development expense decreased from $24,530 in 1996 to zero in 1997. Because of a severe lack of working capital, ETI abandoned, in late 1995 and early 1996, research and development projects related to potential new products in the fields of corneal topography and glaucoma. A project to develop a soft/foldable IOL was significantly cut back and only relatively immaterial expense was incurred on this project in 1997, which expense was accounted for as manufacturing labor.

         Interest expense increased from $144,627 in 1996 to $160,576 in 1997. In both years, the amount of borrowed debt of ETI was related principally to accounts receivable which were lower throughout 1997 compared to 1996 because of lower sales, resulting in lower interest accruals. The decrease in interest on borrowed debt was more than offset by a higher amount of interest incurred with respect to certain past due obligations to creditors who charged interest on past due amounts.

         Net loss in 1997 was $330,191 compared to net loss of $213,816 in 1996. The increase was due to the factors noted above. 1997 results were significantly and favorably impacted by the receipt of a one-time $325,000 license fee for the grant of a license by ETI to a manufacturer of IOLs to manufacture and sell IOLs under ETI's PMA approvals. Also, 1996 results were favorably impacted by a judgment of $161,053 received by ETI in a lawsuit against a competitor for wrongful product disparagement, netting approximately $56,000 to ETI after offsetting legal fees.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1997, and continuing in 1998 until the date of the Reverse Acquisition, ETI had a significant working capital deficit. Its ability to maintain operations was dependent upon the forbearance of a sufficient number of creditors from enforcing ETI's obligations to them and upon the willingness of employees, primarily the Chief Executive Officer, to defer compensation owed to them. ETI's ability to remain in business was in substantial doubt.

         On January 31, 1997, ETI received a one-time license payment of $325,000 pursuant to the License Agreement with OII. See "Business of ETI -- Transaction with Ophthalmic Innovations International, Inc." The cash received allowed ETI to retire secured indebtedness to an institutional lender to whom it had been in a material default of its loan agreement. ETI thereupon entered into a new financing arrangement by which its eligible receivables are factored to a third party. Notwithstanding the cash infusion received pursuant to the License agreement with OII, and the factoring arrangement described in the preceding sentence, ETI continued throughout 1997 to have significant liquidity shortages and to be in default of a number of contractual obligations by reason of its inability to make timely payments.

         ETI had been unable to obtain adequate capital financing, either debt or equity, for at least several years to alleviate its severe cash flow deficits. In addition, ETI was not in compliance with its reporting requirements under the Securities Act of 1934, and therefore access to the public securities markets was closed to it.

         As a condition to the Reverse Acquisition, and contemporaneously with it, ETI was able to settle a number of pending claims against it, including obligations of ETI to current and former employees, including the Chief Executive Officer. See "Business of ETI -- Legal Proceedings."



                                  MANAGEMENT

EXECUTIVE OFFICERS

         Set forth below is information regarding the executive officers of the Company, and their respective ages and positions as of the Record Date:

          Name                    Age               Position
          ----                    ----              --------
         David P. Sheets           52     President and Chief Executive
                                          Officer, Director

         Jonnie R. Williams        43     Director of Product Development
                                          of Star, Director of Marketing of Star


         For information regarding Messrs. Sheets and Williams, see "Proposal No. 1 -- Election of Directors."





         Officers of the Company serve at the discretion of the Board. There are no family relationships among the Company's directors and executive officers.


COMPENSATION SUMMARY

         The following table sets forth certain information concerning compensation paid and accrued to the Chairman, Chief Executive Officer and President of the Company for the three fiscal years ended December 31, 1997. Mr. Fitzsimmons resigned as Chief Executive Officer and Chairman of the Board on February 6, 1998 and resigned as President on May 18, 1998. Mr. Fitzsimmons was the only executive officer or significant employee whose total annual salary and bonus exceeded $100,000 in any of such fiscal years.


                           SUMMARY COMPENSATION TABLE



                                                         ANNUAL                         LONG-TERM
                                                      COMPENSATION                     COMPENSATION
                                        ------------------------------------------     ------------
                                                                        OTHER           SECURITIES
                                                                        ANNUAL          UNDERLYING
            NAME                        SALARY             BONUS      COMPENSATION       OPTIONS
            ----                        ------             -----      ------------       -------
Robert J. Fitzsimmons
    Chairman of the Board,    1995      $179,156            __           (2)               (3)
    President and Chief       1996      $162,010(1)         __           (2)               (3)
Executive Officer             1997      $163,075(1)                      (2)               (3)


----------

         (1) Includes salary accrued but not paid in the amounts of $58,831 and $147,619 for the years ended December 31, 1996 and 1997, respectively. See "Proposal No. 4 -- Interests of Certain Persons in the Reverse Acquisition" regarding the issue to Mr. Fitzsimmons of shares of Common Stock of the Company in partial consideration for the cancellation of indebtedness of the Company to Mr. Fitzsimmons, including indebtedness for accrued compensation.

         (2) Lesser of $50,000 or 10% of total salary and bonus.

         (3) No options were granted to Mr. Fitzsimmons during the years ended December 31, 1995, 1996 and 1997.

OPTION EXERCISES AND YEAR-END VALUES

         The following table sets forth certain information with respect to Mr. Fitzsimmons concerning unexercised options held as of December 31, 1997. No options were exercised by Mr. Fitzsimmons during such year, and no stock appreciation rights were outstanding on December 31, 1997.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997
                           AND YEAR-END OPTION VALUES



                                            NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                         OPTIONS AT FISCAL YEAR-END              AT FISCAL YEAR-END (1)
                                      --------------------------------       ------------------------------
               NAME                   EXERCISABLE        UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
               ----                   -----------        -------------       -----------      -------------
 Robert J. Fitzsimmons (2)              50,000              100,000               --                --


--------------------

         (1) The closing bid and asked prices on December 31, 1997 were $.01 and $.03, respectively.
         (2) In 1994, Mr. Fitzsimmons was granted an option to acquire 150,000 shares of Common Stock at an exercise price of $0.50 per share and expiring on February 28, 1999. The option was canceled as of February 6, 1998 upon termination of Mr. Fitzsimmons' employment agreement. No options were granted to Mr. Fitzsimmons in 1997.


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS


         The Company entered into a five-year employment agreement with Robert
J. Fitzsimmons on November 1, 1989, which provided that Mr. Fitzsimmons would serve as Chief Executive Officer of the Company at an annual salary of $120,000 subject to increase by the Board of Directors. Such agreement was renewed for an additional five-year term beginning November 1, 1994. Mr. Fitzsimmons' annual salary was increased twice by the Board, once in 1990 and again in 1991, to a level of $192,000. (Subsequent to 1991, Mr. Fitzsimmons accrued a portion of his annual compensation.) Mr. Fitzsimmons' employment agreement provided that, in the event of a hostile change in control of the Company, and in the event Mr. Fitzsimmons' employment was terminated as a result thereof, the Company was obligated to make a cash payment to Mr. Fitzsimmons totaling 299.99% of his average annual base salary during the five-year period prior to termination. This employment agreement was canceled on February 6, 1998, with Mr. Fitzsimmons releasing the Company from any liability under the agreement in consideration for the issue of shares of Common Stock of the Company to Mr. Fitzsimmons.


         In May 1998, the Company entered into a two-year employment agreement with David P. Sheets to serve as President and Chief Executive Officer of the Company. The agreement provides for a base salary of $250,000 per year with a targeted bonus of up to 50% of the base salary based upon certain performance criteria. Mr. Sheets received 200,000 shares of Common Stock and an option to acquire an additional one million shares at a price of $2.00 per share with such options vesting over the two-year period of the agreement. In addition, Mr. Sheets is entitled to various benefits, including health insurance, use of an automobile, reimbursement of relocation expenses, and death and disability benefits. In the event of a change of control and if Mr. Sheets' employment is terminated either by the Company or by Mr. Sheets, Mr. Sheets is entitled to receive an amount equal to two times his base salary.

OTHER INFORMATION


         For information regarding compensation paid to the management of Star for periods prior to the date of the Reverse Acquisition, see "Business of Star--Compensation Summary."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company's Common Stock, Class A Preferred Stock and Series B Preferred Stock by each beneficial owner of more than 5% of each class of the Company's voting securities, each Director of the Company, the Named Executive Officer (as defined below) and all Directors and Officers and significant personnel of the Company as a group. Shares of Class A Preferred Stock are convertible into shares of Common Stock at a rate of 80 shares of Common Stock for each share of Class A Preferred Stock. Shares of Series B Preferred Stock are convertible into shares of Common Stock at a rate of 3,280 shares of Common Stock for each share of Series B Preferred Stock. Consequently, shares of Common Stock shown in the table include shares of Common Stock into which the shares of Class A Preferred Stock and Series B Preferred Stock are convertible. Shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock all vote as one class, except as otherwise provided by applicable law. Holders of Common Stock are entitled to one vote for each share held, holders of Class A Preferred Stock are entitled to 80 votes for each share held, and holders of Series B Preferred Stock are entitled to 500 votes for each share held.

                                                                                                                      Percentage
                                                                                                    Percentage     of Voting Power
                                                                   Amount and                        of Voting       of Securities
                                            Percentage of Voting  Percentage of    Amount and      Power of All      Owned if All
  Name and Address of         Amount of        Power of Common      Class A        Percentage    Securities Owned  Shares of Series
Individual or Identity         Common        Stock Voting as a     Preferred      of Series B        as of the     B Preferred Stock
       of Group                Stock           Separate Class        Stock       Preferred Stock    Record Date      are Converted
----------------------        ----------      --------------       ------------  --------------- ----------------  -----------------
Jonnie R. Williams          38,749,190(1)(2)        --%                -0-         11,814(1)(2)         35.7%           70.7%
16 S. Market Street                                                     --%          85.9%
Petersburg, VA 23803
Francis E. O'Donnell,       38,749,190 (1)(3)       --%                -0-         11,814(1)(3)         35.7%           70.7%
     Jr., M.D.                                                          --%          85.9%
709 The Hamptons Lane
Chesterfield, MO 63017
David P. Sheets                200,000             2.1%                -0-            -0-                1.2%             .4%
16 S. Market Street                                                     --%
Petersburg, VA 23803
Robert J. DeLorenzo,           500,000 (4)         3.1%                -0-        60.9756                2.0%             .9%
     M.D., Ph.D., M.P.H.                                                --%            .4%
Medical College of
     Virginia
MCV Box 980599
Richmond, VA 23298
Malcolm L. "Mac" Bailey             -0-             --%                -0-            -0-                 --%             --%
Route 3, Box 90                                                         --%            --%
Keysville, VA 23947
Edward L. Tucker               200,000             2.1%                250            -0-                1.3%             .4%
55 Union Ave.                                                          100%            --%
Sudbury, MA 01776
Robert J. Fitzsimmons        1,152,281            11.9%                -0-            -0-                7.0%            2.1%
1997 Sloan Place                                                        --%            --%
St. Paul, MN 55117
Prometheus Pacific Growth    5,502,640 (5)        25.9%                -0-            763               17.4%            9.1%
Fund, LDC                                                               --%           5.5%
P.O. Box 1062
George Town, Grand Cayman,
B.W.I.
All Directors and           39,449,190             5.2%                -0-         11,915               38.9%           72.0%
Officers and Significant
Personnel                                                               --%          86.3%
(4 Persons)

-------------------------


(1) Includes no shares of Common Stock and 10,430 shares of Series B Preferred Stock, convertible into 34,210,400 shares of Common Stock, owned of record by Regent Court Technologies, a general partnership of which Jonnie R. Williams and Francis E. O'Donnell, Jr. are the sole partners.

(2) Includes 691.5740 shares of Series B Preferred Stock, convertible into 2,268,362 shares of Common Stock, owned by a trust for the benefit of the children of Jonnie R. Williams. Mr. Williams disclaims beneficial ownership of these shares.

(3) Includes 691.5740 shares of Series B Preferred Stock, convertible into 2,268,362 shares of Common Stock, owned by a trust for the benefit of the descendants of Francis E. O'Donnell, Jr. Also includes 691.5740 shares of Series B Preferred Stock, convertible into 2,268,362 shares of Common Stock, owned by trusts of which Dr. O'Donnell is trustee but in which neither he nor any member of his family has a beneficial interest. Dr. O'Donnell disclaims any beneficial interest in such shares.

(4) Includes 300,000 outstanding shares of Common Stock and 60.9756 outstanding shares of Series B Preferred Stock convertible into 200,000 shares of Common Stock.

(5) Includes 2,500,000 outstanding shares of Common Stock and 763 outstanding shares of Series B Preferred Stock convertible into 2,502,640 shares of Common Stock, and 500,000 shares of Common Stock issuable upon exercise of an outstanding stock purchase warrant.


                                BUSINESS OF STAR

HISTORY AND INTRODUCTION

      From 1990 until 1994, Star was a contract manufacturer of little cigars and cigarettes under brand names owned by others. During most of this period, a majority of its sales volume were to a single customer, Swisher International, Inc. ("Swisher"), for which Star manufactured little cigars under the brand names "SWISHER SWEETS(R)" and "PRINCE EDWARD(R)." The contract manufacturing relationship with Swisher was mostly phased out beginning in 1996 and continuing throughout 1997.

      In 1994, Star developed and began marketing its own branded cigarettes under the trade names "GUMSMOKE(R)," "VEGAS(R)" and "VALENTINE(R)," the last of which was abandoned in 1995. In 1995, Star added the brands "SPORT(R)" and "MAIN STREET(R)."

      In 1995, Star commenced research and development activities based upon newly-conceived technology, which it had licensed from the technology's inventor, Jonnie R. Williams, for the processing of tobacco so as to eliminate or reduce to insignificant levels tobacco-specific nitrosamines in tobacco ("TSNAs"). TSNAs are generally recognized by tobacco chemists to be the most powerful and abundant carcinogens in tobacco and tobacco smoke. Star's research and development activities have focused on (1) perfecting and testing its proprietary methods for processing tobacco, (2) developing products which incorporate Star's specially-processed tobacco, including products for the smoking cessation market, (3) establishing a patent position, (4) initiating the FDA-approval process for its smoking cessation products, and (5) developing relationships within the tobacco industry with a view to the commercialization of Star's processes.


      Star is not aware of any other entity which utilizes a process to reduce significantly tobacco-specific nitrosamines that are found in cured tobacco leaf. Star understands, however, that certain varieties of tobacco grown in China do not contain nitrosamines or exhibit only an insubstantial amount of nitrosamines. In addition, at least one Swedish company, Swedish Match Co., has worked with various varieties of tobacco in an effort to reduce the amount of the nitrosamine content in tobacco. The Company understands that Swedish Match Co. has been successful in those efforts, but not to the extent of reducing nitrosamines below the level which the Company understands would be considered inconsequential.


      Currently, Star manufactures and sells throughout the United States four brands of cigarettes -- GUMSMOKE(R), VEGAS(R), SPORT(R) and MAIN STREET(R) -- with contract manufacturing being an insubstantial portion of its business. Star's primary focus, however, is on the continued development of it proprietary technology for the processing of tobacco and on products incorporating such technology.

PROPRIETARY TECHNOLOGY AND RELATED PRODUCTS

      Process. The process of curing, or drying, tobacco so that it is suitable for production into tobacco products begins immediately upon harvestation of the tobacco leaf. The tobacco leaves are brought to enclosed barns or sheds to be hung or placed on racks. The two principle varieties of tobacco leaf in the United States are Virginia flue-cured tobacco and burley tobacco, both of which are typically used in American-made cigarettes to produce what is referred to as an American blend. Under conventional curing methods with Virginia flue-cured tobacco, the leaves that are hung to cure are exposed to gas-fired heat, while with burley tobacco the leaves dry naturally. The curing process for Virginia flue-cured tobacco takes approximately five days and for burley tobacco a month or more.

      Star's proprietary curing technology is applicable to both Virginia flue-cured tobacco and burley tobacco, and most likely to other varieties widely used throughout the world. Star's process involves taking tobacco leaf which has been harvested and shortly thereafter subjecting it to specialized drying machinery. This process takes only minutes to produce cured tobacco leaf. Star's curing process essentially kills the microbial activity and cell degradation that is initiated by harvestation. In doing so, the nitrates in tobacco are substantially eliminated, and the natural nitrosation process that results in the formation of TSNAs is precluded. Star's curing technology does not, however, alter the nicotine content of tobacco nor does it significantly affect the taste characteristics of the cured tobacco. Preliminary tests performed for the Company indicate that chemical constituents of tobacco and tobacco smoke, other than nitrosamines, commonly regarded as constituting health risks to humans are reduced but not eliminated by application of the Company's curing process. Definitive scientific tests to validate these preliminary fundings have not been performed and the Company makes no claim or representation that its proprietary curing process reduces any harmful chemical constituents in tobacco and/or tobacco smoke other than nitrosamines.

      Star's proprietary curing technology was conceived by Jonnie R. Williams (see "Management" and "Security Ownership of Certain Beneficial Owners and Management") and has been licensed to Star in an agreement which grants to Star certain exclusive worldwide rights with a right of sublicense. See "License Agreement" below.


      It is Star's objective to achieve widespread acceptance of its tobacco curing technology as a standard for the manufacture of less harmful tobacco products and as a basis for the use of tobacco in the production of smoking cessation products.


      Current Status. Star is conducting a pilot program for the 1998 United States tobacco harvest season (July through October). The purposes of this program are: (1) to continue to test and perfect Star's curing processes in quantities and under conditions which will serve as a model for future operations; (2) to test custom designed equipment; (3) to provide processed tobacco to major manufacturers in quantities for testing and test market purposes; and (4) to demonstrate the commercial feasibility of adoption of Star's processes for widespread use in the production of tobacco products. The program will be operated from a leased facility in Chase City, Virginia, which is located in the tobacco growing regions of Virginia and North Carolina. Star expects to process not more than two million pounds of tobacco leaf during the 1998 season (approximately 1.4 billion pounds of tobacco are grown annually in the United States), but the actual amount processed may be significantly less.

      Star is currently negotiating with one of the three major tobacco leaf dealers in the United States for a joint venture or other relationship by which the dealer would assume management of the pilot program and/or provide technical assistance and a portion of the costs of the program. If Star does not satisfactorily conclude such negotiations, it intends itself to manage and pay for the pilot program.


      Star has had extensive discussions with several major tobacco product manufacturers. It has provided to them samples of its processed tobacco and has been advised by them that tests conducted by or for the major manufacturers confirm Star's claim that its processed tobacco is free of TSNAs. Several of the manufacturers have verbally committed to buying in 1998 tobacco processed in Star's pilot program. Those manufacturers include cigarette as well as smokeless tobacco product manufacturers.

SMOKING CESSATION PRODUCTS

      Star has developed several products which it believes have potential to be successfully used for smoking cessation and smoking reduction purposes. Those products and the development status of each are as follows:


      GUMSMOKE-Rx(TM). Star has developed GUMSMOKE-Rx, a chewing gum which contains TSNA-free tobacco that has been ground to a powder-like consistency and added to traditional chewing gum ingredients. The finished product resembles in all respects a typical chewing gum product except that, depending upon the level of nicotine in the finished product, the consumer will detect a distinct tobacco flavor and nicotine effect upon the taste buds and senses within a relatively short time after initiation of chewing. To enable a physician prescribing the gum to patients to regulate the amount of nicotine delivery, Star can establish uniform nicotine levels in the tobacco and adjust the amount of tobacco in the gum product. Star filed an IND application covering its GUMSMOKE-Rx chewing gum in July 1997 for smoking cessation therapies, for cessation of selected smoking-cessation aids and for cessation of smokeless tobacco product use. Star has not yet scheduled human clinical trials.

      Star currently believes that the FDA, given the current status of its regulatory powers with respect to tobacco products (see "Government Regulation"), will be particularly reluctant to approve for therapeutic purposes any product containing tobacco. The Company intends nevertheless to conduct scientific tests and human clinical trials on GUMSMOKE-Rx and to submit data therefrom to the FDA for scrutiny by the FDA and for future purposes.

      Star is also considering the merits of producing or licensing others to produce, a tobacco chewing gum, containing TSNA-free tobacco, as a tobacco product to be marketed without therapeutic claims, thereby avoiding the necessity of obtaining FDA approval for the product as a drug. Star does not have at this time, however, any definitive plans to begin the production and sale of such a product. Moreover, the sale and marketing of such a product would raise issues of applicability of FDA regulations for such a product, issues which have not been resolved as yet. Consequently, no assurances can be given that the Company, or any licensee, would be able to market such a product in the United States.

      CigRx(TM). Star has developed CigRx, a cigarette which contains TSNA-free tobacco and is manufactured in the same manner as conventional cigarettes. Because the Company's curing technology does not significantly alter the taste characteristics of tobacco, there is little taste difference between the CigRx brand of cigarettes and popular cigarette brands. Star has voluntarily chosen to submit CigRx to the FDA as a therapeutic pharmaceutical product with health-related claims to help prevent a relapse of a patient undergoing a smoking cessation program. Star is not aware of any other company submitting a tobacco product for FDA clearance. Star filed an IND application covering its CigRx cigarettes for smoking cessation therapies in 1997, and has scheduled clinical trials to begin in September 1998.

      Because of the uncertainty regarding FDA jurisdiction to regulate tobacco products including cigarettes, the Company currently intends to deemphasize further development of CigRx, although the Company does intend to proceed with clinical trials, as discussed in the preceding paragraph, and to accumulate scientific data for this product.

      GoldSmoke (TM) Lozenges. Star has developed GoldSmoke, a lozenge which contains TSNA-free tobacco that is added in either a finely-ground powder or liquid extract form to typical lozenge ingredients. The taste, nicotine-sensation characteristics and nicotine levels of the tobacco lozenge are comparable to that of GUMSMOKE-Rx chewing gum. Star has not yet filed an IND application with the FDA covering its GoldSmoke lozenges for smoking cessation therapies and for cessation of smokeless tobacco product use, and has no current plans to further develop this product.

      Product Attributes. Star believes that its prescription gum and lozenge products would have a number of advantages over other smoking cessation products now on the market for the following reasons:


                 Taste. Both the gum and lozenge products have an agreeable taste, especially to a smoker or smokeless tobacco product consumer. Star's gum and lozenge products taste like a typical confectionary product with a detectable and familiar tobacco flavor.

                 Nicotine Delivery. Star's prescription gum product begins to deliver detectable amounts of nicotine almost immediately (within two minutes), in contrast to Nicorette(R) or the nicotine patch products which typically provide nicotine in slower intervals. This is an important consideration to the nicotine-addicted individual who has been accustomed to almost instant nicotine gratification from his tobacco product. Star's lozenge also delivers nicotine almost immediately but in a more measured manner than the gum (over a 12-minute period).

                 Price. The cost of manufacture of Star's gum and lozenge products in believed to be significantly lower than any of the other smoking cessation products on the market, thus allowing for lower retail prices. Star believes that the pricing of smoking cessation products in an important factor in patient acceptance of and compliance with a smoking cessation regimen.

                 Product Image. Star's gum and lozenge products contain only natural ingredients. Star believes it will be psychologically easier for consumers to accept, in replacement for a cigarette or other tobacco product, a product that is nearly identical to food products of long standing in the market and which do not contain synthetic chemicals.


      Marketing and Distribution. If FDA approvals were to be obtained (but see "Government Regulation"), Star intends to target consumers of tobacco products who seek either to cease cigarette smoking and/or the consumption of smokeless tobacco products or to reduce their level of such smoking or consumption. Star will seek to enter into a collaborative relationship with a pharmaceutical company or a pharmaceutical distribution company with substantial marketing and distribution capabilities with respect to the gum and lozenge products. The structure and terms of such a relationship may include any of the following forms: (i) Star manufactures the products and sells them on an exclusive basis to a distributor who would have complete marketing and sales responsibility; (ii) Star manufactures the products and conducts direct marketing and sales functions, but contracts with a third party for distribution; or (iii) Star grants exclusive manufacturing, marketing and distribution rights to a third party in exchange for royalty income. In any case, Star expects to retain for itself the right to supply the TSNA-free tobacco for its products. There can, however, be no assurance that Star will be able to enter into a collaborative relationship with a third-party on terms satisfactory to Star.


      Star's CigRx product, if approved by the FDA (but see "Government Regulation"), would be initially marketed through physicians for use in a relapse therapy in conjunction with a smoking cessation therapy. Star intends to seek to establish a collaborative relationship with a company with demonstrated capabilities to market and distribute pharmaceutical products. Star expects that, at least initially, the CigRx cigarette products would be sold by prescription only.


      Star has no current plans regarding marketing and distribution of its products in foreign countries. If it decides to expand distribution to other countries, Star will be required to meet all applicable regulatory requirements and standards of such countries, of which there can be no assurance. In the event that it decides to market and distribute its products internationally, Star expects that it would enter into collaborative relationships with third-party pharmaceutical companies to perform all marketing and distribution functions. There can be no assurance that Star would be able to enter into a satisfactory relationship with any such third-party on terms satisfactory to Star.


      Manufacturing. Chicles Canel's, S.A. de C.V., of San Luis Potosi, Mexico ("Canel's"), a large gum manufacturing company in Mexico, has produced all sample and clinical trial quantities of the prescription gum and lozenge products for Star. Star believes that Canel's has sufficient capacity to produce Star's requirements for the prescription-only market. Star, which does not have an on-going agreement with Canel's, is currently dependent upon Canel's as a sole supplier of its gum and lozenge products. Star may need to identify alternative manufacturers for the production of these products to reduce its dependence on Canel's and to ensure that in the event that market demand increases beyond Canel's capacity, Star would be able to meet such demand.

      Star has sufficient manufacturing capacity to produce CigRx cigarettes for clinical trial purposes and for the prescription-only market if the FDA were to grant marketing approval to Star.


      Market and Competition. It is commonly believed that many tobacco product consumers are addicted to tobacco because of the presence of nicotine in tobacco. The addictive qualities of nicotine have been well publicized. It has been estimated that approximately 70% of American adult smokers (approximately 32 million persons) desire to quit smoking, but of that number approximately 75% believe that they are unable to do so. It is further estimated that 15 million Americans attempt, unsuccessfully, at least once a year to quit smoking, and only 1.2 million Americans are successful in quitting. In the United States the percentage of adults who regularly smoke cigarettes has decreased over the past 25 years, although in recent years the number of adult smokers has not materially changed.

      Tobacco users who attempt to quit typically experience craving, headaches, irritability and nausea when the body stops receiving nicotine. Smoking cessation products that are approved for sale in the United States are primarily synthetically-produced nicotine delivery products designed to wean the patient from nicotine addiction over a period of time ranging from 30 days to six weeks. Three products, Nicorette(R), a nicotine chewing gum, and Nicotrol(R) and NicoDerm(R), both transdermal nicotine patches, constituted 99% of the U.S. market of $398 million in sales in 1996. All of these products are sold over-the-counter. Recently, Zyban(R), a prescription drug which, when taken in pill form, chemically acts upon the brain to simulate the "reward" attributes of nicotine while at the same time decreasing the craving for nicotine, was introduced to the market in 1997 following FDA approval. Star understands that sales of Zyban to date have been substantial and that Zyban is often prescribed by physicians to be used in conjunction with nicotine delivery products. Sales of nicotine delivery, smoking cessation products outside of the United States are estimated by Star at over $700 million in 1996. None of the smoking cessation products currently on the market have FDA approval as smokeless tobacco cessation products, and the FDA has not granted any approval for a product with such indications.

      The smoking cessation and reduction market is highly competitive. Star's competitors would include SmithKline Beecham, the McNeil Consumer Division of Johnson & Johnson, Glaxo-Wellcome and Pharmacia-Upjohn, all of which have capital resources, research and development staffs, facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in manufacturing and marketing their products which are significantly greater than those of Star. In addition, there are several companies developing new technologies aimed at smoking cessation therapies. There are also a number of consumer products which do not require FDA approval as therapeutic drug products but which nevertheless are advertised as alternatives to smoking or to help in the reduction of smoking. For example, at least one of the leading United States confectionary chewing gum manufacturers has advertised its gum products as an alternative to cigarettes. There are also several non-tobacco cigarettes produced with fillers such as lettuce and herbs. In addition to the use of consumable products for smoking cessation or reduction purposes, medical practitioners and others have developed a variety of programs intended to assist a person in withdrawing from nicotine dependence. Treatments used include psychological counseling, hypnosis, group therapy and behavior modification techniques. There can be no assurance that Star's competitors will not succeed in developing technologies and products that are more effective than Star's product candidates, that are safer than Star's products or that would render Star's products obsolete or non-competitive. Star's inability to compete successfully may have a material adverse effect on Star's business, financial condition and results of operations.

      Star expects its products, if approved for sale, would compete primarily on the basis of product efficacy, patient convenience and compliance, price, and patent position. There can be no assurance that Star will be able to compete successfully with respect to any of these factors.

CONVENTIONAL CIGARETTE BUSINESS

      Star is engaged in the business of manufacturing and selling cigarettes, primarily within the United States. Until 1994 Star was exclusively a contract manufacturer of little cigars and cigarettes under brand names owned by Star's customers. One customer, Swisher International, Inc., for which Star manufactured "Swisher Sweets" and "Prince Edward" little cigars, accounted for more than half of Star's business during that time. In late 1994, Star commenced selling its own brands of cigarettes. Currently Star manufactures and sells GUMSMOKE(R), VEGAS(R), SPORT(R) and MAIN STREET(R) cigarettes, and sales of these brands have accounted for most of Star's revenues over the past 24 months. Star's brands are sold in the "deep discount" category of the cigarette industry.

      Products. Star's four brands of cigarettes are each sold in a variety of sizes and styles, i.e., king size and 100s, soft pack and hinged box, regular flavor and menthol, and full flavor, lights and ultra lights. Star utilizes its own specified blend of tobaccos in each brand. The blend consists of Virginia flue-cured, burley and oriental varieties of tobacco, which is typical of American-style cigarettes. Star does not utilize "reconstituted" tobacco, which is tobacco leaf which has been cut, combined with various chemicals and formed into paper-like sheets which are in turn cut and utilized as filler in the production of cigarettes.

      Star uses stylized packaging designs for its four brands of cigarettes. As is typical in the cigarette industry, Star utilizes different colors, e.g., green for menthol, but similar designs, on its packaging to denote different product styles.

      Manufacturing. Star manufactures cigarettes at its facility in Petersburg, Virginia. Tobacco is purchased from a recognized leaf dealer in "cut rag" form, meaning that the tobacco has been cut, processed and flavored to Star's specifications, and is ready when delivered to Star for the manufacturing process. The tobacco is then combined with filters, and paper in a "maker" which produces finished cigarettes, which in turn are placed in a "packer" which provides packaging into standard 20-cigarette packs and ten-pack cartons.

      Distribution. Star's own-branded cigarettes are sold primarily to tobacco product distributors, typically referred to in the industry as "tobacco and candy distributors." In 1997 Star sold its cigarettes to a total of 285 distributors located in the United States. The distributors maintain state and, where applicable, municipal government tobacco product licenses, apply to cigarette packs state and/or local tax stamps when needed, and resell the cigarettes to retailers. Star delivers its products directly to distributors mainly by common carrier trucks. No one distributor accounted for more than 10% of Star's revenues in 1997. Star's distributor customers primarily serve convenience stores and gas stations, but not grocery stores and large discount or department stores.

      Marketing and Selling. Star does not conduct any consumer advertising and only an insubstantial amount of trade journal and direct mail advertising. Star does provide to its distributor customers for redistribution to retailers, point-of-sale materials such as posters, banners and display racks. Also, Star produces marketing materials for use by distributors to promote Star cigarettes to their retail customers.

      Star's brands of cigarettes are sold by two full-time in-house employee-salesmen, augmented by three part-time independent contractor representatives, all of whom are compensated principally on a commission basis.

      Because of Star's limited sales force and advertising and marketing resources, it is Star's strategy to rely to a large degree upon distributors to promote and sell Star brands to retail customers. Distributors are generally able to obtain substantially higher profit margins, albeit lower volume, on Star's products than on products sold by the four major United States manufacturers of cigarettes, and therefore they have an incentive to promote Star's brands. Furthermore, in many markets, Star will grant to a distributor exclusivity within a defined region for one or more brands, thus giving to the distributor an incentive to promote to retailers Star's brand without being undercut on a price basis by a competitor.

      Competition. Star's primary competition is from the four "majors," i.e., Philip Morris, the brands of which account for slightly more than 50% of the cigarette sales in the United States, R.J. Reynolds, Brown & Williamson, and Lorillard, each of which has substantially greater financial and operating resources than Star. Star also encounters significant competition from several other United States manufacturers of cigarettes as well as importers of cigarettes manufactured in foreign countries. Some of these manufacturers and importers have substantially greater financial and operating resources than Star.

      Star's products compete principally on the basis of price. Generally speaking, there are three price categories of cigarettes in the United States, "premium," which includes such brands as Marlboro(R) and Camel(R), "discount" or "generic," which includes such brands as Doral(R) and GPC(R), and "deep discount," which as a group account for only a small percentage (less than 3%) of the United States cigarette market. Each of Star's brands is priced in the deep discount category. Other competitive factors include package design, taste, and the amount of marketing support provided to distributors and retailers. At the consumer level, brand "loyalty" is also a significant factor.

      Contract Manufacturing. Star also manufactures cigarettes under brand names owned by unaffiliated parties. In these instances, packaging is provided by the customer who has also selected its own tobacco blend, and Star manufactures against a specific purchase order. The final product is invariably delivered to a single location and Star has no responsibility for marketing or selling. Currently, contract manufacturing is an insignificant portion of Star's cigarette operations.


      Confectionary Gum Product. In the first quarter of 1998, Star introduced a confectionary chewing gum branded "GUMSMOKE,(TM)" which contains no tobacco but which does contain a FDA-approved tobacco flavoring. Sales of this product, which were mostly to Star's regular distributors of its cigarette products, were not material and are not expected to be material in the coming months. Star has not applied substantial marketing and promotional efforts or expenditures to this product and does not expect to do so in the foreseeable future. GUMSMOKE was produced at Canel's. See "Smoking Cessation Products--Manufacturing."


LICENSE AGREEMENT


       Star is the licensee under a license agreement (the "License Agreement") with the licensor, Regent Court Technologies, a partnership of which Jonnie R. Williams and Francis E. O'Donnell, Jr. are partners (see "Management" and "Security Ownership of Certain Beneficial Owners and Management"). The License Agreement provides, among other things, for the grant of an exclusive, worldwide, irrevocable license to Star, with the right to grant sublicenses, to make, use and sell tobacco and products containing tobacco under the licensor's patent rights and know-how relating to the processes for curing tobacco so as to eliminate or reduce to insignificant levels tobacco-specific nitrosamines and to products containing such tobacco of the licensor and its affiliates, whether such patent rights and know-how are now in existence or hereinafter developed. This license includes inventions of the licensor and its affiliates during the term of this Agreement relating to the production, treatment or curing of tobacco, or a method of manufacturing a product containing tobacco, or of extracting one or more substances from tobacco for the purpose of incorporating such substance or substances in a product or products. The only right retained by the licensor is to conduct research.

      The License Agreement may be terminated by Star upon 30 days' written notice. The License Agreement may also be terminated by the licensor (a) upon a default in the payment of royalties or a failure to submit a correct accounting continuing for at least 30 days after written notice, or (b) upon a material breach of any other obligation of Star under the License Agreement continuing for at least 60 days after written notice. Star is obligated to pay to the licensor a royalty of 2% on all net sales of products by it and any affiliated sublicensees and 6% on all fees and royalties received by it from unaffiliated sublicensees. The License Agreement expires on the last to expire of any applicable patents. No patents have been issued to date. See "Business of Star -- Patents and Proprietary Rights."

      The License Agreement obligates Star to prosecute and pay for United States and foreign patent rights. The agreement contains other provisions typically found in a patent license agreement, such as provisions governing patent enforcement and the defense of any infringement claims against Star and its sublicensees. The License Agreement further provides that any obligation or liability related to patent infringement matters brought against Star will be borne by Star. Star has agreed to indemnify and defend the licensor and its affiliates against losses incurred in connection with Star's use, sale or other disposition of any licensed product or the exercise of any rights under the License Agreement. The licensor has made no representations to Star in any documents regarding the efficacy of the licensed technology.


PATENTS AND PROPRIETARY RIGHTS


      Star's success in commercially exploiting its licensed tobacco curing technology depends in large part on the ability of Star to obtain patent protection for the technology, to defend patents once obtained, to maintain trade secrets, to operate without infringing upon the patents and proprietary rights of others, and to obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur, both in the United States and in foreign countries. There are two patent applications pending in the United States for method patents covering the tobacco curing technology, and, in one case, for products containing TSNA-free tobacco. Corresponding patent filings have been initiated in numerous foreign countries. There can be no assurance that Star or its licensor has or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the intellectual property owned or licensed by Star. In addition, no assurance can be given that any patents issued to or licensed by Star will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to Star. No patents have been granted to Star's licensor or Star to date.


      The patent positions of pharmaceutical companies, including those of Star, are uncertain and involve complex legal and factual questions for which important legal principles are unresolved. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents or patent applications licensed to Star and limit the ability of Star or its licensors to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, Star may be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that Star will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, Star could be delayed in or prevented from pursuing the development or commercialization of its products.

      Litigation which could result in substantial cost to Star may also be necessary to enforce any patents to which Star has rights, or to determine the scope, validity and unenforceability of other parties' proprietary rights which may affect Star's rights. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. Star's licensors may also have to participate in interference proceedings declared by the United States Patent and Trademark Office (the "PTO") to determine the priority of an invention, which could result in substantial cost to Star. There can be no assurance that Star's licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. The mere uncertainty resulting from the institution and continuation of any technology-related litigation or interference proceeding could have a material adverse effect on Star's business and prospects.

      Star may also rely on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, suppliers and others. There can be no assurance that these agreements will not be breached or terminated, that Star will have adequate remedies for any breach, or that Star's trade secrets will not otherwise become known or be independently discovered by competitors.

GOVERNMENT REGULATION

      The manufacture and sale of cigarettes and other tobacco products and of pharmaceutical products are subject to extensive federal and state government regulations in the United States and by comparable authorities in many foreign countries. These national agencies and other federal, state and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of Star's products.


      There are pending in the United States Congress several bills which, if enacted, would provide significant changes to the United State tobacco industry. Some of these bills contain provisions which would provide substantial federal government funds for smoking cessation programs and products. Star is unable to predict what affect, if any, these provisions, if enacted, would have on sale of smoking cessation products such as Star's products (if approved by the FDA), although it is likely that any such affect would be beneficial. The most publicized bill, the McCain bill in the United State Senate, was recently rejected by the Senate and, based upon published reports, prospects for adoption of a comprehensive tobacco bill in 1998 are uncertain.

      Some of the bills before Congress also contain provisions authorizing the FDA to adopt regulations which promote the sale of "less harmful" tobacco products, including regulations which would require manufacturers to adopt technologies and methods that result in "less harmful" products. Star believes that TSNA-free tobacco would or should qualify as a means by which "less harmful" products may be produced. There can be no assurances, however, that any of the bills now before Congress, or that may be proposed in the future, will be enacted or, if enacted, would contain provisions that would result in a demand for TSNA-free tobacco.

      The FDA has adopted extensive regulations governing the sale and advertising of tobacco products designed primarily to discourage the sale to, and consumption by, adolescents and children. The "major" manufacturers of tobacco products challenged the authority of the FDA to promulgate such regulations in the federal courts. A federal District Court upheld the FDA's authority to promulgate such regulations, but ruled that certain of the regulations restricting advertising were invalid as violative of the constitutional right of free speech. Recently, the United States Court of Appeals ruled that the executive branch of the United States government, in particular the FDA, does not have the authority to regulate tobacco products, such authority being reserved to Congress. The federal government has appealed the Appeals Court's ruling and the matter is now pending before the United States Supreme Court. To the knowledge of Star, the FDA has not attempted to enforce these regulations, and the tobacco industry, including Star, have generally operated as if the regulations were not in effect.

      It is difficult for Star to predict what effect full implementation of the FDA regulations referred to in the preceding paragraph would have upon its conventional cigarette business. Those regulations significantly limit the manner in which cigarettes may be sold and displayed in retail stores, requiring, among other restrictions, that cigarettes be kept "behind the counter" and out of reach of customers. These point-of-purchase restrictions would tend to favor the more well-known brand names and disfavor "deep discount" products which rely more upon the price of the product than to brand loyalty or brand recognition to generate sales. Consequently, implementation of the existing FDA regulations would have an adverse affect upon Star's sales of conventional cigarettes.

      The Company's decision to submit to the FDA products containing tobacco with therapeutic claims was made with long-term objectives in mind. As a small company without its own laboratory or other research facilities, the Company believed that the commercial value of its tobacco curing process would ultimately depend upon validation by the scientific and health care communities. The Company believes that tests and clinical trials conducted under FDA protocols would further its objective of attaining scientific validation for its technology. It is uncertain, however, whether any competitive advantage would be achieved by submission of products to the FDA, especially if such submission is not required. Moreover, by submitting products to the FDA when the same may not be required, the Company may be subjecting itself to unnecessary governmental regulation.

      U.S. Food and Drug Administration. Star has submitted its GUMSMOKE gum and its CigRx cigarette to the FDA as therapeutic drug products for smoking cessation purposes. As a result, the marketing, manufacture, and distribution of Star's smoking cessation products are and will be subject to rigorous preclinical testing and clinical trials and other approval procedures mandated by the FDA. The purpose of the FDA's testing procedures is to determine the safety and efficacy of drug candidates, and compliance of manufacturing facilities with the FDA's QSRs (good manufacturing practices).

      As discussed above under "Smoking Cessation Products," the Company has recently deemphasized its plans to obtain approval for GUMSMOKE and CigRx.


      The steps typically required to be taken before a new prescription drug may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an Investigational New Drug ("IND") application, which must be evaluated and found acceptable by the FDA before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of a New Drug Application ("NDA") to the FDA and (v) FDA approval of the NDA. Prior to obtaining FDA approval of an NDA, the facilities that will be used to manufacture the drug must undergo a pre-approval inspection to ensure compliance with the FDA's QSRs.


      In July 1997, Star filed an IND application for its GUMSMOKE tobacco chewing gum for (1) smoking cessation, (2) as a therapy to be used for the cessation of selected smoking cessation aids, including Nicorette(R) gum, Nicotrol(R) nasal spray, nicotine patches and Nicotrol(R) inhaler and (3) for smokeless tobacco product cessation. In August 1997, Star filed an IND application for Star's cigarette for smoking cessation program relapse intervention. Star's IND applications have been accepted by the FDA and Star will commence human clinical trials on CigRx in September 1998, at the Medical College of Virginia. Star does not expect to obtain FDA approvals within the foreseeable future in light of the Company's decision to deemphasize the approval process.


      Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into healthy human subjects is performed to test for safety. Phase II involves studies in a limited patient population to determine the efficacy of the product for specific, targeted uses, to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks. When Phase II evaluations demonstrate that a product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. The results of product development, preclinical studies and clinical studies are submitted to the FDA as an NDA for approval of the marketing and commercial shipment of the product.

      In addition, domestic drug product manufacturing establishments must be registered with, and approved by, the FDA. Drug product manufacturing establishments located in certain states also must be licensed by such states. Establishments handling controlled substances must be licensed by the United States Drug Enforcement Administration. Domestic manufacturing establishments are also subject to biennial inspections by the FDA for compliance with QSRs after an NDA is filed.


      There can be no assurance that approvals from the FDA will be obtained on a timely basis or at all. The process of obtaining these approvals and the subsequent compliance with appropriate United States statutes and regulations are time-consuming and require the expenditure of substantial resources. Among the uncertainties and risks of the FDA approval process are the following: the possibility that studies and clinical trials shall fail to prove that Star's products are "safer" than conventional tobacco products; the possibility that the costs of obtaining such approvals could far exceed any current estimates of Star and may render commercialization of the products marginally profitable or altogether unprofitable; and the possibility that the amount of time required for FDA approval of a product may extend for years beyond that which is originally estimated. The FDA may also require additional clinical trials, which could result in increased costs and significant development delays. Furthermore, there can be no assurance that even after substantial time and expenditures, any of Star's products will be approved for marketing as proposed by Star in the United States on a timely basis or at all. The effect of governmental regulation may be to delay the marketing of Star's smoking cessation products and to impose costly requirements on Star's activities or to provide a competitive advantage to the companies that compete with Star. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The failure to obtain FDA approval of its products, or any material delays in obtaining such approval, may have a material adverse effect upon Star's business, financial condition and results of operations.

      Bureau of Alcohol, Tobacco and Firearms. Manufacturers and importers of tobacco products are taxed pursuant to regulations promulgated by the federal Bureau of Alcohol, Tobacco and Firearms ("BATF") under authority of the Internal Revenue Code of 1986, as amended.

      Currently, cigarettes are taxed at the rate of $.24 per pack of twenty cigarettes. Star intends to apply to the BATF for a ruling that its TSNA-free cigarettes should be exempt from federal taxes since, if the cigarettes are approved by the FDA for sale to the public under a physician's prescription, the cigarettes would be classified as therapeutic drugs. Star believes that Congress did not intend for therapeutic drug products to be taxed as cigarettes and that such taxation would be inconsistent with public policy. There can be no assurance that Star's application for such an exemption would be approved.


      The BATF also taxes "smokeless tobacco" which is defined as "any snuff or chewing tobacco." Star has received a preliminary ruling from the BATF that Star's GUMSMOKE-Rx chewing gum would be classified as "chewing tobacco," which is currently taxed at the rate of $.12 per pound. Star has not received a ruling from the BATF as to how its tobacco lozenge, which, unlike its tobacco chewing gum, contains liquid tobacco extract and not finely ground tobacco leaf, would be classified under its regulations. If Star's lozenge were to be taxed as "snuff," then it would be currently taxed at the rate of $.36 per pound. Star intends to apply to the BATF for a ruling that neither its GUMSMOKE-Rx chewing gum or tobacco lozenge should be taxed as "smokeless tobacco." There can be no assurance that Star would receive a favorable ruling with respect to either product.

      The Federal Cigarette Labeling and Advertising Act. The Federal Cigarette Labeling and Adverting Act (the "Advertising Act"), prohibits the advertising of tobacco products on television and radio and provides for the imposition of certain health-warning labels on tobacco product packaging and advertising materials. The Advertising Act is administered by the Federal Trade Commission ("FTC"). Star has received a preliminary ruling from the FTC that, as FDA-approved pharmaceutical products, Star's GUMSMOKE-Rx chewing gum and tobacco lozenge products would not be subject to the Advertising Act. Star has not sought a similar ruling with respect to its CigRx cigarettes.


      State and Municipal Laws. The sale of tobacco products is subject to taxation in all fifty states. In addition, some states permit municipalities to impose an additional sales tax, and many municipalities do so. The state and municipal taxes are imposed upon wholesalers and/or retailers but not manufacturers, and therefore Star has no liability for such taxes. Star is required, however, by many states to report its shipments of cigarettes to distributors/retailers located within their jurisdiction.

      Star is aware of at least two states, Massachusetts and Minnesota, which have recently adopted laws and regulations regarding the disclosure by manufacturers of certain chemical constituents in their products. Star welcomes such laws and regulations and intends to fully comply with them.

LITIGATION/PRODUCT LIABILITY

      Star is not a party to any material litigation.


      In the United States, there have been numerous and well-publicized lawsuits against the largest manufacturers of cigarettes and other tobacco products initiated by state and municipal governmental units, health care providers and insurers, individuals (for themselves and on a class-action basis) and by others. The legal theories underlying such lawsuits are varied, but are generally based upon one or more of the following: manufacturer defendants have deceived consumers about the health risks imposed by tobacco product consumption; such defendants knew or should have known about various harmful ingredients of their products and failed to adequately warn consumers about the potential harmful effects of those ingredients; and such defendants knew of the addictive attributes of nicotine and have purposefully manipulated their product ingredients so as to enhance the delivery of nicotine.

      Star believes that its risk of liability in any lawsuit of the type described above, and therefore the risk of being named a defendant in such a lawsuit, is relatively low for the following reasons: Star has not at any time advertised its tobacco products to consumers except for point-of-purchase materials; it has never conducted research on the chemical or other constituents of its products and does not have, and has never had, laboratory or other research facilities; and Star has not "manipulated' the nicotine content or delivery of its tobacco products. Moreover, Star brands have been sold for only a relatively short period of time, i.e., since late 1994, and the volume of sales has not been substantial in relation to the volume generated by the larger manufacturers.

      Star maintains product liability insurance which is limited to any claims that tobacco products manufactured by or for Star contain any foreign object. Such insurance does not cover health-related claims such as those that have been made against the major manufacturers of tobacco products. Star does not believe that such insurance can currently be obtained. A lawsuit against the Company based upon claims not covered by its product liability insurance may have a materially adverse effect upon the financial condition of the Company.


FACILITIES


      Star's executive offices and manufacturing facilities are located in Petersburg, Virginia. Star owns such facilities which consist of a 50,000 square foot, four-story manufacturing building and 3,000 square foot, single-story office and storage building. Star leases a 10,000 square foot warehouse in Petersburg, Virginia, about one mile from its manufacturing facilities, pursuant to a month-to-month lease. The warehouse is used for storing and shipping conventional cigarette products. Star also leases a single office at the Biotechnology Office Park of the Medical College of Virginia in Richmond, Virginia, on a tenancy-at-will basis.

      Star has leased seven acres of land and a 10,000 square foot building thereon in Chase City, Virginia, for the processing of tobacco utilizing Star's proprietary methods to prevent the formation of tobacco-specific nitrosamines. The lease is for a term of ten years, expiring in 2008. Star has an option to purchase the property at any time during the term of the lease.


      Star considers its facilities adequate for the purposes for which they are used.

EMPLOYEES


      As of June 30, 1998, Star has 47 full-time employees. From time to time, Star engages temporary personnel to augment its regular employee staff. Star utilizes from time to time the services of consultants and independent contractors to provide key functions that might otherwise be provided by Company-employed personnel. Star's success depends in large part on its ability to attract and retain highly qualified scientific, technical, management and marketing personnel. Competition for such personnel is intense and there can be no assurance that Star will be able to attract and retain the personnel necessary for the development and operation of its business. The loss of the services of key personnel could have a material adverse effect on Star's business.

COMPENSATION SUMMARY


      The following table sets forth, for the years 1996 and 1997, the compensation paid to the Chief Executive Officer of Star and to each other officer of Star who received at least $100,000 in such years. The table does not include payments to Jonnie R. Williams, who did not hold any office in Star during the periods covered. For information regarding such payments, see "Business of Star -- Certain Transactions" elsewhere in this Proxy Statement.


                           SUMMARY COMPENSATION TABLE



                                                               ANNUAL                       LONG-TERM
                                                            COMPENSATION                  COMPENSATION
                                             -------------------------------------------  ------------
                                                                              OTHER        SECURITIES
                                                                              ANNUAL       UNDERLYING
               NAME                              SALARY        BONUS       COMPENSATION     OPTIONS
               ----                              ------        -----       ------------   ------------
Samuel P. Sears, Jr.
    Chairman of the Board and     1996           $186,265          --          (1)             (2)
    Chief Executive Officer       1997           $249,231          --          (1)             (2)

John M. Gallahan.
    President and Chief           1996           $120,384          --          (1)             (2)
    Executive Officer             1997           $178,192          --          (1)             (2)


-----------

      (1)        Lesser of $50,000 or 10% of total salary and bonus.
      (2) No options were granted to Mr. Sears or Mr. Gallahan during the years ended December 31, 1996 and 1997.

CERTAIN TRANSACTIONS


     Until February 6, 1998, the date of the Reverse Acquisition, the capital stock of Star was owned and controlled by Francis E. O'Donnell, Jr., M.D. and Jonnie R. Williams and their families. See "Management" and "Security Ownership of Certain Beneficial Owners and Management." Many of the practices and expenditures described in the remainder of this section were undertaken in the context of a privately-owned corporation and were phased out following the Reverse Acquisition.

     Jonnie R. Williams and entities owned or controlled by him or his family have from time to time borrowed from, and made loans to, Star. At December 31, 1997, total borrowings of the Company from related parties amounted to $392,012. All such loans were on a demand basis and provided for interest at the minimum levels specified by the Internal Revenue Service for the avoidance of imputed interest.

     Mr. Williams or entities controlled by or affiliated with him were paid $565,000 and $387,500 in 1997 and 1996, respectively, for services rendered. The services primarily consisted of work performed on the research and development of Star's licensed technology for the prevention of the formation of nitrosamines in tobacco and of products which include tobacco processed under Star's technology.


     Mr. Williams owns an unoccupied house in Richmond, Virginia, which is used by Star from time to time to lodge visitors to Star and to provide temporary housing to employees, independent sales persons and others working on behalf of Star. In each of 1996 and 1997, Star made payments for the maintenance of such house in an amount of less than $10,000.

     Mr. Williams and Dr. O'Donnell have jointly owned airplanes from time to time. Star has utilized the airplanes for travel throughout the United States and to Mexico for meetings at Canel's. Payments made by Star with respect to those airplanes were $238,750 in 1997. There were no payments in 1996.


     For the interest of Samuel P. Sears, Jr., an executive officer and director of Star on the date of the Reverse Acquisition, in ETI and the Reverse Acquisition transaction, see "Proposal No. 4 - Interests of Certain Persons in the Reverse Acquisition" elsewhere in this Proxy Statement.


     The Board of Directors has adopted a policy that any future transactions with affiliates of the Company will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and shall have been approved by a majority of the Company's directors who do not have a material interest in the transaction.





                                BUSINESS OF ETI

GENERAL


     ETI develops, manufactures, sells and distributes intraocular lenses and other ophthalmic products. Intraocular lenses ("IOLs") are medical devices implanted in the human eye by ophthalmic surgeons to correct vision loss resulting from the removal of the natural crystalline lens during cataract surgery. Beginning in 1992, ETI sought to broaden its product line in the ophthalmic field. Consequently, ETI began to market and distribute in the United States and for export titanium diamond knives, hand-held instruments, pachymeters and diamond knife calibration units; however, marketing efforts were largely unsuccessful and sales of such products in 1997 were immaterial. As part of its efforts to diversify its product line, in 1994 ETI acquired proprietary rights to a microlamellar keratomileusis ("MKM") system and developed a modified version of its MKM system for a surgical procedure known as laser assisted in-situ keratomileusis ("LASIK").

     Throughout 1997 and continuing into 1998, ETI had severe financial difficulties characterized by declining revenue and a lack of working capital. As a result, operations were contracted, an operating loss was incurred and research and development efforts to bring on new products or to improve existing products were curtailed.

     The IOL industry specifically, as well as the medical device industry in general, is subject to significant governmental regulations, particularly by the United States Food and Drug Administration ("FDA"). The IOL industry's pricing policies are directly impacted by the maximum allowable charges of an IOL implant procedure as established by the United States Health Care Financing Administration ("HCFA"). ETI's business is not seasonal in nature.

PRODUCTS OF ETI

     IOLs. ETI manufactures and markets eleven different series of lens styles. These series of lenses, which incorporate over 63 lens configurations, include both single-piece and multi-piece lens designs, blue polymethylmethacrylate ("PMMA") loops, optics in 5.0mm, 5.5mm, 6.0mm, 6.5mm, and 7.0mm sizes, and optics of biconvex and convex-plano designs. ETI also offers its UltraThin series, notch, double eyelet and left-handed IOLs to address certain segments of the small incision and capsulorhexis market. Sales of IOLs accounted for more than approximately 94% of net sales in 1997.

     Microlamellar Keratomileusis (MKM). The 1990s has seen an increasing use in the United States, and throughout the world, of a number of surgical procedures and devices to correct human vision impairment, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism. Such procedures include radial keratotomy ("RK"), in which incisions are made in the cornea to flatten the anterior surface and photorefractive keratotomy ("PRK") in which excimer or solid-state lasers are employed to alter the surface and shape of the cornea. MKM procedure employs a microkeratome device to remove the patient's corneal cap after which a second resection is made in the stroma.
The cap is then replaced, adhering to the eye without the aid of sutures.
LASIK is a combined procedure, utilizing a microkeratome to make a "flap" on the cornea, folding the flap back and employing a laser to alter the stroma, and then replacing the corneal flap to its original position. Sales of MKM and LASIK equipment by ETI during 1997, almost all of which were export sales, accounted for approximately 6% of all net sales of ETI.

SALES AND MARKETING

     ETI markets its products in the United States through field sales representatives to ophthalmologists, hospitals, health-care buyer groups, outpatient clinics, health maintenance organizations and surgicenters. At December 31, 1997, ETI had six field sales representatives, several of which are corporate entities employing more than one representative, compared to eight representatives at December 31, 1996. All such representatives are independent contractors of ETI and are not employees. Declining sales volume over the last several years, coupled with ETI's lack of a soft lens product (see "IOLs", below), has resulted in a number of representatives who have ceased to represent ETI's IOL product line, a situation which has added to ETI's sales decline. ETI has lacked sufficient working capital and a positive business outlook so as to attract experienced independent sales representatives to replace the ones who have terminated their relationship with ETI.

     ETI's domestic customers generally obtain lenses on a consignment basis with actual title passing and invoicing occurring when the lens is implanted. As of December 31, 1997, ETI had approximately 5,000 lenses on consignment. No single customer accounted for ten percent or more of ETI's net sales for any of the last three fiscal years.

     For international sales, ETI generally grants nonexclusive distribution rights for specified countries or territories to independent distributors. Exclusive distribution rights, which are rarely granted, are awarded based upon superior performance and distribution capabilities. ETI presently distributes its products through 15 international distributors whose agreements are subject to renewal based on performance. Export sales in 1997 and 1996 were $408,227 and $578,812, respectively.

COMPETITION

     The markets for ETI's products are characterized by rapidly evolving technology and intense competition. ETI competes with major pharmaceutical and medical device companies. Most of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than ETI.

     IOLs. ETI's competitors with respect to IOLs include Iolab, Chiron Ophthalmics, Storz (by the end of 1997, Iolab, Chiron Ophthalmics, and Storz were all owned by Bausch & Lomb), Staar, Alcon, Allergan, and Mentor Ophthalmics, all of which sell IOLs domestically and internationally. ETI also competes in the United States with several small manufacturers, as well as in the international market with several United States manufacturers who sell exclusively in that market.

     Throughout the 1990s, the use of "soft" or "foldable" IOLs have grown in popularity among surgeons. ETI does not offer soft lenses, which ETI estimates comprised approximately 60% of the United States IOL market in 1997.

     In the "hard" lens segment of the United States market, ETI relies upon a varied product selection, aggressive pricing and individualized customer service. ETI estimates that its sales of IOLs accounted for less than one percent of the United States IOL market in 1997.


     In the international market, the primary competitive factors are price and product offerings. The fact that ETI's products are approved by the FDA for sale in the United States is an important factor in ETI's ability to make export sales. In 1997, export sales accounted for 25% of the total Company IOL sales volume on a revenue basis and approximately 55% on a units-sold basis.


     MKM and LASIK Equipment. Domestic sales of ETI's MKM and LASIK equipment in 1997, and to date in 1998, have been insignificant, as lack of working capital to market and promote ETI's products and to make desired product improvements have hampered ETI's sales efforts for this product line.

     The United States domestic market is dominated by Chiron Ophthalmics, which has far greater financial, technical and market resources than ETI.

     Export sales of MKM and LASIK equipment in 1997 were $70,227, but ETI does not maintain an established sales, distribution and service network in the international market for its MKM and LASIK equipment.

TRANSACTION WITH OPHTHALMIC INNOVATIONS INTERNATIONAL, INC.

     On January 31, 1997, ETI entered into a license agreement (the "License Agreement") with Ophthalmic Innovations International, Inc. ("OII"), of Claremont, California. Pursuant to the terms of the License Agreement, ETI granted to OII a non-exclusive license under ETI's pre-market approvals (PMAs) granted to ETI by the FDA to manufacture and market IOLs designed and manufactured in compliance with the PMAs. ETI received a one-time license fee of $325,000.


     In connection with the License Agreement, ETI and OII entered into a Supply Agreement on January 31, 1997, by which OII agreed to manufacture and sell to ETI certain IOLs at predetermined fixed prices. During 1997, and to date in 1998, ETI has not purchased any IOLs from OII pursuant to the Supply Agreement or otherwise, and ETI has no current plans to purchase IOLs in the future from OII.


FDA REGULATION


     The manufacture and sale of IOLs requires prior approval by the FDA of an application for an Investigational Device Exemption ("IDE") on a parent lens. The "Parent Lens" is the original lens involved in a patient study undertaken to approve the safety and effectiveness of the materials used in forming the lens and the lens design. This application contains, among other things, a description of the lens design, the materials to be used, and the proposed manufacturing process. Upon FDA acceptance of an IDE, a company may commence sales to a group of ophthalmologists who serve as clinical investigators for the lens (the "Core Group"). The Core Group performs a defined number of implant procedures for each intraocular lens style. The results of the implant procedures are then submitted to the FDA. If the results are favorable, the FDA will permit ETI on whose behalf the IDE is filed to sell the lens on a less restricted basis. The final stage of review involves filing an application for pre-market approval ("PMA") with the FDA. PMA is granted based on results of clinical investigations and, if approved, allows the lens to be sold for general domestic implant purposes. Each new lens design must comply with these procedures. (See "Products of ETI").

     FDA regulations require ETI to comply with "Good Manufacturing Practices" ("GMPs") regarding the manufacture of IOLs and to maintain complete traceability of each lens implanted, including pertinent information about each patient. Any adverse reactions to an implant must be reported to the FDA.

     In June 1990, ETI received pre-market approval ("PMA") on its Parent Lens and three supplements, which included several three-piece lens designs with PMMA loops. In September 1990, ETI received approvals for supplements on both single-piece and biconvex lens designs introduced by ETI to address the fastest growing segment of the IOL market, small incision products. In September 1991, ETI's 5.0mm lens received PMA status from the FDA. As a result of the above approvals, 90% of ETI's IOL product line has received FDA approval.

     In March 1994, ETI acquired certain assets of a company manufacturing a microkeratome unit under the name of MicroPrecision(TM). The assets included patent rights and FDA 510K approval of the keratome system. These products are manufactured under the name MicroPrecision(TM).

RESEARCH AND DEVELOPMENT

     In 1991, ETI entered into an agreement with Ronald P. Jensen, M.D., to consult with ETI with respect to the development of viscoelastic material whereby he granted to ETI a right of first refusal for the development of any such viscoelastic material that may be developed by Dr. Jensen for a five-year period beginning December 1993. ETI was required to pay to Dr. Jensen $200,000 over such five-year period.

     In 1997, ETI was not working with any viscoelastic material developed by Dr. Jensen and was in default of its payments to Dr. Jensen. In February 1998, ETI renegotiated its contract with Dr. Jensen, which now extends to the year 2000 and requires further payments totaling $100,000. ETI still does not work on any viscoelastic material developed by Dr. Jensen.

     In 1995, ETI conducted research and development primarily for research in the fields of corneal topography, glaucoma and soft/foldable lens technology. In 1996, due to a lack of working capital, ETI ceased research and development activities on corneal topography and glaucoma technologies and reduced work on soft/foldable lens technology to in-house research. Costs for such research were not material. This situation continued throughout 1997 and into 1998 to date.

PRODUCT LIABILITY

     The testing, marketing, and sale of human health care products entail an inherent risk of allegations of product liability. Although ETI has not incurred any material product liability to date, whether insured or uninsured, there can be no assurance that substantial product liability claims will not be asserted against ETI.


     In 1996, ETI allowed its product liability insurance to lapse so that there is no insurance coverage in the event ETI is confronted with any product liability claims. Accordingly, a significant amount of claims against ETI for product liability, if resolved against ETI, would have a material adverse effect on ETI's business, results of operations and financial condition.


RAW MATERIALS


     The raw materials used by ETI in the manufacture of IOLs are cast PMMA and extruded PMMA (See "Products of ETI"). Although these raw materials are only available through a limited number of suppliers, they are generally available. ETI has an adequate supply of the PMMA materials on hand to meet short-term production requirements and does not anticipate that the availability of PMMA will restrict its ability to meet production demands.

PATENTS, TRADEMARKS, AND LICENSES

     ETI is not reliant upon patent protection for the marketing of its IOLs and believes that its ability to effectively compete in the IOL marketplace is dependent upon other factors. (See "Competition"). There are no patents, trademarks, or licenses which are material to the business and operations of ETI, except its approvals from the FDA to market IOLs in the United States. (See "FDA Regulation").

EMPLOYEES


     As of June 30, 1998, ETI had 6 full-time employees in the United States, in addition to the 47 full-time employees of Star. ETI also employs approximately 25 full-time employees in its Mexicali, Mexico facility.


PROPERTIES

     ETI's executive, manufacturing, and administrative offices are located in approximately 19,500 square feet of leased space in St. Paul, Minnesota. ETI also leases 7,400 square feet in a building located in Mexicali, Mexico for use as a manufacturing plant pursuant to the Maquiladora program administered by the United States and Mexican governments. In general, all of ETI's premises are nearly fully utilized and considered to be in good condition and adequate for the purposes for which they are being used.

LEGAL PROCEEDINGS

     ETI was a defendant in 1997 and early 1998 in several lawsuits brought by creditors of ETI to collect monies due and payable by ETI, including the following five lawsuits:

             Dr. Ronald P. Jensen brought suit in 1996 in the United States District Court for the Central District of California for breach of a consulting contract, claiming damages of $111,000 plus interest and costs. The suit was settled in February 1998 in the amount of $25,000 plus a renegotiated consulting arrangement providing for the payment by ETI of $100,000 over a two-year period beginning June 1, 1998.

             Dr. Richard Lindstrom brought suit in 1996 in the District Court, Second Judicial District, County of Ramsey, Minnesota, against ETI alleging breach of agreement of ETI arising out of payments due to Dr. Lindstrom and a leasing company for the lease of equipment by ETI. Plaintiff sought damages in excess of $50,000. The matter was settled in June 1997 through the provision of IOLs to Dr. Lindstrom in lieu of cash payments.

             The law firm of Christie, Parker & Hale brought suit in 1996 against ETI to collect legal fees owing to it in connection with that law firm's representation of ETI in a patent infringement suit against ETI that was settled in 1995. The suit was entered in the Superior Court of California, County of Los Angeles. Default judgment in the amount of approximately $43,000 was entered against ETI in 1996. Christie, Parker & Hale has agreed to forego action against ETI on its judgment as long as ETI remains current on a schedule of payments totaling $43,000, agreed upon by the parties. As of April 1998, ETI was current in its payment schedule.

             In early 1997, Tracy Hoffman, a former employee of ETI, brought suit in the District Court, Second Judicial District, County of Ramsey, Minnesota, against ETI, alleging monies due for compensation and damages for sexual harassment. This suit was settled in February 1998 by ETI's agreement to pay to Ms. Hoffman and to her attorneys a total of $30,000.

             In September 1996, Dr. Samuel Yankelove brought suit against ETI in the 164th Judicial District Court of Harris County, Texas, claiming damages for an alleged defective item of equipment sold by ETI to Dr. Yankelove. In March 1998, ETI entered into an Agreed Judgment with the plaintiff providing for the payment by ETI of $30,000 over more than a three-year period.

     There are several other lawsuits pending against ETI which individually or in the aggregate are not material to the business or financial condition of the Company, either because the amounts are not material or the liability is covered by applicable insurance.

CERTAIN TRANSACTIONS

     For information regarding certain relationships and related transactions involving ETI, see "The Reverse Acquisition--Interests of Certain Persons in the Reverse Acquisition" and "Employment Contracts and Change of Control Arrangements."

     The Board of Directors has adopted a policy that any future transactions with affiliates of the Company will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and shall have been approved by a majority of the Company's directors who do not have a material interest in the transaction.

PRINCIPAL EXECUTIVE OFFICE

     ETI's principal executive office is located at 16 South Market Street, Petersburg, Virginia 23803, and its telephone number is (804) 861-0681.





            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Fitzsimmons acquired 6,481 shares of Common Stock in December 1997 for which a Form 4 was filed in March 1998.

                              INDEPENDENT AUDITORS


     For accounting purposes, the transaction was recorded as a Reverse Acquisition, with Star as the accounting acquirer. Keiter, Stephens, Hurst, Gary & Shreaves, P.C. served as independent auditors for Star for the year ended December 31, 1997 and has been selected as the independent auditors of Star for the year ending December 31, 1998. Representatives of Keiter, Stephens, Hurst, Gary & Shreaves, P.C. are expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     On March 5, 1998, the Company engaged Olsen, Thielen & Co., Ltd. ("Olsen, Thielen") as its independent auditors to audit its financial statements for the years ended December 31, 1996 and December 31, 1997. There have been no disagreements between the Company and Olsen, Thielen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused such firm to make reference in connection with its opinions to the subject matter of the disagreement. Representatives of Olsen, Thielen are not expected to attend the Annual Meeting.


                             STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company, addressed to Secretary, Eye Technology, Inc., 16 South Market Street, Petersburg, Virginia 23803, no later than _______________, 1999, for inclusion in the proxy statement relating to that meeting.

                                  SOLICITATION

     This solicitation of proxies is being made on behalf of the Board of Directors and may be made by mail, personal interview, telephone and delivery services by officers, directors and employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Class A Preferred Stock, Series B Preferred Stock and Common Stock that those companies or persons hold of record. The Company will pay all costs of the solicitation and will reimburse forwarding expenses.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting, other than the matters set forth in this Proxy Statement.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 will be sent to any stockholder, without charge, upon written request addressed to Secretary, Eye Technology, Inc., 16 South Market Street, Petersburg, Virginia 23803.





     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.



                                By Order of the Board of Directors


                                David P. Sheets
                                President and Chief Executive Officer
Petersburg, Virginia
__________, 1998

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                      Page
                                                                                                      ----
       STAR TOBACCO AND PHARMACEUTICALS, INC.

       Independent Auditors' Report                                                                    F-2

       Balance Sheet as of December 31, 1997                                                           F-3

       Statements of Operations
               for the Years Ended December 31, 1997 and 1996                                          F-5

       Statements of Stockholders' Deficit
               for the Years Ended December 31, 1997 and 1996                                          F-6

       Statements of Cash Flows
               for the Years Ended December 31, 1997 and 1996                                          F-7

       Notes to Financial Statements                                                                   F-9




       EYE TECHNOLOGY, INC.

       Independent Auditors' Report                                                                    F-16
       Consolidated Balance Sheet as of December 31, 1997                                              F-17

       Consolidated Statements of Operations                                                           F-18
               for the Years Ended December 31, 1997 and 1996

       Consolidated Statements of Stockholders' Deficit                                                F-19
               for the Years Ended December 31, 1997 and 1996

       Consolidated Statements of Cash Flows                                                           F-20
               for the Years Ended December 31, 1997 and 1996
       Notes to Consolidated Financial Statements                                                      F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of
 Star Tobacco and Pharmaceuticals, Inc.
Petersburg, Virginia:


         We have audited the accompanying balance sheet of Star Tobacco and Pharmaceuticals, Inc. as of December 31, 1997 and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Star Tobacco and Pharmaceuticals, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.



                                  KEITER, STEPHENS, HURST, GARY & SHREAVES, P.C.




Richmond, Virginia
March 24, 1998

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                                 BALANCE SHEET
                               December 31, 1997
================================================================================

                 Assets
                 ------
Current assets:
    Cash                                                                     $     10,929
    Accounts receivable:
         Trade, net                                                               760,941
         Other                                                                     14,227
    Inventories                                                                   605,392
    Prepaid expenses                                                               33,264
    Notes receivable, current                                                      56,725
                                                                             ------------

                 Total current assets                                           1,481,478
                                                                             ------------

Property and equipment:
    Land                                                                          172,572
    Buildings and improvements                                                    269,484
    Machinery and equipment                                                     2,360,784
    Sales equipment                                                               441,932
    Office equipment                                                              116,074
                                                                             ------------
                                                                                3,360,846
    Less accumulated depreciation                                                 945,214
                                                                             ------------

                 Property and equipment, net                                    2,415,632
                                                                             ------------

Other assets:
    Intangibles, net of amortization of
     $178,254                                                                     157,557
    Notes receivable, long-term                                                    64,969
                                                                             ------------

                 Total other assets                                               222,526
                                                                             ------------


                                                                             $  4,119,636
                                                                             ============



See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                               December 31, 1997
================================================================================


    Liabilities and Stockholders' Deficit

Current liabilities:
    Cash overdraft                                                           $    198,337
    Line of credit                                                              1,095,801
    Current maturities of notes payable                                           647,947
    Accounts payable                                                            2,375,903
    Federal excise taxes payable                                                  359,783
    Accrued expenses:
         Salaries and wages                                                        39,038
         Interest                                                                  39,263
         Other                                                                      6,807
                                                                             ------------

                 Total current liabilities                                      4,762,879

Notes payable, less current maturities                                          1,099,242
                                                                             ------------

                 Total liabilities                                              5,862,121
                                                                             ------------

Commitments and contingencies

Stockholders' deficit:
    Common stock, no par value per share:
     1,000 shares authorized, 200 shares
     issued and outstanding                                                       383,557
    Additional paid-in capital                                                  1,004,607
    Accumulated deficit                                                        (3,130,649)
                                                                             ------------

                 Total stockholders' deficit                                   (1,742,485)
                                                                             ------------


                                                                             $  4,119,636
                                                                             ============



See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 1997 and 1996

================================================================================

                                                          1997                           1996
                                                    --------------                  ------------
Net sales                                           $   20,763,856                    34,260,279

Cost of goods sold                                      10,033,330                    16,150,442

Excise taxes on products                                 7,810,720                    13,471,282
                                                    --------------                  ------------

                 Gross profit                            2,919,806                     4,638,555
                                                    --------------                  ------------

Operating expenses:
    Marketing and distribution expenses                  1,111,420                     1,991,130
    General and administrative expenses                  1,425,299                     1,637,417
    Research and development                             2,134,656                     1,331,218
                                                    --------------                  ------------

                 Total operating expenses                4,671,375                     4,959,765
                                                    --------------                  ------------

                 Operating loss                         (1,751,569)                     (321,210)
                                                    --------------                  ------------

Other income (expenses):
    Other                                                   21,073                        44,795
    Interest expense                                      (256,001)                     (476,542)
                                                    --------------                  ------------

                 Net other expense                        (234,928)                     (431,747)
                                                    --------------                  ------------

                 Net loss                           $   (1,986,497)                 $   (752,957)
                                                    ==============                  ============

Pro forma presentation applicable to
 conversion from S corporation to
 C corporation:
    Net income before pro forma income
     tax expense                                    $   (1 986 497)
    Pro forma income tax expense                              -
                                                    --------------

                 Pro forma net loss                 $   (1 986 497)
                                                    ==============

Pro forma basic loss per common share               $       (9 932)
                                                    ==============


See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 For the Years Ended December 31, 1997 and 1996

================================================================================


                             Common Stock         Additional                        Notes
                          -------------------       Paid-In       Accumulated     Receivable
                          Shares     Amount         Capital        Deficit       Stockholders        Total
                          ------   ----------    ------------    -----------     ------------    -----------

December 31, 1995           200    $  383,557    $     16,320    $   (93,210)     $ (250,000)    $    56,667

Net loss                     -             -               -        (752,957)            -          (752,957)

Distributions                -             -               -        (141,837)            -          (141,837)
                          ------   ----------    ------------    -----------      ----------     -----------

December 31, 1996           200       383,557          16,320       (988,004)       (250,000)       (838,127)

Collection of note
 receivable                  -             -               -              -          250,000         250,000

Conversion of note
 payable to equity           -             -          923,499             -              -           923,499

Capital contribution         -             -           64,788             -              -            64,788

Net loss                     -             -               -      (1,986,497)            -        (1,986,497)

Distributions                -             -               -        (156,148)            -          (156,148)
                          ------   ----------    ------------    -----------      ----------     -----------

December 31, 1997           200    $  383,557    $  1,004,607    $(3,130,649)     $      -       $(1,742,485)
                          ======   ==========    ============    ===========      ==========     ===========





See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1997 and 1996

================================================================================

                                                                        1997              1996
                                                                     ------------     ------------
Operating activities:
    Net loss                                                         $ (1,986,497)      $ (752,957)
    Adjustments to reconcile net loss to
     net cash provided (used) by operating activities:
         Depreciation                                                     355,292          362,555
         Amortization                                                      68,385           62,468
         Gain on fixed asset disposal                                        --            (21,376)
         (Increase) decrease in:
             Accounts receivables                                         540,248          672,427
             Inventories                                                1,011,439          400,932
             Prepaid expenses                                              24,324          (22,998)
         (Decrease) increase in:
             Accounts payable                                             458,300         (416,548)
             Federal excise taxes payable                                (178,086)         (66,912)
             Accrued expenses                                             (52,093)        (231,119)
                                                                     ------------     ------------

                 Net cash provided (used) by operating activities         241,312          (13,528)
                                                                     ------------     ------------

Investing activities:
    Collections of notes receivable                                        19,045           98,522
    Purchases of property and equipment                                   (3,5300)        (170,725)
    Proceeds from disposal of property and equipment                         --             76,443
    Purchases of intangible assets                                           --            (47,452)
                                                                     ------------     ------------

                 Net cash provided (used) by investing activities          15,515          (43,212)
                                                                     ------------     ------------

Financing activities:
    Lease deposits collected                                                 --              2,600
    Payments on line of credit, net                                      (274,118)        (257,711)
    Proceeds from notes payable                                           300,000        1,580,000
    Payments on notes payable                                            (198,788)      (1,251,035)
    Increase in cash overdraft                                              7,784          131,594
    Proceeds from capital contribution                                     64,788             --
    Stockholder distributions                                            (156,148)        (141,837)
                                                                     ------------     ------------

                 Net cash provided (used) by financing activities        (256,482)          63,611
                                                                     ------------     ------------




See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                 For the Years Ended December 31, 1997 and 1996

================================================================================

                                                                                 1997               1996
                                                                             ------------       ------------
Increase in cash                                                             $        345       $      6,871

Cash, January 1                                                                    10,584              3,713
                                                                             ------------       ------------

Cash, December 31                                                            $     10,929       $     10,584
                                                                             ============       ============

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
         Interest                                                            $    230,370       $    496,806
                                                                             ============       ============

Supplemental schedule of noncash investing
 and financing activities:
    Issuance of note receivable for sale of building                         $       -          $     68,800

    Repayment of related party note payable with
     related party note receivable                                           $    759,489       $       -

    Conversion of related party note payable to equity                       $    923,499       $       -





See accompanying notes to financial statements.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         a.      Nature of business:

                 Star Tobacco and Pharmaceuticals, Inc., formerly named Star Tobacco Corporation, was incorporated under the laws of the Commonwealth of Virginia on November 14, 1990.

                 The Company has been engaged since 1991 in the manufacture and sale of tobacco products. Since 1994, the Company has also engaged in extensive research and development activities relating to the production of less harmful tobacco and to the development of tobacco products and smoking cessation products which contains less harmful tobacco. Through the year ended December 31, 1997, the Company had not yet marketed or received any revenues from products developed from its research and development activities.

                 In January, 1998, the Company introduced to the consumer market a chewing gum containing an FDA-approved tobacco flavoring.

                 During both 1997 and 1996, the Company had sales to one customer which represented approximately 19% and 22%, respectively, of net sales. No one geographical area was significant.

         b.      Use of estimates:


                 Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.


         c.      Fair value of financial instruments:

                 The Company's financial instruments consist of cash, short-term trade receivables and payables for which the current carrying amounts approximate fair market value. Additionally, the borrowing rates currently available to the Company approximate the rates for debt agreements with similar terms and average maturities.

         d.      Cash:

                 The Company's definition of cash includes items such as short-term, highly liquid investments with maturities of three months or less at date of purchase.

         e.      Accounts receivable:


                 The Company uses the reserve method of accounting for bad debts for financial reporting. At both December 31, 1997 and 1996, all accounts are considered collectible. The Company also records an allowance for returns and discounts. These allowances amounted to $167,091 and $122,940 at December 31, 1997 and 1996, respectively.


         f.      Inventories:

                 Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         g.      Property and equipment:

                 Property and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of three to seven years for sales equipment, office equipment and machinery and equipment and thirty-nine years for buildings and improvements. Expenditures for maintenance, repairs and minor renewals to property and equipment are expensed in the year in which incurred.

         h.      Intangibles:

                 Intangibles consist primarily of trademarks and packaging design costs. Intangibles are amortized by the straight-line method over a period of 15 years for trademarks and 5 years for packaging design costs.


         I.      Income taxes:


                 The Company has been an S Corporation since August 1, 1991 for federal income tax purposes. Accordingly, the taxable income or loss of the Company has been "passed-through" to its stockholders, and they have been subject to the tax on any income earned by the Company.

                 As more fully described in Note 12, the Company had a change in ownership and merged with a public company, which caused the income tax status of the Company to change. Management believes that the Company is no longer eligible for S corporation status effective February 6, 1998. As a C corporation, the Company will be responsible for income taxes payable resulting from earnings subsequent to February 6, 1998. Additionally, under the provisions of Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are computed based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

         j.      Credit risk:

                 Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and receivables.

                 The Company maintains its cash balances in two financial institutions. Each of the balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

                 Trade accounts receivable result from sales of tobacco products to its various customers throughout the United States. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

         k.      Research and development costs:

                 Research and development costs are charged to expense when incurred.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         l.      Net loss per common share:

                 In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares and potential common shares outstanding during the period. Potential common shares are excluded from the computation if their effect is antidilutive.

                 Pro forma basic loss per common share was computed using 200 shares, the weighted-average number of common shares outstanding. The Company had no potential common shares outstanding.

2.       INVENTORIES:

         The following summarizes inventories at December 31, 1997:

                 Raw materials                                               $      282,594
                 Packaging materials                                                203,102
                 Finished goods                                                     119,696
                                                                             --------------

                                                                             $      605,392
                                                                             ==============

3.       NOTES RECEIVABLE:

         Notes receivable consists of the following at December 31, 1997:

                     Note receivable from an unrelated entity for
                     the sale of the Factory Cigarette Outlets.
                     Interest at 9.25%, due upon demand.                     $       54,807

                     Note receivable from an unrelated entity for
                     the sale of a building.  Interest at 8.00%,
                     due in monthly installments of $600 through
                     November, 2001.                                                 66,887
                                                                             --------------
                            Total notes receivable                                  121,694
                         Less current portion                                $       56,725
                                                                             --------------

                                                                             $       64,969
                                                                             ==============

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

4.       LINE OF CREDIT:

         The Company has a revolving line of credit agreement with NationsBanc Commercial Corporation that provides up to $2,000,000 for working capital requirements with interest charged monthly on outstanding amounts at 1.25% above the prime interest rate. Amounts borrowed are collateralized by the inventory, receivables and equipment and are guaranteed by the stockholders. At December 31, 1997, borrowings under the line of credit agreement amounted to $1,095,801.

         At December 31, 1997, the Company was not in compliance with various covenants required by the line of credit and the bank considers the loan to be in default. The bank has agreed to extend the termination date of the loan to April 30, 1998.


5.       NOTES PAYABLE:

         Notes payable consists of the following at December 31, 1997:

                 Related parties (note 6):

                     Term note payable to a related entity in
                      three annual installments of $100,000
                      commencing in January, 1996.  Interest at
                      9.5% is payable monthly.  Subordinated to the
                      NationsBanc Commercial Corporation note.                   $    295,000

                     Term note payable to a related entity in sixteen
                      quarterly installments of $50,000 commencing
                      in August, 1996 and one final payment of $700,000
                      in June, 2000.  Interest at 9.5% is payable
                      monthly.  Subordinated to the NationsBanc
                      Commercial Corporation note.                                     97,012
                                                                                 ------------

                          Total notes payable to related parties                      392,012


                 Other:

                     Term note payable to Regency Bank in 59
                      monthly installments of $3,111 of principal
                      and interest commencing January, 1997
                      and a final principal payment of $244,762
                      due December, 2001.  Interest is at prime plus
                      1% and the note is secured by a first deed of
                      trust on certain real property and personal
                      guaranty of stockholders.                                       289,995

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

5.       NOTES PAYABLE, CONTINUED:

                 Other, continued:

                     Term note payable to G.E. Capital Corporation in
                      61 monthly installments of $21,047 of principal
                      and interest through September, 2001.  Interest
                      is at a rate of 10.15% and the note is secured by
                      various manufacturing equipment.                           $    785,149

                     Term note payable to G.E. Capital Corporation in
                      50 monthly installments of $7,262 of principal
                      and interest through October, 2001.  Interest
                      is at a rate of 9.31% and the note is secured by
                      various manufacturing equipment.                                280,033
                                                                                 ------------
                          Total notes payable                                       1,747,189
                          Less current portion                                        647,947
                                                                                 ------------

                                                                                 $  1,099,242
                                                                                 ============


         The annual maturities of notes payable are as follows:

                                 Year Ended
                                December 31,
                                ------------
                                    1998                                         $    647,947
                                    1999                                              282,444
                                    2000                                              311,702
                                    2001                                              505,096
                                                                                 ------------
                                                                                 $  1,747,189
                                                                                 ============

6.       RELATED PARTY TRANSACTIONS:

         The Company has entered into certain transactions with companies and trusts that are owned by members of management and stockholders. The following is a summary of related party balances as of December 31, 1997 and transactions for the years ended December 31, 1997 and 1996.

                                                                                      1997                1996
                                                                                      ----                ----
                 Related party transactions:
                     Interest income                                             $      -            $      20,402
                     Interest expense                                                  28,975              171,000
                     Management fees                                                  565,000              387,500
                     Aircraft expenses                                                238,750               -

                 Related party balances:
                     Notes payable (note 5)                                           392,012
                     Accrued interest expense                                          21,330

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

6.       RELATED PARTY TRANSACTIONS, CONTINUED:

         On January 1, 1997, the Company consolidated the majority of the related party notes payable and all of the related party notes receivable and repaid $759,489 of the related party note payable by offsetting the related party note receivable. The remaining related party note payable of $923,499 was then converted to equity.

         The Company paid a related entity $565,000 in 1997 and $387,500 in 1996 for management fees. The Company is also leasing an aircraft from a related entity on a short-term basis with all expenses associated with the use of the aircraft amounting to $238,750 in 1997 and $-0- in 1996.

7.       EMPLOYEE BENEFIT PLAN:

         In 1995, the Company adopted Internal Revenue Code Section 401(k) and became the sponsor of a defined contribution retirement plan covering all employees who meet certain eligibility and participation requirements. Participants may contribute up to 15% of their compensation. The Company may make an annual discretionary contribution. The Company made no contribution for 1997 or 1996.

8.       LEASES:

         The following is a schedule by years of future minimum rental payments required under operating leases (primarily for vehicles) that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997:

                                       Year                        Amount
                                       ----                        ------
                                       1998                    $      99 508
                                       1999                           56 707
                                       2000                            3 304
                                                               -------------

                                                               $     159 519
                                                               =============

         Lease expense for all leases, including leases with terms of less than one year, amounted to $169,988 and $204,845 for the years ended December 31, 1997 and 1996, respectively.

9.       LITIGATION:

         The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion of management, there are no legal proceedings pending against or involving the Company whose outcome is likely to have a material adverse effect upon the financial position or results of operations of the Company.

10.      RISKS AND UNCERTAINTIES:

         The Company has incurred losses from operations, has a net working capital and equity deficit and is in default on its line of credit. These factors are substantially due to the Company's significant investment in research and development activities. Management is in the process of raising additional capital which it believes will be sufficient for the Company to continue its research and development activities and normal operations. In addition, the stockholders of the Company have agreed to financially support the operations of the entity and have the ability to do so.

                     STAR TOBACCO AND PHARMACEUTICALS, INC.

11.      ADVERTISING COSTS:

         Advertising costs are expensed as incurred and are included in marketing and distribution expenses. For the years ended December 31, 1997 and 1996, the costs were $59,930 and $254,306, respectively.

12.      SUBSEQUENT EVENTS:

         Merger:


         On February 6, 1998, the holders of all of the outstanding Common Stock of Star Tobacco and Pharmaceuticals, Inc. ("Star") entered into a stock exchange agreement with Eye Technology, Inc., a publicly-owned company. Under the agreement, the Company exchanged all of its common stock for shares of series B convertible preferred stock, which when converted would equal approximately 90% of the outstanding common stock of Eye Technology, Inc. For accounting purposes, the acquisition has been treated as a reverse acquisition with Star as the accounting acquirer. The accounting acquirer expects to treat the merger as a purchase acquisition.


         Income taxes:

         As discussed in Note 1, effective February 6, 1998, the Company will no longer be treated as an S Corporation for tax purposes and will be subject to corporate income taxes. If the Company had been subject to corporate income taxes during 1997, it would not have any current income tax liability due to its operating losses. The Company would have a deferred income tax asset resulting from the net operating losses and a deferred income tax liability resulting primarily from temporary differences in depreciation. A valuation allowance would have been established to fully reserve the excess of the deferred tax asset over the deferred tax liability due to the uncertainty of the utilization of the operating loss carryforward.

         At the date of the change in tax status, the Company had approximately $100,000 in deferred income tax liabilities that will be realized in future tax periods.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Eye Technology, Inc.
St. Paul, Minnesota

We have audited the accompanying consolidated balance sheet of Eye Technology, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eye Technology, Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.



St. Paul, Minnesota                                 OLSEN THIELEN & CO., LTD.
April 13, 1998

                      EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               December 31, 1997
================================================================================

                                           ASSETS

                 CURRENT ASSETS:
                      Cash                                                                $      3,244
                      Accounts Receivable, Net of Allowance for Doubtful
                          Accounts of $202,000                                                  52,214
                      Inventories                                                              894,077
                      Prepaid Expenses and Other                                                 7,177
                                                                                          ------------
                          Total Current Assets                                                 956,712
                                                                                          ------------
                 PROPERTY AND EQUIPMENT:
                      Machinery and Equipment                                                  498,516
                      Furniture and Fixtures                                                   272,040
                      Leasehold Improvements                                                     1,750
                                                                                          ------------
                          Total                                                                772,306
                      Less Accumulated Depreciation                                            723,793
                                                                                          ------------
                          Net Property and Equipment                                            48,513
                                                                                          ------------

                 OTHER ASSETS
                      Purchased Technology                                                     193,793
                      Other                                                                     54,225
                                                                                          ------------
                          Total Other Assets                                                   248,018
                                                                                          ------------
                 TOTAL ASSETS                                                             $  1,253,243
                                                                                          ============

                                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                 CURRENT LIABILITIES:
                      Notes Payable                                                       $    269,639
                      Notes Payable to Related Party                                           183,000
                      Accounts Payable                                                         478,347
                      Accrued Professional Fees                                                548,154
                      Accrued Compensation                                                     450,580
                      Accrued Commissions                                                      107,240
                      Other Accrued Liabilities                                                174,510
                                                                                          ------------
                          Total Current Liabilities                                          2,211,470
                                                                                          ------------
                 COMMITMENTS AND CONTINGENCIES

                 REDEEMABLE PREFERRED STOCK, Class A, Convertible,
                      2,570 shares issued and outstanding at liquidation value                 257,000
                                                                                          ------------
                 STOCKHOLDERS' DEFICIT:
                      Common Stock, $.01 par value, 10,000,000 shares authorized
                          3,435,190 shares issued and outstanding                               34,352
                      Additional Paid-In Capital                                             8,777,505
                      Accumulated Deficit                                                  (10,027,084)
                                                                                          ------------
                          Total Stockholders' Deficit                                       (1,215,227)
                                                                                          ------------

                 TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                              $  1,253,243
                                                                                          ============

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                     EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1997 and 1996
================================================================================

                                                       1997            1996
                                                   -----------     -----------
          SALES                                    $ 1,333,431     $ 2,293,311

          COST OF GOODS SOLD                           748,018         810,373
                                                   -----------     -----------


          GROSS PROFIT                                 585,413       1,482,938
                                                   -----------     -----------

          OPERATING EXPENSES:
              Selling and Marketing                    197,422         612,974

              General and Administrative               888,746       1,044,289
              Research and Development                    --            24,530
                                                   -----------     -----------
                  Total Operating Expenses           1,086,168       1,681,793
                                                   -----------     -----------

          LOSS FROM OPERATIONS                        (500,755)       (198,855)
                                                   -----------     -----------


          OTHER INCOME (EXPENSES):
              Sale of License                          325,000            --
              Litigation Settlement                       --           161,053
              Interest Expense                        (160,576)       (144,627)

              Other                                      6,140         (31,387)
                                                   -----------     -----------
                  Total Other Income (Expenses)        170,564         (14,961)
                                                   -----------     -----------

          NET LOSS                                 $  (330,191)    $  (213,816)
                                                   ===========     ===========


          BASIC AND DILUTED NET LOSS PER SHARE     $      (.10)    $      (.06)
                                                   ===========     ===========
          WEIGHTED AVERAGE COMMON
              SHARES OUTSTANDING                   $ 3,435,190     $ 3,436,923
                                                   ===========     ===========




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                     EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     Years Ended December 31, 1997 and 1996
================================================================================

                                                 Common Stock
                                          -----------------------     Additional
                                                                        Paid-In     Accumulated
                                            Shares       Amount        Capital        Deficit
                                          ----------     --------     ----------    ------------
          BALANCE on December 31, 1995     3,438,656     $ 34,387     $8,777,505    $ (9,483,077)

              Stock Canceled                  (3,466)         (35)
              Net Loss                                                                  (213,816)
                                          ----------     --------     ----------    ------------

          BALANCE on December 31, 1996     3,435,190       34,352      8,777,505      (9,696,893)

              Net Loss                                                                  (330,191)
                                          ----------     --------     ----------    ------------

          BALANCE on December 31, 1997     3,435,190     $ 34,352     $8,777,505    $(10,027,084)
                                          ==========     ========     ==========    ============




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                     EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1997 and 1996
================================================================================


                                                                                      1997              1996
                                                                                    ---------        ---------
                 CASH FLOWS FROM OPERATING ACTIVITIES:
                     Net Loss                                                       $(330,191)       $(213,816)
                     Adjustments to Reconcile Net Loss

                         to Net Cash Provided By Operating Activities:
                             Depreciation and Amortization                            249,133          236,884
                             Gain on Disposal of Property and Equipment                    --           (8,847)
                             (Increase) Decrease In:
                                 Accounts Receivable                                   50,409          376,802

                                 Inventories                                           52,750           36,610
                                 Prepaid Expenses and Other                           (33,764)          30,422
                             Increase (Decrease) In:
                                 Accounts Payable and Accrued Liabilities             384,592         (255,023)
                                                                                    ---------        ---------
                                     Net Cash Provided By

                                       Operating Activities                           372,929          203,032
                                                                                    ---------        ---------

                 CASH FLOWS FROM INVESTING ACTIVITIES:
                     Proceeds Received on Sale of Equipment                                --           10,000
                                                                                    ---------        ---------
                         Net Cash Provided By Investing Activities                         --           10,000
                                                                                    ---------        ---------


                 CASH FLOWS FROM FINANCING ACTIVITIES:
                     Proceeds from Issuance of Notes Payable                          437,610          516,832
                     Principal Payments on Notes Payable                             (871,561)        (671,212)
                     Common Stock Cancelled                                                --              (35)
                                                                                    ---------        ---------

                         Net Cash Used In Financing Activities                       (433,951)        (154,415)
                                                                                    ---------        ---------

                 NET INCREASE (DECREASE) IN CASH                                      (61,022)          58,617

                 CASH at Beginning of Year                                             64,266            5,649
                                                                                    ---------        ---------


                 CASH AT End of Year                                                $   3,244        $  64,266
                                                                                    =========        =========

                 SUPPLEMENTAL CASH FLOW INFORMATION:
                     Interest Paid                                                  $ 189,974        $  87,399

                     Non Cash Transactions:
                         Debt Issued for Accrued Liabilities                           20,000               --
                         Inventory Exchanged for Payment of Debt                      102,430               --


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                     EYE TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Nature of Business - Eye Technology, Inc. (the Company) researches, designs, develops, manufactures and sells intraocular lenses and other ophthalmic products. Export sales in 1997 and 1996 were approximately $408,000 and $579,000. No one geographical area was significant. No customer accounted for 10% or more of the Company's net sales during any of the periods presented.


B. Operations and Cash Flow - As reflected in the accompanying consolidated financial statements, the Company has incurred losses from operations and has a net capital deficiency. In addition, the limited availability of additional working capital indicates uncertainty as to whether current financing arrangements will be sufficient to fund current operations and financial commitments. The Company has significant current debt obligations and is in default under these debt obligations which gives the lenders the right to call the obligations at their discretion. No waivers of default have been requested or received. The Company also is in technical default on its obligations in conjunction with the purchase of technology (See Note 6).



Management continues to pursue various financing alternatives, and is in the process of raising additional capital which it believes will be sufficient for the Company to continue normal operations.


C. Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions have been eliminated in consolidation.

D. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

E. Fair Value of Financial Instruments - The Company's financial instruments consist of cash, short-term trade receivables and payables for which the current carrying amounts approximate fair market value. Additionally, the borrowing rates currently available to the Company approximate the rates for debt agreements with similar terms and average maturities.

F. Inventories - Inventories are recorded at the lower of first-in, first-out cost or market. Inventories consist of the following:

                                        1997
                                     ---------
                 Raw Materials       $   8,108
                 Work in Process       440,672
                 Finished Goods        445,297
                                     ---------

                                     $ 894,077
                                     =========

G. Property and Equipment - Property and equipment are recorded at cost. Additions, improvements or major renewals are capitalized. Any gains or losses on property and equipment retirements are reflected in the current years operations. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Machinery and equipment                   10 years
Furniture and fixtures                    3 to 5 years
Leasehold improvements                    Term of lease

H. Research and Development Costs - Research and development costs are expensed.

I. Purchased Technology - As of January 1, 1996, the unamortized cost of technology acquired in 1994 (See Note 6) is being amortized over its estimated remaining life of three years. Amortization expense included on the statement of operations was $220,641 in 1997 and $221,075 in 1996. Accumulated amortization was $512,617 as of December 31, 1997.


J. Revenue Recognition - For domestic intraocular lens sales, which are regulated by the Food and Drug Administration, the Company generally recognizes revenue after the intraocular lenses have been surgically implanted and notification has been received from the physician or institution. For international sales, which are not regulated by the FDA, the Company recognizes revenue when the lenses are shipped. The Company generally recognizes revenue on equipment sales upon shipment of the product. A one-time license fee of $325,000 received by the Company was recognized upon receipt.


K. Loss Per Common Share - Net loss per common share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share includes the dilutive effect of potential common shares outstanding. The Company's potential common shares outstanding include stock options and preferred stock. Basic and diluted earnings per share were the same in 1997 and in 1996 because all potential common shares were antidilutive.

NOTE 2 - ACCOUNTS RECEIVABLE

During 1997, the Company entered into an agreement with a financial institution to sell the institution substantially all domestic trade receivables with full recourse. The financial institution purchases the receivables subject to a variable discount based on a daily aging of amounts receivable. At December 31, 1997, $47,631 of receivables sold remained uncollected and are subject to repayment.

NOTE 3 - NOTES PAYABLE AND CREDIT FACILITY

Notes payable and credit facility obligations consisted of the following:

                                                                                                   1997
                                                                                                 --------
                  Obligation  in  conjunction  with  technology  purchase, payable  in  monthly installments  through  May 1996,  with  12%  interest.  Secured by  purchased technology (See  Note  6). This  obligation  is callable  by  the holder  and subject to surrender of purchased technology due to  the Company's default on
                  scheduled installments                                                         $84,804

                  Unsecured  note  payable  to  a  partnership  with  8%  interest  in  monthly installments of  $2,350, through  June 1996. This  obligation is callable  by
                  the holder due to the Company's default on scheduled installments                72,164

                  Unsecured notes payable  to four individuals in  various weekly  installments through May  1999 and  May 2000,  with  14% interest.  These obligations  are
                  callable  by  the   holders  due  to  the  Company's  default   on  scheduled
                  installments                                                                     53,819

                  Obligations in conjunction  with settlement of a  lawsuit payable in  various monthly  and  quarterly  installments  through  May 1997,  with  10%  to  13%
                  interest.  This obligation  is callable by  the holder  due to  the Company's
                  default on schedules installments                                                36,715

                  Contracts payable in various monthly installments with 8% to 8.5% interest
                  Collateralized by equipment                                                      22,137

                  Line  of  credit  facility  with  a  finance  company,   which  provides  for
                  borrowings  determined  periodically  based  on  contractual  percentages  of accounts  receivable  and  inventories,  as  defined  in  the  loan agreement
                  Borrowings under the credit facility are payable on demand  and bear interest at the  bank's reference rate plus six  percent. The agreement was terminated
                  in February 1997                                                                     --

                  Obligation to  a finance company  payable in monthly  payments of $2,499  and
                  $1,169 through December 1996 with 9% and 13% interest                                --

                  Term note payable to bank                                                            --
                                                                                                 --------


                  Total                                                                          $269,639
                                                                                                 ========

NOTE 4 - NOTES PAYABLE TO RELATED PARTY

The Company has various unsecured notes payable to an officer/stockholder. The notes are payable on demand with interest at 2% in excess of the prime rate (8.5% at December 31, 1997).


NOTE 5 - PREFERRED STOCK AND STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company has 100,000 shares of $.01 par value preferred stock authorized which includes 4,000 shares of Class A Convertible Redeemable preferred stock. During May 1993, the Company sold 2,000 shares of Class A Convertible Redeemable Preferred Stock for $100 per share and issued 570 shares to retire debt. Each share of the Preferred Stock is convertible into 80 shares of common stock of the Company at the option of the holder and has voting rights equal to the number of common shares issuable if converted. The Preferred Stock has the right to share in dividends declared on the Company's common stock and has certain liquidation preferences.

The Preferred Stock must be redeemed by the Company on June 30, 2000 at $100 per share. In addition, redemption of the Preferred Stock may be accelerated, at the option of the holder or the Company, subject to the Company receiving cumulative proceeds from the sale of shares of qualifying capital stock, as defined, of not less than $500,000. In the event of acceleration, the Preferred Stock would be redeemable at a price of $120 per share through July 1, 1994, and increasing at a rate of 8% each July 1 thereafter. The carrying value of the Preferred Stock does not include the potential additional acceleration premium as the Company has not sold this level of qualifying capital stock. Had accelerated redemption been required, the carrying value of the Preferred Stock would be $419,424 at December 31, 1997.

COMMON STOCK

The Company has reserved up to 40,000 shares of common stock for issuance to certain sales representatives under an incentive stock performance plan. Under this plan, the Company may award shares of common stock as an incentive to the sales representatives who achieve designated sales performance criteria. Through December 31, 1997, the Company has awarded a total of 30,000 shares of common stock to four sales representatives. No awards were given in 1997 or 1996.

STOCK OPTIONS AND WARRANTS

The Company has reserved 200,000 shares of its common stock for issuance to officers and key employees under an incentive stock option plan. Generally, options become exercisable over a three year period and expire five years after the date of grant. Options are granted at an excess of the fair market value of the common stock on the date of grant. The following is a summary of Plan activity:

                                                Number of    Exercise
                                                 Shares       Price
                                                ---------    --------
             Balance, December 31, 1995           58,000        $.38
             Canceled                              2,000         .38
                                                 -------
             Balance, December 31, 1996           56,000         .38
             Canceled                             29,500         .38
                                                 -------

             Balance, December 31, 1997          26,500          .38
                                                 ======

At December 31, 1997, options granted under the Plan to acquire 26,500 shares of common stock were exercisable and 139,250 were available for grant.

In November 1993, the Company issued a stock option, outside of the Plan, to a director of the Company to purchase 50,000 shares of common stock at an exercise price of $.50 per share. The option expires on January 31, 2001.

In February 1994, the Company issued a stock option, outside of the Plan, to the president/director of the Company to purchase 150,000 shares of common stock at an exercise price of $.50 per share. The option expires on February 28, 1999. Options to acquire 50,000 shares are presently exercisable. Options to purchase 100,000 shares are exercisable contingent upon the satisfaction of certain conditions which have not yet occurred.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases certain of its facilities under noncancelable operating leases which expire in 2001. Rent expense and future minimum rental commitments for these leases are as follows:

                    Expense:
                       1997                        $ 101,568
                       1996                          256,424

                    Commitments:
                       1998                        $  78,948
                       1999                           78,948
                       2000                           78,948
                       2001                           59,211
                                                   ---------
                    Total Commitments              $ 296,055
                                                   =========


TECHNOLOGY PURCHASE AGREEMENT

In March 1994, the Company entered into an agreement with a developer of a microkeratome unit to acquire certain of the company's technology including an FDA 510K certification for consideration of $769,500. Upon signing the agreement, the Company made a nonrefundable deposit of $200,000. Under the terms of the agreement, the Company is required to pay the balance of the purchase price in varying installments through May 1996. Should the Company be unable to comply with the payment terms of this agreement, the $200,000 deposit along with 50% of any payments made in excess of this amount will be forfeited and the Company will be required to surrender any and all rights to the assets referred to above. The Company is currently in default on its payments, however, the Company has not received notice from the note holder of mandatory surrender of the acquired technology and is attempting to become current on this past due amount.

CONSULTING AGREEMENTS

In connection with a negotiated settlement in August 1991, the Company entered into an agreement with a medical professional for consulting services to be rendered during the five-year period 1994 through 1998. Consulting fees under the agreement are $50,000 per year. In February 1998, the Company agreed to settle this agreement including amounts in arrears for a fee of $25,000 and further agreed to consulting services for quarterly fees of $12,500 from June 1998 through March 2000.

LITIGATION

The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion of management, there is no legal proceeding pending against or involving the Company whose outcome is likely to have a material adverse effect upon the consolidated financial position or results of operations of the Company.

NOTE 7 - INCOME TAXES

At December 31, 1997 and 1996, the Company had net operating loss carryforwards of approximately $8.1 million and $7.8 million expiring from 2003 to 2012. No provision for income taxes has been reflected in the accompanying consolidated statements of operations. A valuation allowance has been established for the entire 1997 and 1996 net deferred tax benefit of $3.2 million and $3.1 million because its realization is not likely.

The provision for income taxes varied from the federal statutory tax rate as follows:

                                                                1997      1996
                                                               ------    ------
        Statutory Federal Income Tax Rate                       (35)%      (35)%
        State Tax, Net of Federal Benefit                        --         --
        Increase in Net Operating Loss Carryforwards             35         35
                                                              -----      -----
                Effective Rate                                   --%        --%
                                                              =====      =====


NOTE 8 - SUBSEQUENT EVENTS

On February 6, 1998, the Company entered into a stock exchange agreement with the stockholders of Star Tobacco and Pharmaceuticals, Inc. (Star) to exchange shares of Series B Convertible Voting Preferred Stock of Eye Technology, Inc. for 100% of the issued common stock of Star.

In conjunction with this agreement, the Company entered into a number of subscription and stock acquisition agreements with employees, ex-employees, vendors, and board members to settle stock options and claims for back wages or services. As a result of these agreements, 1,402,550 shares of common stock were issued. In addition, judgements or claims for products or services were settled for payments of $178,000 less than face value. In February and March 1998, an additional 2,900,000 shares of common stock was sold for $1.45 million.

                                    APPENDIX


1.       Proxy Card

2.       1998 Stock Option Plan

                              EYE TECHNOLOGY, INC.
                 16 S. Market Street, Petersburg, Virginia 23803

       Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders --September 28, 1998


         The undersigned hereby constitutes and appoints David P. Sheets and _________________, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Eye Technology, Inc. to be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on Monday, September 28, 1998 at 10:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

1.   Election of Directors.        Nominees:         [ ]For         [ ]Withheld

                       Malcolm L. "Mac" Bailey - Class One
                         Jonnie R. Williams - Class Two
                 Robert J. DeLorenzo, M.D., Ph.d. - Class Three
                          David P. Sheets - Class Three


             (To withhold vote for any individual nominee, write the
                             nominee's name below.)

-------------------------------------------------------------------------------

2. Approval of amendment to the Company's Certificate of Incorporation to change the name of the Company to "Star Scientific Inc."

                         [ ]For    [ ]Against    [ ]Withheld

3.   Approval of the Company's 1998 Stock Option Plan.

                          [ ]For    [ ]Against    [ ]Withheld

4. Approval of amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000, for the purposes stated in the accompanying proxy statement.

                          [ ]For    [ ]Against    [ ]Withheld

5. In their discretion, upon such other business as may properly come before the Annual Meeting.

                    (Continued and to be signed on the other side.)

                          (Continued from other side.)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" the election of the directors named in this proxy card and "for" Proposals 2, 3 and 4.

                                        ----------------------------------------

                                        ----------------------------------------

                                        Signature of Stockholder(s)

                                        Please sign your name exactly as it
                                        appears hereon. Joint owners must each
                                        sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give your full title as it appears thereon.

                                        Date:                           , 1998.
                                             ---------------------------


         PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.

                              EYE TECHNOLOGY, INC.

                             1998 STOCK OPTION PLAN


         1. PURPOSE. The purposes of the Eye Technology, Inc. 1998 Stock Option Plan (the "Plan") are to provide additional incentives to those officers, key employees, nonemployee Directors and Consultants of the Eye Technology, Inc. and its Subsidiaries (as hereinafter defined) whose substantial contributions are essential to the continued growth and success of the Company's business, to strengthen their commitment to the Company and its Subsidiaries, to motivate those officers, key employees, nonemployee Directors and Consultants to perform their assigned responsibilities faithfully and diligently, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Stock Options and Nonqualified Stock Options (as each term is hereinafter defined).

         2. DEFINITIONS. For purposes of the Plan:

                  a. "ADJUSTED FAIR MARKET VALUE" means, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

                  b. "AGREEMENT" means the written agreement between the Company and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

                  c. "APPLICABLE LAWS" mean the legal requirements relating to the administration of stock option plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein.

                  d. "BOARD" means the Board of Directors of the Company.

                  e. "CHANGE IN CAPITALIZATION" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split, or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, public offering, private placement, change in corporate structure or otherwise, which in the judgment of the Compensation Committee is material or significant.

                  f. "CHANGE IN CONTROL" means any of the following events:

                           (i) The acquisition (other than from the Company) by
                  any "Person" (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; or

                           (ii) The individuals who, immediately after the 1998
                  annual meeting of stockholders of the Company, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new Director was approved by a vote of at least two-thirds of the Incumbent Board, such new Director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

                           (iii) Approval by the shareholders of the Company of
                  (a) a merger or consolidation involving the Company if the Company's shareholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (i) above solely because twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any Subsidiary or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                  g. "CODE" means the Internal Revenue Code of 1986, as amended.

                  h. "COMPANY" means Eye Technology, Inc., a Delaware corporation.

                  i. "COMPENSATION COMMITTEE" means a committee consisting of at least two (2) Disinterested Persons appointed by the Board to administer the Plan and to perform the functions set forth herein and which committee shall otherwise be constituted in such a manner as to satisfy the Applicable Laws and to permit grants of options and related transactions under the Plan to be exempt from
         Section 16(b) of the Exchange Act in accordance with Rule 16b-3.

                  j. "CONSULTANT" means any person performing consulting or advisory services for the Company or any Subsidiary, with or without compensation, to whom the Company chooses to grant Nonqualified Stock Options in accordance with the Plan, provided that bona fide services must be rendered by such person and such services shall not be rendered in connection with the offer or sale of securities in a capital-raising transaction.

                  k. "DIRECTOR" means a member of the Board.

                  l. "DISINTERESTED PERSON" means a disinterested administrator with respect to the Company or any Subsidiary as described in Rule 16b-3(b)(2) under the Exchange Act.

                  m. "DIVISION" means any of the operating units or Divisions of the Company designated as a Division by the Compensation Committee.

                  n. "ELIGIBLE EMPLOYEE" means any officer or other designated employees of the Company or a Subsidiary designated by the Compensation Committee as eligible to receive Options subject to the conditions set forth herein.

                  o. "EMPLOYEE" means an employee of the Company or any Subsidiary of the Company that adopts the Plan, as defined under
         Section 3401(C) of the Code and regulations thereunder.

                  p. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  q. "FAIR MARKET VALUE" means, as of any date, the value of the Shares.

                           (i) Where there exists a public market for the
                  Shares, the Fair Market Value shall be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the stock exchange determined by the Compensation Committee to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq SmallCap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                      (ii) In the absence of an established market of the type
                  described in (i), above, for the Shares, the Fair Market Value thereof shall be determined by the Compensation Committee in good faith.

                  r. "NONQUALIFIED STOCK OPTION" means an Option which is not a Stock Option.

                  s. "OPTION" means a Stock Option, a Nonqualified Stock Option, or either or both of them.

                  t. "OPTIONEE" means a person to whom an Option has been granted under the Plan.

                  u. "SHARES" means the Common Stock, one cent ($.01) par value per share, of the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization).

                  v. "STOCK OPTION" means an Option within the meaning of
         Section 422 of the Code.

                  w. "SUBSIDIARY" means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  x. "TEN PERCENT SHAREHOLDER" means an Eligible Employee, who, at the time a Stock Option is to be granted to such Eligible Employee, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a parent or a Subsidiary within the meaning of Section 422(b)(6) of the Code.

         3. ADMINISTRATION

                  a. The Plan shall be administered by the Compensation Committee. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, Agreements or Options, and all members of the Compensation Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

                  b. Subject to the express terms and conditions set forth herein, the Compensation Committee shall have the power from time to time to determine those Eligible Employees, nonemployee Directors or Consultants to whom Options shall be granted under the Plan, the number of Stock Options and/or Nonqualified Stock Options to be granted to each Eligible

         Employee, the number of Nonqualified Stock Options to be granted to each nonemployee Director or Consultant, and to prescribe the terms and conditions (which need not be identical) of each Option, including the purchase price per Share subject to each Option, and make any amendment or modification to any Agreement consistent with the terms of the Plan.

                  c. Subject to the express terms and conditions set forth herein, the Compensation Committee shall have the power from time to time:

                      (i) to construe and interpret the Plan and the Options
                  granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Compensation Committee in the exercise of this power shall be final, binding and conclusive upon the Company, a Subsidiary, and the Optionees;

                      (ii) to determine the duration and purposes for leave of
                  absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

                      (iii) to exercise its discretion with respect to the
                  powers and rights granted to it as set forth in the Plan; and

                      (iv) generally, to exercise such powers and to perform
                  such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

         4. STOCK SUBJECT TO PLAN.

                  a. The maximum number of Shares that may be issued or transferred pursuant to Options under the Plan is 4,000,000 Shares (or the number and kind of shares of stock or other securities to which such Shares are adjusted upon a Change in Capitalization pursuant to
         Section 7) and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

                  b. Whenever any outstanding Option or portion thereof expires, is canceled or is otherwise terminated for any reason (other than by exercise of the Option), the Shares allocable to the canceled or otherwise terminated portion of such Option may again be the subject of Options hereunder.

                  c. Whenever any Shares subject to an Option are forfeited for any reason pursuant to the terms of the Plan, such Shares may again be the subject of Options hereunder.

         5. ELIGIBILITY. Subject to the provisions of the Plan, the Compensation Committee shall have full and final authority to select those Eligible Employees who will receive Options and those nonemployee Directors and Consultants who will receive Nonqualified Stock Options; provided, however, that no Eligible Employee shall receive any Stock Options, unless such Eligible Employee is an employee of the Company or a Subsidiary (within the meaning of Section 422 of the Code) at the time the Stock Option is granted. Stock Options may be granted only to persons who are Eligible Employees.

         6. OPTIONS. The Compensation Committee may grant Options in accordance with the Plan, and the terms and conditions of the Option shall be set forth in an Agreement; provided, however, no Eligible Employee shall receive in any fiscal year of the Company options to purchase in excess of 1,000,000 Shares. Each Option and Agreement shall be subject to the following conditions:

                  a. DESIGNATION OF OPTIONS. Each Option shall be designated as either a Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Stock Options which become exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or Subsidiary) exceeds one hundred thousand dollars ($100,000), such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonqualified Stock Options. For this purpose, Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

                  b. PURCHASE PRICE. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be set forth in the Agreement, provided that the purchase price per Share under each Stock Option shall not be less than (i) one hundred percent (100%) of the Fair Market Value of a Share at the time the Stock Option is granted, and (ii) one hundred ten percent (110%) in the case of a Stock Option granted to a Ten Percent Shareholder.

                  c. DURATION. Options granted hereunder shall be for such term as the Compensation Committee shall determine, provided that no Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of a Stock Option granted to a Ten Percent Shareholder). The Compensation Committee may, subsequent to the granting of any Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

                  d. NON-TRANSFERABILITY. No Option hereunder shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or such Optionee's guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

                  e. VESTING. Subject to Section 6(j) hereof, each Option shall be exercisable in such installments (which need not be equal) and at such times as may be designated by the Compensation Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Compensation Committee may accelerate the exercisability of any Option or portion thereof at any time.

                  f. METHOD OF EXERCISE. The exercise of any Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise, as determined by the Compensation Committee. In addition to any other types of consideration the Compensation Committee may determine, the Compensation Committee is authorized to accept as consideration for Shares issued under the Plan the following:
         (i) cash; (ii) check; (iii) delivery of Optionee's promissory note with such recourse, interest, security, and redemption provisions as the Compensation Committee determines as appropriate; (iv) surrender of Shares (including, withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; or (v) any combinations of the foregoing. The written notice pursuant to this Section 6(f) may also provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee's broker or dealer, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer. If requested by the Compensation Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company, who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares shall be issued upon exercise of an Option, and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

                  g. RIGHTS OF OPTIONEES. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

                  h.  TERMINATION OF EMPLOYMENT OR SERVICE.

                      (i) Termination of Employment or Service Other Than Upon
                  Retirement In Good Standing, Disability or Death of Optionee. Upon termination of an Optionee's status as an Employee, Director or Consultant, other than upon the Optionee's retirement in good standing for reason of age, death or disability, the Option shall terminate immediately as of the date of termination and the Optionee may exercise his or her Option at any time prior to the date of termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

                      (ii) Retirement in Good Standing of Optionee. Upon
                  termination of an Optionee's status as an Employee, Director or Consultant, as a result of retirement in good standing for reason of age but not due to disability, the Optionee may exercise his or her Option at any time within three (3) months following the Optionee's termination, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in Option Agreement). If on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                      (iii) Disability of Optionee. If an Optionee's status as
                  an Employee, Director or Consultant terminates as a result of the Optionee's disability, the Optionee may exercise the Option to the extent the Option is vested on the date of termination, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement). If such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, in the case of a Stock Option, such Stock Option shall automatically convert to a Nonqualified Stock Option on the day three (3) months and one (1) day following such termination. If, on the date of termination, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Option is not exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                      (iv) Death of Optionee. In the event of the death of an
                  Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Agreement) to the extent vested on the date of death. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

                  i. MODIFICATION OR SUBSTITUTION. Subject to the terms of the Plan, the Compensation Committee may, in its discretion, modify outstanding Options or accept the surrender of outstanding Options (to the extent not exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, no modification of an Option shall adversely alter or impair any rights or obligations under any Agreement without the Optionee's consent.

                  j. EFFECT OF CHANGE IN CONTROL. Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control, (i) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable and
         (ii) an Optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any Option or portion of an Option to the extent not yet exercised, and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x)(A) in the case of Nonqualified Stock Options, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (B) in the case of a Stock Option, the Fair Market Value, at the time of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option; provided, however, that in the case of an Option granted within six (6) months prior to the Change in Control to any Optionee who may be subject to liability under Section 16(b) of the Exchange Act, such Optionee shall be entitled to surrender for cancellation such Optionee's Option during the sixty (60) day period commencing upon the expiration of six (6) months from the date of grant of any such Option.

                  k. BUYOUT PROVISIONS. The Compensation Committee may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Compensation Committee shall establish and communicate to the Optionee at the time that such offer is made.

         7. ADJUSTMENT UPON CHANGE IN CAPITALIZATION.

                  a. In the event of a Change in Capitalization, the Compensation Committee shall conclusively determine the appropriate adjustments, if any, to the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan, and the purchase price therefor, if applicable.

                  b. Any such adjustment in the Shares or other stock or securities subject to outstanding Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

                  c. If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities (other than rights or warrants to purchase securities), such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

         8. EFFECT OF CERTAIN TRANSACTIONS. Subject to Section 6(j), in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), all Options issued hereunder shall continue in effect in accordance with their respective terms and each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, as the case may be, upon exercise of any Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was otherwise entitled to receive in the Transaction in respect of a Share.

         9. RELEASE OF FINANCIAL INFORMATION. A copy of the Company's annual report to shareholders shall be delivered to each Optionee at the time such report is distributed to the Company's shareholders.

         10. TERMINATION AND AMENDMENT OF THE PLAN.

                  a. The Plan shall terminate on September 1, 2008, and no Option may be granted thereafter. The Board may sooner terminate or amend the Plan (other than to reduce the rights of Optionees under Section 6(j), at any time and from time to time; provided, however, that to the extent necessary under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, no amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve (12) months before or after the date of adoption of such amendment.

                  b. Except as provided in Sections 7 and 8 hereof, rights and obligations under any Option granted before any amendment of the Plan shall not be adversely altered or impaired by such amendment, except with the consent of the Optionee.

         11. NON-EXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

         12. LIMITATION OF LIABILITY. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

                  a. give any person any right to be granted an Option other than at the sole discretion of the Compensation Committee;

                  b. give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

                  c. limit in any way the right of the Company to terminate the employment of any person at any time; or

                  d. be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person in any particular position at any particular rate of compensation or for any particular period of time.

         13. REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

                  a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, except to the extent that such law is preempted by federal law.

                  b. The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Compensation Committee.

                  c. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act, and the Compensation Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

                  d. The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Employees granted Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

                  e. Each Option is subject to the requirement that, if at any time the Compensation Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Compensation Committee.

                  f. Notwithstanding anything contained in the Plan to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Act and Rule 144 or other regulations thereunder. The Compensation Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares (including upon exercise on an Option), to represent and warrant to the Company in writing, in addition to other applicable representations, that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Act or pursuant to an exemption applicable under the Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

         14. MISCELLANEOUS.

                  a. MULTIPLE AGREEMENTS. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Compensation Committee may also grant more than one Option to a given Eligible Employee, nonemployee Director or Consultant during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Employee, nonemployee Director or Consultant. The grant of multiple Options may be evidenced by a single Agreement or multiple Agreements, as determined by the Compensation Committee.

                  b.  WITHHOLDING OF TAXES.

                      (i) The Company shall have the right to deduct from any
                  distribution of cash to any Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to any Option. If an Optionee is entitled to receive Shares upon exercise of an Option, the Optionee shall pay the Withholding Taxes to the Company prior to the issuance or release from escrow of such Shares. In satisfaction of the Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"),which may be accepted or rejected in the discretion of the Compensation Committee, to have withheld a portion of the Shares issuable to such Optionee upon exercise of the Option having an aggregate Fair Market Value equal to the Withholding Taxes, provided that:
                  (i) in respect of an Optionee who may be subject to liability under Section 16(b) of the Exchange Act (unless such Optionee's employment was terminated due to disability or death), the Tax Election is made either at least six (6) months prior to the date that the amount of the Withholding Taxes are determined (the "Tax Date") or during the ten (10) day period beginning on the third (3rd) business day and ending on the twelfth (12th) business day following the release for publication of the Company's quarterly or annual statements of earnings, (ii) the Tax Election is made prior to the Tax Date, and (iii) the Tax

                  Election is irrevocable; provided, however, in the event that the Tax Date occurs subsequent to the exercise of the Option or issuance of Shares, the Optionee shall tender back to the Company on the Tax Date that number of Shares having a Fair Market Value on the date preceding the Tax Date at least equal to the Withholding Taxes.

                      (ii) If an Optionee makes a disposition, within the
                  meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to Optionee pursuant to Optionee's exercise of an Option within the two (2) year period commencing in the day after the date of the grant or within the one (1) year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office, and immediately deliver to the Company the amount of Withholding Taxes.

                  c. DESIGNATION OF BENEFICIARY. Each Optionee may designate a person or persons to receive, in the event of such Optionee's death, any Option or any amount payable pursuant thereto, to which such Optionee would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If an Optionee fails effectively to designate a beneficiary, then such Optionee's estate will be deemed to be the beneficiary.

         15. EFFECTIVE DATE. The effective date of the Plan shall be June 29, 1998.